The information in this prospectus is not complete and may be changed. We may not sell these shares of common stock until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any jurisdiction where the offer or sale thereof is not permitted.

Filed pursuant to Rule 424(a)
Registration No. 333-207312

SUBJECT TO COMPLETION, DATED JANUARY 11, 2016

PROSPECTUS

5,000,000 Shares

NORDIC REALTY TRUST, INC.

Common Stock

This is the initial public offering of Nordic Realty Trust, Inc. We are a recently formed Maryland corporation that intends to acquire, own, lease, manage and redevelop office and industrial properties located primarily in Norway, Sweden and Denmark, which we refer to as the Nordics or the Nordic Region. We plan to operate our business through our operating partnership subsidiary, Nordic Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions), which prior to the closing of this offering will be organized under the laws of the Grand Duchy of Luxembourg, and its subsidiaries. Our operating partnership will be externally managed by C-QUADRAT Real Estate Manager S.à r.l., or our Manager, a private limited liability company (société à responsablilité limitée) organized under the laws of the Grand Duchy of Luxembourg. Our Manager is a newly formed subsidiary of C-QUADRAT Investment AG, or “C-QUADRAT,” a European investment management firm with approximately $6 billion of assets under management as of September 30, 2015. Founded in 1991, C-QUADRAT is listed on both the Frankfurt Stock Exchange and the Vienna Stock Exchange.

This is our initial public offering and no public market currently exists for our common stock. We are offering 5,000,000 shares of our common stock as described in this prospectus. All of the shares of common stock are being sold by us.

Concurrently with the completion of this offering, we will complete a private placement in which we will sell $3.0 million of shares of our common stock or shares in our operating partnership to C-QUADRAT at a price per share equal to the initial public offering price, which we expect to be $15.00.

We anticipate that the initial public offering price will be $15.00 per share. Our common stock has been approved for listing on the NASDAQ Global Market under the symbol “NORT.”

We have been organized and we intend to elect, and to operate our business so as to qualify, to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2016. Shares of our common stock are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in qualifying and maintaining our qualification as a REIT. Our charter, subject to certain exceptions, limits ownership of any class or series of our capital stock to no more than 9.8% in value or number of shares, whichever is more restrictive, among other restrictions.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and may elect to comply with reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 19 of this prospectus for a discussion of the following and other risks:

•	We have no operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders.
•	We have not identified any specific investments to acquire with the net proceeds of this offering so we are considered a “blind pool” and you will not be able to evaluate any proposed investments before purchasing our common stock.
•	There are conflicts of interest in our relationship with our Manager and C-QUADRAT, which could result in decisions that are not in the best interests of our stockholders.
•	We are dependent on our Manager and its key personnel for our success.
•	We set the initial public offering price of our shares of common stock arbitrarily and such price may not accurately reflect the value of our assets or our expected operating income.
•	Fluctuations in the values of the Norwegian Krone, Swedish Krona and the Danish Krone against the U.S. dollar may impact our financial performance.
•	Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$
(1)	See “Underwriting” for a detailed description of compensation payable to the underwriters.

We have granted the underwriters the option to purchase up to 750,000 additional shares of our common stock from us at the initial public offering price, less the underwriting discount, exercisable within 30 days after the date of this prospectus. The underwriters may exercise this option only to cover overallotments, if any.

The shares of our common stock sold in this offering will be ready for delivery on or about          , 2016.

Book-Running Manager

Wunderlich

Co-Lead Managers

Compass Point	Janney Montgomery Scott	JMP Securities	Nomura

Co-Managers

Ladenburg Thalmann	National Securities Corporation	Boenning & Scattergood, Inc.

         , 2016

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales thereof are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

i

MARKET INDUSTRY DATA AND FORECASTS

We use market data and industry forecasts and projections in this prospectus. We have obtained substantially all of the information under “Prospectus Summary—Market Opportunity,” under “Market Overview” and under “Business—Market Opportunity” from market research prepared or obtained by Atrium AS, or Atrium, a fully integrated affiliate of CBRE Limited in Norway, in connection with this offering. Unless otherwise indicated, all information contained in these sections is as of June 30, 2015, and the projections and beliefs stated herein are as of that date. All prices have been converted into U.S. dollars according to the following exchange rates as of June 30, 2015: the Norwegian Krone to the U.S. dollar of 7.8372 to one, as reported by Bloomberg London; the Swedish Krona to the U.S. dollar of 8.2945 to one, as reported by Bloomberg London; and the Danish Krone to the U.S. dollar of 6.6890 to one, as reported by Bloomberg London. Such information is included herein in reliance on Atrium’s authority as an expert on such matters. See “Experts.”

In addition, Atrium in some cases has obtained market data and industry forecasts and projections from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. In addition, certain market estimates are calculated by using independent industry publications, government publications and third party forecasts in conjunction with Atrium’s assumptions about our markets. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

We expect that our operating partnership will be incorporated in Luxembourg, some of the members of our board of directors and our Manager’s senior management team will reside outside of the United States, and we expect substantially all of our assets and some or all of the assets of such persons are or will be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or entities or to enforce against them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. We have appointed CT Corporation System as an agent to receive service of process with respect to any action brought against us in any federal or state court in the State of Maryland arising from this offering.

Luxembourg

There is no treaty regarding the recognition and enforcement of judicial decisions between the United States of America and Luxembourg. As a result, a final judgment obtained in a U.S. court would not directly be enforceable in Luxembourg. A party who obtains such judgment may, however, initiate enforcement proceedings in Luxembourg (exequatur), by requesting enforcement of the U.S. Court judgment from the Luxembourg District Court (Tribunal d’Arrondissement). The Luxembourg District Court may authorize the enforcement in Luxembourg of the U.S. court judgment, without re-examination of the merits, if it is satisfied that the following conditions are met:

•	the U.S. court judgment is enforceable in the United States of America;
•	the assumption of jurisdiction of the U.S. court is founded according to Luxembourg private international law rules and to the applicable domestic U.S. federal or state jurisdiction rules;
•	the U.S. court has acted in accordance with its own procedural rules and has applied to the dispute the substantive law which would have been applied by Luxembourg courts;
•	the principles of fair trial and due process have been complied with and in particular the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if appeared, to present a defense; and
•	the U.S. court judgment does not contravene Luxembourg public policy and has not been obtained fraudulently.

ii

Norway

In Norway, foreign judicial decisions are recognized and enforced based on (i) bilateral or multilateral treaties or (ii) agreed upon foreign legal venues. There is no treaty regarding the recognition and enforcement of judicial decisions between the United States of America and Norway. Unless the litigants have previously agreed that a civil action may be filed in the United States, a final and conclusive judgment given by a court in the United States will not be recognized and enforced in Norway. The case must be litigated again in a Norwegian court. However, Norwegian courts are likely to give judgments in compliance with the merits of foreign cases. As a result, the lack of reciprocal enforcement of foreign judgments often only causes a delay in the recognition and enforcement of the judgments in Norway. Nevertheless, a similar outcome cannot be guaranteed as the Norwegian courts are not formally bound by foreign judicial decisions.

Sweden

There is no treaty in place between the United States of America and Sweden regarding the recognition and enforcement of civil judgments from the United States in Sweden, likewise there is no Swedish legislation in place concerning recognition or enforcement of such civil judgments. Accordingly, a civil judgment from a court in the United States would not be recognized or enforceable in Sweden as a matter of right without a retrial on its merits (but such judgment will be of persuasive authority as a matter of evidence before the courts of law and, likely, also before public authorities in Sweden). There is, however, Swedish case law supporting that a civil judgment from a court in the United States would be acknowledged by a Swedish court without retrial on its merits provided that:

•	such judgment is based on a contract which expressly excludes the jurisdiction of the courts of Sweden;
•	such judgment was rendered under observance of due process of law;
•	there lies no right to appeal such judgment; and
•	the recognition of such judgment would not contravene fundamental principles of the Swedish legal system.

Denmark

A foreign ruling will be recognized and enforced in Denmark if there is either a convention or national Danish rules granting recognition. The Danish minister of justice was authorized by the Administration of Justice Act (sections 223a and 479) to implement regulations granting recognition and enforceability. However, this authorization has never been exercised by the minister of justice. Therefore, the recognition of foreign civil judgments is currently only regulated by international treaties and conventions. There is no treaty in place between the United States of America and Denmark regarding the recognition and enforcement of civil judgments from the United States in Denmark. Any judgments of United States courts predicated upon civil liabilities under the laws of the United States may not be enforceable in Denmark by a Danish court if the United States court in which the judgment was obtained is determined by the Danish court not to have had jurisdiction in the matter. Accordingly, a civil judgment from a court in the United States would not be recognized or enforceable in Denmark without a re-trial on its merits. In connection with any such re-trial, the judgment will generally be accepted as material evidence, but the parties must provide the Danish courts with satisfactory information about the contents of the relevant state or federal law and, if they fail to do so, the Danish courts may apply Danish law instead.

iii

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in shares of our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Unless the context otherwise requires or indicates, (i) the terms “company,” “we,” “us” and “our” refer to Nordic Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Nordic Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) which upon closing of this offering will be organized under the laws of the Grand Duchy of Luxembourg, which we refer to as our “operating partnership,” and Nordic GP Lux Co. S.à r.l., a private limited liability company (société à responsabilité limitée) which upon closing of this offering will be organized under the laws of the Grand Duchy of Luxembourg, which we refer to as our “GP subsidiary,” and (ii) the term “Manager” refers to C-QUADRAT Real Estate Manager S.à r.l., a private limited liability company (société à responsablilité limitée) organized under the laws of the Grand Duchy of Luxembourg. Our Manager is a newly formed subsidiary of C-QUADRAT Investment AG, or “C-QUADRAT,” a European investment management firm. Unless the context otherwise requires or indicates, the information set forth in this prospectus assumes that (i) we complete a private placement in which we sell $3.0 million of shares of our common stock or shares in our operating partnership to C-QUADRAT at a price per share equal to the initial public offering price, which we expect to be $15.00, concurrently with the completion of this offering, (ii) the underwriters’ overallotment option is not exercised and (iii) the shares of our common stock to be sold in this offering are expected to be sold at $15.00 per share.

Overview

We are a recently formed Maryland corporation that intends to focus on the acquisition, ownership, leasing, management and redevelopment of office and industrial properties located in Norway, Sweden and Denmark, which we refer to as the Nordics or the Nordic Region. Our business will be led by Bjarne Eggesbø, who serves as the chief executive officer of our company. Our senior executive officers on average have more than 22 years of investment management experience. Mr. Eggesbø will be supported in his efforts by members of our Manager’s highly experienced real estate industry senior management team and other members of our Manager’s full-time professional and administrative staff. Our Manager is a newly formed subsidiary of C-QUADRAT, a European investment management firm with approximately $6 billion of assets under management as of September 30, 2015.

Our primary business objectives are to create cash flow from operations, achieve sustainable long-term growth and provide attractive risk-adjusted returns to our stockholders through stable distributions and capital appreciation.

We plan to aggressively pursue our growth strategy through the acquisition of office and industrial properties in the Nordics. We plan to typically target acquisitions in the $20 million to $40 million range.

Our Manager’s senior management team has provided us access to an extensive pipeline of acquisition opportunities. Our Manager’s senior management team has identified and is in various stages of reviewing in excess of $620 million of potential properties for acquisition, which amount is estimated based on preliminary discussions with sellers or our internal assessment of the values of such properties. Of these potential acquisitions, we have recently entered into non-binding letters of intent for the acquisition of an aggregate of $162 million of properties. We plan to finance our growth through the application of the net proceeds of this offering, together with borrowings we will seek to arrange in the future and, when required, through additional equity and debt offerings. There can, however, be no assurance that we will enter into definitive agreements to acquire or ultimately complete the acquisition of any property in our pipeline.

We target strategically located office and industrial properties across the Nordics that offer the potential to achieve attractive risk-adjusted returns. The properties that we seek to acquire are generally located outside of, but in close proximity to, Central Business Districts, or CBDs, and near major transportation hubs and corridors and employment centers. We define these areas as infill regions. In addition to infill regions, we target strategically important regional locations that derive their value from unique attributes such as access to transportation corridors, strategic tenant clusters, specific local industry and the effects of long-term government policies such as planned decentralization. In selected circumstances and when justified by appropriate return profiles, we also may acquire assets in larger city centers.

The Nordics are part of a group of only nine countries in the world to maintain a AAA rating from all three leading credit rating agencies (Standard & Poor’s Financial Services LLC, or S&P, Moody’s Investors Service, or Moody’s, and Fitch Ratings Inc., or Fitch). Sound fiscal management by Nordic governments supports stable credit markets and real property fundamentals in this region. The Nordic Region benefits from low levels of public debt relative to GDP and sound fiscal and public finance policies including stable government spending and gross government debt-to-GDP ratios of 32.6%, 51.7% and 60.3% for Norway, Sweden and Denmark, respectively, in 2014, according to Oxford Economics. The same ratio in 2014 was 62.8% for Germany; 158.3% for Italy; 123.9% for France and 89.4% for the United Kingdom. Oxford Economics projected 2015 GDP growth for Norway, Sweden and Denmark to be 1.0%, 2.7% and 1.8%, respectively, compared to 1.4% for the Eurozone. Importantly, Oxford Economics projected GDP2 growth accelerating in 2016 for Sweden and Denmark to 2.9% and 2.0%, respectively, while Norway is expected to experience more subdued GDP growth of 0.7%, compared to 1.8% for the Eurozone. The Nordics are currently experiencing other favorable macroeconomic trends, including low unemployment and rising disposable income per capita. We believe that these and other factors support strong and improving real property fundamentals and provide a compelling opportunity to realize attractive risk-adjusted returns through investment in the Nordic office and industrial real property sectors.

Our strategy focuses on properties leased to high quality counterparties such as Nordic state owned and controlled enterprises, AAA-rated sovereign tenants, departments and agencies of Nordic governments and state and municipal government entities in the Nordics. Leases to Nordic government tenants do not ordinarily provide tenants with early termination rights. This contrasts with certain federal and state government leases in the United States, such as those administered by the U.S. General Services Administration, or GSA, under which government tenants retain early termination rights which may be exercised to the extent that funds to cover contractual rental payments are not appropriated for this use. Moreover, in Norway, Sweden and Denmark, municipal and government tenants are not permitted to discharge their financial obligations, including lease obligations, through the bankruptcy process in the absence of a bankruptcy proceeding involving the applicable national government. In addition, our investment strategy will extend to properties leased to other high credit quality corporate tenants, including large public companies with investment grade ratings. Our strategy focuses on properties with at least five years remaining on their lease term, 25,000 square feet of leasable area and on new facilities that were constructed after 1980. According to Atrium, spreads between Nordic property yields and ten year Norwegian, Swedish and Danish government bonds remain near historical highs, suggesting the potential for near term price appreciation across the sector. As additional international capital flows into the region, we expect to see property values increase over time. We believe that the growing Nordic economies, in conjunction with limited new supply, will drive demand for office and industrial space, thereby increasing occupancy, rents and property values in the region.

We have been organized and we intend to elect, and to operate our business so as to qualify, to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2016. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income to the extent that we annually distribute all of our taxable income to stockholders. Our wholly-owned GP subsidiary will serve as the sole manager of, and we will operate our business through, our operating partnership subsidiary, Nordic Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) which will be organized under the laws of the Grand Duchy of Luxembourg upon closing of this offering, as well as other subsidiaries.

Our Manager

Our operating partnership will be externally managed by our Manager, a newly formed subsidiary of C-QUADRAT, to whom such power shall be delegated by our GP subsidiary and pursuant to the terms of a management agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision, direction and oversight of our board of directors.

C-QUADRAT is a leading asset management firm in Europe with over 80 employees in the group. Founded in 1991, C-QUADRAT is listed on both the Frankfurt Stock Exchange and the Vienna Stock Exchange. In the United Kingdom, C-QUADRAT’s subsidiary is C-QUADRAT Asset Management (UK) LLP, which is authorized and regulated by the Financial Conduct Authority with Firm Reference Number 416478. C-QUADRAT operates in 19 countries in Europe and Asia, with offices in Vienna, London, Frankfurt, Geneva and Yerevan. As of September 30, 2015, C-QUADRAT managed more than 70 investment vehicles and had assets under management of approximately $6 billion. In July 2015, C-QUADRAT expanded its asset management to cover the real estate sector through the hiring of Mr. Eggesbø and other members of our Manager’s senior management team.

2 The GDP growth is measured in the applicable local currencies for Norway, Sweden and Denmark, while the Eurozone GDP growth is measured in Euro.

Mr. Eggesbø, who has more than 18 years of experience in the real estate industry and has completed in excess of $30 billion in real estate acquisitions and financings, was from September 2012 through January 2015, the chief investment officer, and from March 2013 through January 2015, the chief executive officer, of Obligo Investment Management AS, or Obligo, a Norway-based global asset management firm with approximately $8 billion of assets under management, including approximately $6 billion in real property assets, as of December 31, 2014. More than $3 billion of the real property assets managed by Obligo as of December 31, 2014 were in the Nordics. These assets included three investment vehicles that focused exclusively on office and industrial properties leased to Nordic government and government-related tenants. According to publicly available information reported by these investment vehicles in their annual reports to shareholders, they together held approximately $680 million in real property assets as of December 31, 2014. The information reported by these investment vehicles is presented in Norwegian generally accepted accounting principles, or Norwegian GAAP, which differs in certain respects compared to U.S. generally accepted accounting principles, or U.S. GAAP. See Appendix A for a description of the difference between Norwegian GAAP and U.S. GAAP. Additional historical financial information of these investment vehicles covering the period when Mr. Eggesbø served as Obligo’s chief executive officer are included in Appendix A to this prospectus. We believe we will benefit from the substantial track record and broad experience in the Nordic office and industrial market of our Manager’s senior management team as we pursue our business objectives and growth strategies. In addition, see “Business — Our Manager” and Appendix A for a description of additional investment vehicles managed by Obligo that focused primarily on other real property types and jurisdictions.

Market Opportunity

We will seek to acquire properties primarily in Norway, Sweden and Denmark. According to the Eurostat, the 2014 GDP per capita in Norway, Denmark and Sweden of $98,096, $60,728 and $59,013, respectively, would have represented the second-, fourth- and fifth-highest in the Eurozone (if Norway, Sweden and Denmark were part of the Eurozone). According to Atrium, the Nordic Region benefits from stable or increasing employment levels, low levels of public-debt-to-GDP ratios, sound fiscal and public finance policies, including stable government spending, with balanced views on private and public interests. The Norwegian, Swedish and Danish banking sectors remain stable after years of government induced proactive financial oversight measures.

According to Oxford Economics, driven by projected increases in economic growth, as well as increases in global and intra-region exports, the Nordic Region’s GDP growth is expected to outperform that of the Eurozone over the next two years. Norway relies primarily on its oil-related revenues to support continued fiscal stimulus and stability. Although the current challenging market situation in the oil and gas sector will result in subdued GDP growth in the short-term, the long-term outlook remains robust for the Norwegian economy. Norway’s oil and gas reserves account for nearly one-third of total government revenues and the country is a net lender. Sweden relies primarily on its diversified manufacturing and services industries. International demand for Sweden’s goods and services is expected to be the primary catalyst for near term economic growth.

According to Eurostat, population growth in Norway and Sweden has been strong, and the region as a whole benefits from a large and growing regional population with significant spending power. Furthermore, both countries benefit from a highly educated workforce, high levels of labor force participation and unemployment rates well below that of the broader set of Eurozone countries. Norway and Sweden rank high in terms of quality of life considerations and ease of doing business relative to the same broader set, according to OECD. Economic stability and growth prospects in both countries continue to attract businesses seeking to expand their geographic footprint. In addition, strong population growth coupled with reasonably stable employment levels are expected to result in increasing demand for additional leasable space from both public and private sector tenants. The overall trend is evident in the strong tenant demand for higher quality premises, which has translated into rising rental rates and property values in the past few years.

Commercial property values throughout Europe declined during the recent financial crisis. The Nordic countries, however, and in particular Norway and Sweden, were relatively less affected by the economic downturn compared to the broader set of Eurozone countries. According to Atrium, property values in the region are expected to remain stable over the near to medium term.

To take advantage of these trends, we expect to be an active buyer of office and industrial properties in the Nordics.

Our Competitive Strengths

We believe that we will have the following competitive strengths:

•	Strong and Stable Target Markets. Our primary target markets are in the Nordics, which are part of a group of only nine countries in the world to currently have a AAA rating from all three leading credit rating agencies (S&P, Moody’s and Fitch). According to the World Bank, the 2014 GDP per capita in Norway, Denmark and Sweden of $98,096, $60,728 and $59,013, respectively, would have represented the second-, fourth- and fifth-highest in the Eurozone (if Norway, Sweden and Denmark were part of the Eurozone). We believe that the Nordics currently exhibit strong macroeconomic fundamental trends with low sovereign debt-to-GDP borrowing ratios, strong population growth and low unemployment and rising disposable income per capita. Each of Norway, Sweden and Denmark maintains a separate sovereign currency from the euro and has full control over monetary policy, which we believe affords each nation greater control over government spending and fiscal policy compared to nations in the Eurozone.
•	Focus on Nordic Government and High Credit Quality Corporate Tenants. Our business strategy will focus on leasing properties to Nordic state owned and controlled enterprises, AAA-rated sovereign tenants, departments and agencies of Nordic governments and state and municipal government entities in the Nordics. In Norway, Sweden and Denmark, municipal and government tenants are not permitted to discharge their financial obligations, including lease obligations, through a bankruptcy process in the absence of a bankruptcy proceeding involving the applicable national government. In addition, our investment strategy will extend to high credit quality corporate tenants, including large public companies with investment grade ratings. The tenants we are targeting also tend to prefer longer term leases and tend to remain in their properties for longer periods of time compared to other types of tenants. We believe that our targeted tenant base will support a recurring and dependable revenue base from the properties that we expect to acquire and will support our objective of delivering attractive risk adjusted returns to our stockholders.
•	Our Manager’s Experienced Senior Management Team with Broad Capabilities; Strong Relationships with High Quality Tenants. Members of our Manager’s senior management team collectively possess a combination of skills that we believe is superior to other Nordic real estate market participants. In addition to local property market expertise, our Manager’s senior management team has substantial experience in global finance and capital markets, cross-border transactions and structuring. We believe combining local real estate knowledge with a global perspective and sophisticated finance and capital markets expertise gives us a competitive advantage. We believe that our Manager’s senior management team’s experience in providing full service real estate solutions for tenants will enable us to understand and anticipate tenant needs, leading to high occupancy rates, tenant retention and consistent property level cash flow.
•	Our Manager’s Senior Management Team’s Track Record of Success. Our chief executive officer was, from September 2012 through January 2015, the chief investment officer, and from March 2013 through January 2015, the chief executive officer of Obligo, a Norway-based global asset management firm with approximately $8 billion of assets under management, including approximately $6 billion in real property assets, as of December 31, 2014. More than $3 billion of the real property assets managed by Obligo as of December 31, 2014 were in the Nordics. These assets included three investment vehicles that focused exclusively on office and industrial properties leased to Nordic government and government-related tenants. According to publicly available information reported by these investment vehicles in their annual reports to shareholders, they together held approximately $680 million in real property assets as of December 31, 2014. Additional historical financial information of these investment vehicles covering the period when Mr. Eggesbø served as Obligo’s chief executive officer are included in Appendix A to this prospectus. We believe we will benefit from the substantial track record and broad experience in the Nordic office and industrial market of our Manager’s senior management team as we pursue our business objectives and growth strategies. In addition, see “Business — Our Manager” and Appendix A for a description of additional investment vehicles managed by Obligo that focused primarily on other real property types and jurisdictions.
•	Broad Industry Contacts to Drive Acquisition Opportunities. We expect to grow our business by being an active buyer of office and industrial properties in the Nordics. Our Manager’s senior management team has established and maintains a broad, in-place network of property owners, tenants and brokers in our target markets from which they expect to identify and evaluate acquisition and leasing opportunities. We believe that substantial immediate and long-term opportunities exist in the Nordic property market, particularly in non-CBD locations in close proximity to major Nordic cities, as well as certain key areas of regional Norway, Sweden and Denmark. Many of the properties in our intended portfolio are located in these areas, and we intend to leverage the local market knowledge and relationships of our Manager’s senior management team to be an active participant in both off-market and marketed opportunities. We believe that these relationships and local market knowledge will provide us with a competitive advantage over other investors, particularly foreign capital attempting to invest in similar assets. In addition, we will seek to take advantage of strategic acquisition opportunities through partnerships with local and regional property developers and operators in the Nordics to expand and diversify our portfolio and improve our overall financial performance. Finally, within the Nordic market, we will be unique by virtue of our corporate governance profile and our structure as a U.S.-listed REIT. We believe that this, combined with our access to U.S. and other capital markets and liquidity, will make us an attractive counterparty for transacting with sellers, lenders and tenants.

•	Scalability of Platform. We believe that our Manager’s senior management team has the ability and processes in-place to handle a growing number of properties and accommodate growth. We expect to explore property acquisitions in both existing and new markets in the Nordics to build our portfolio. We believe that the collective experiences of our Manager’s senior management team will allow us to successfully acquire, integrate and operate properties in existing and new markets quickly and efficiently.
•	Alignment of Interests with our Manager. We have structured our relationship with our Manager so that our interests and the interests of our stockholders are closely aligned with those of our Manager and C-QUADRAT over the long term. Upon completion of this offering, C-QUADRAT will own a total of $3.0 million of shares of our common stock or shares of our operating partnership, or OP shares, representing approximately 3.72% of our total outstanding shares of common stock on a fully diluted basis. Our Manager’s senior management team and our directors will receive an aggregate of 175,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units) in connection with the completion of this offering. In addition, we have structured our arrangement with our Manager to provide for incentive distributions if our performance exceeds a specified threshold. We expect that the ownership interest in us held by C-QUADRAT, our Manager’s senior management team and by our directors and the incentive compensation structure will ensure that the interests of C-QUADRAT, our Manager and its key personnel are aligned with those of our stockholders in connection with the future growth and operation of our business. In addition, our management agreement provides that we will be the exclusive vehicle sponsored by C-QUADRAT group that is acquiring, owning, leasing, managing and redeveloping office and industrial properties located in the Nordics.

Our Business Objectives and Growth Strategies

Our primary business objectives are to create cash flow from operations, achieve sustainable long-term growth and provide attractive risk-adjusted returns to our stockholders through stable distributions and capital appreciation. Our business strategy consists of the following principal elements:

•	Capitalize on Acquisition Opportunities in the Nordic Market. We intend to take advantage of what we believe is an attractive market opportunity to invest in the public and private sector of commercial real estate in the Nordics. Government policy and spending is a significant and stable driver of economic activity in the Nordics. We believe there is a substantial investment opportunity to acquire strategically located properties leased primarily to governments, government sponsored or controlled enterprises, government agencies within the Nordics and other investment grade tenants. We believe, and property market indicators suggest, that demand for office and industrial space in the Nordics is increasing while supply and new development remains limited. As a result, we expect that rental rates and property values in these areas will increase over the near to medium term. To take advantage of these trends, we expect to be an active buyer of office and industrial properties in the Nordics. We believe the most attractive risk-adjusted returns are available in, and therefore intend to focus our acquisition activity on, prime logistics markets and strategic office locations, including in major cities in areas outside of, but in close proximity to, CBDs, as well as in regional cities that exhibit significant public and private commercial and industrial activity due to their unique attributes such as access to transportation corridors, strategic tenant clusters, specific local industry and the effects of long-term government policies such as decentralization. We believe that a lack of publicly available market data outside of CBDs decreases the competition for these properties from investors who lack local knowledge and expertise. In selected circumstances and when justified by appropriate return profiles, we also may acquire assets in larger city centers. Our strategy seeks to enhance returns where we believe that our active asset management capabilities have the potential to add value to our shareholders and tenants.

•	Seek Opportunities Based on Industry Relationships Deal Flow. We believe that our Manager’s senior management team will provide us with access to an extensive pipeline of acquisition opportunities. We believe that this access will generate attractive investment opportunities through which we can grow our business and increase value for our stockholders. We believe our Manager’s senior management team’s experience and reputation with this property type make us an attractive counterparty and should position us to capture acquisition opportunities. We believe that access to real estate investment opportunities sourced by our team will generate attractive investment opportunities through which we can grow our business and increase value for our stockholders.
•	Utilize our Operating Partnership to Facilitate Tax Deferred Acquisitions and for Alternative Capital Raising. We will operate our business through our operating partnership which will be organized under the laws of the Grand Duchy of Luxembourg prior to the closing of this offering. We anticipate that our operating partnership will be structured so that its common shares are economically equivalent to our shares of common stock and will be redeemable for cash in an amount equal to the value of economically equivalent shares of our common stock or, at our option, exchangeable for our shares of common stock on a one-for-one basis. The structure of our operating partnership will provide us with opportunities to acquire Nordic-based real properties in tax deferred transactions, using the shares of our operating partnership as currency for such acquisitions, which we believe will support our acquisition strategy. The existence of our operating partnership will also provide us with opportunities to raise capital by issuing shares in our operating partnership to Nordic-based and other non-U.S. institutional investors who may prefer to invest in our company other than directly in the shares of a US REIT (which would subject such investors to withholding tax in the United States).

Our Acquisition Targets

Our Manager’s senior management team is actively pursuing an extensive pipeline of acquisition opportunities for us that includes in excess of $620 million of potential properties. These potential acquisitions are in various stages of our Manager’s review process, which categorizes assets in our pipeline as follows: (i) properties for which we have entered into a non-binding letter of intent with the seller, which represent approximately $162 million of our pipeline and include the properties set forth in the table below; (ii) properties for which we have made a conditional offer to acquire, subject to our completion of due diligence and the satisfaction of other conditions, which represent approximately $205 million of our pipeline and include the portfolio described below; (iii) properties for which our Manager has engaged in preliminary discussions with the sellers and has commenced an initial due diligence review process, which represent approximately $255 million of our pipeline as described below; and (iv) properties that we have agreed to acquire from the seller, subject only to the satisfaction of customary closing conditions, of which there are none in our pipeline.

We have not entered into binding commitments with respect to any of the properties in our pipeline, and the pricing and terms of such transactions are subject to negotiation and ongoing due diligence and, therefore, we do not believe any of these transactions are probable as of the date of this prospectus. All of the properties in our pipeline are currently owned by unaffiliated third parties. Facilitating any acquisition under evaluation into a binding commitment with the seller is influenced by many factors including the existence of other competitive bids, the satisfactory completion of due diligence, regulatory or lender or other approvals, if required and in some cases is subject to our arranging for mortgage debt for the acquisition. Accordingly, there can be no assurance that we will enter into definitive agreements to acquire or ultimately complete the acquisition of any property in our pipeline on the terms currently anticipated, or at all, and we cannot predict the timing of any potential acquisitions if any are completed.

Properties subject to non-binding letters of intent

As of the date of this prospectus, we have entered into non-binding letters of intent to acquire seven properties, as described in the following table and descriptions below. The following table and descriptions are based on information provided to us by the sellers of these properties.

Location	Year Built/ Renovated(1)	Property Type	Number of Buildings	Leaseable Sq. Ft.	% Leased	Number of Tenants	Weighted Average Lease Term(2)	Gross Purchase Price (dollars in millions)	Annual Base Rent (dollars in thousands)(3)	Major Tenant Type
Rogaland, Norway	2013	Office	3	153,386	100.0%	8	7.9	41.2	2,952	Corporate
Akershus & Others, Norway	1960, 2008	Industrial	6	350,559	100.0%	5	15.2	34.7	2,882	Corporate
Nordland, Norway	2009	Office	1	79,416	100.0%	5	10.2	27.4	2,054	Government
Rogaland, Norway	2010	Office	1	91,353	100.0%	3	9.1	21.5	1,572	Corporate
Hedmark, Norway	2001	Industrial	1	130,588	100.0%	1	4.7	13.8	1,045	Government
Akershus, Norway	1983, 2010	Industrial	2	84,852	100.0%	2	14.7	13.0	876	Corporate
Nordland, Norway	1989, 2001, 2004	Office/Industrial	3	62,958	100.0%	1	10.0	10.6	821	Government
Total/ Weighted Average			17	953,111	100.0%	25	11.3	162.3	12,140
(1)	Renovation means significant upgrades, alterations or additions to building interiors, exteriors or systems.
(2)	Represents average lease term remaining as of September 30, 2015 and weighted by leaseable square feet.
(3)	Represents annual base rent under leases for the year ended December 31, 2015.

Office Building – Rogaland, Norway.   This property includes a 153,386 square foot office building and a 121,729 square foot land plot containing parking spaces with availability and zoning to construct a third building on the premises. The building is located in a professional business park located in a major commercial area in western Norway. The building benefits from access to major transportation routes and proximity to Norway’s largest port, currently one of the leading ports in the northern Atlantic Ocean. Constructed in 2013, this building is 100% leased to eight professional tenants in the legal, accounting and engineering industries. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for exterior maintenance, common area maintenance, property taxes and building insurance. The leases also provide for annual rental increases, which are indexed to 100% of the annual change in national CPI. The building is Building Research Establishment Environmental Assessment Methodology, or BREEAM, certified. As of September 30, 2015, the leases at this property had a weighted average lease term of approximately 7.9 years, or approximately 17.2 years, if the tenants exercise their extension options.

Logistics/Industrial Portfolio – Akershus and others, Norway.   This six-asset portfolio comprises 350,559 square foot of logistics and industrial space. The properties are located between 20 minutes and 3.5 hours south and south west of Oslo and close to the main highways. Constructed and renovated between 1960 and 2008, the portfolio is 100% leased to five tenants, primarily focused on engineering services, manufacturing and assembly for various industries. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. The leases also provide for annual rent increases, which are indexed to 100% of the annual change in national CPI. As of September 30, 2015, the leases at this building had a weighted average lease term of approximately 15.2 years.

Office Building – Nordland, Norway.   This transaction relates to the purchase of an office building in the central business district area, in close proximity to residential and retail centers, in a regional city in northern Norway. The property includes 79,416 square feet of leasable space. Constructed in 2009, this building is 100% leased to five tenants. The two main tenants are government tenants whose existing leases contributed approximately 89% of rental revenue in 2015. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. The leases also provide for annual rental increases, which are indexed to 100% of the annual change in national consumer price index, or CPI. In conjunction with this acquisition, we may seek to assume a mortgage loan with an outstanding principal balance of $18,072,765, as of December 31, 2015 and a stated maturity of October 31, 2019. The interest rate associated with the mortgage loan is based on 3-month NIBOR +1.70%, which equates to an interest rate of 2.86% as of December 31, 2015. As of September 30, 2015, the leases at this property had a weighted average lease term of approximately 10.2 years, or 14.5 years if the tenants exercise their extension options.

Office Building – Rogaland, Norway.   This property includes a 91,353 square foot office building strategically located near various professional business parks in a major commercial area in western Norway. The building benefits from access to major transportation routes and proximity to Norway’s largest port, currently one of the leading ports in the northern Atlantic Ocean. Constructed in 2010, this building is 100% leased to three professional tenants in the engineering, infrastructure and construction industries. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. The leases at this property also provide for annual rent increases, which are indexed to 100% of the annual change in national CPI. As of September 30, 2015, the leases at this building had a weighted average lease term of approximately 9.1 years. The tenants do not hold any extension options.

Logistics Building – Hedmark, Norway.   This property includes a 130,588 square foot logistics building located close to the main highway, approximately 1.5 hours north of Oslo by train. This building has been 100% leased to a government-owned tenant since its construction in 2001. In addition, the property has 33 loading bays and 200 parking spaces. The lease is structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. The lease also provides for annual rent increases, which are indexed to 80% of the annual change in national CPI. As of September 30, 2015, the lease at this building had a weighted average lease term of approximately 4.7 years or 14.7 years if the tenant exercises its extension options. The tenant has indicated its intention to expand its space at the current property which has a development potential of nearly 40% additional space.

Industrial/ Logistics Property – Akershus, Norway.   Comprised of two logistics properties with an aggregate of 84,852 square feet, these properties are strategically located in an industrial park approximately 17 miles from Oslo. Constructed and renovated between 1983 and 2010, the properties are 100% leased to two investment grade tenants with focus on automotive and telecommunications servicing and installation. Both properties have over 100 parking spaces. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. Both leases have been recently renewed and provide for annual rent increases, which are indexed to 100% of the annual change in national CPI. As of September 30, 2015, the leases had a weighted average lease term of approximately 14.7 years or 24.7 years if the tenants exercise their extension options.

Office Property – Nordland, Norway.   This property includes three office buildings containing 62,958 square feet of total leasable area on a 97,144 square foot land plot. The office buildings are located in a professional business park in a regional city in northern Norway. The buildings benefit from access to major transportation routes and proximity to the Central Business District in the regional city and its nearby airport. Constructed in 1998, 2001 and 2004, the buildings are 100% leased to the Department of Labor. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. The leases also provide for annual rental increases, which are indexed to 80% of the annual change in national CPI. As of September 30, 2015, the leases had a weighted average lease term of approximately 10.0 years, or 20.0 years if the tenant exercises its extension options.

Properties for which we have made an offer to acquire

In addition to the properties described above, our Manager has on our behalf made a conditional offer, subject to completion of its due diligence investigation and the satisfaction of other conditions, to acquire an entity that owns a large portfolio of industrial properties located in Norway, Sweden, Denmark. This portfolio is comprised of approximately 3,500,000 square feet of industrial and logistics facilities located throughout the Nordics. Collectively, these 16 industrial and logistics properties are available for an estimated gross purchase price of approximately $205 million. If our conditional offer is accepted by the equity owners of the entity, we have until March 31, 2016 to complete our due diligence investigation and determine whether to proceed with the acquisition of the entity.

Properties subject to preliminary discussions and initial due diligence

As of the date of this prospectus, our Manager is in active preliminary discussions with the owners of 11 office and industrial buildings located in Norway, Denmark and Sweden with an aggregate value of approximately $255 million, based on the listed prices for such properties. Collectively, these 11 properties represent approximately

948,000 of rentable square feet. These buildings currently have an average occupancy of approximately 95% and include a mix of government and high-credit tenants providing a variety of services. In connection with any acquisition of these properties, we may seek to enter into new long term leases with select tenants and may seek to refinance the existing indebtedness on such properties where it is favorable to do so. We have commenced our initial due diligence review process of these properties. We have not entered into a letter of intent or any other documentation with respect to any of these properties.

Our Financing Strategy

We intend to finance our future growth with the most advantageous sources of capital available to us at the time of the financing, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate-level debt, property-level debt and mortgage financing or borrowings. In the short-term period following the completion of this offering, we will seek to acquire properties, both within and outside of our targeted pipeline, using both the net proceeds from this offering, as well as mortgage debt that we may assume in connection with certain acquisitions, or new mortgage debt that we may incur in connection with other acquisitions. We may also seek to arrange for other borrowings that we can use as part of our near term acquisitions. In our targeted pipeline, if we, for example, proceed with the acquisition of the office building located in Norland Norway, we may seek to assume a mortgage loan that encumbers this property with an outstanding principal balance of $18,072,765, as of December 31, 2015 and a stated maturity of October 31, 2019. The interest rate associated with the mortgage loan is based on 3-month NIBOR +1.70%, which equates to an interest rate of 2.86% as of December 31, 2015. In addition, based on a survey of the seven largest Norwegian Banks made available in December of 2015, we are targeting future mortgage borrowings with five to seven year terms that carry annual interest rates of between 2.5% and 3.5% per annum with limited to no amortization of principal. We have not obtained any commitments from lenders to allow us to assume any in place borrowings or to provide us with additional borrowings and there can be no assurance that we will be able to assume or obtain mortgage debt at these or other terms as part of our acquisition strategy or otherwise. We also currently intend to limit our overall borrowings so that our enterprise-wide loan-to-value ratio does not exceed 65% (measured at time of incurrence). However, our charter does not contain a specific limitation on the amount of debt we may incur, and our board of directors may implement or change our target debt levels at any time without the approval of our stockholders.

Our Hedging Strategy

We expect that substantially all of our leases will be denominated in the local currency of the nation in which the underlying property is located. However, we plan to report our results of operations and consolidated financial information in U.S. dollars and we will pay distributions to our stockholders in U.S. dollars. As a result, our results of operations as reported in U.S. dollars and our distributions to our stockholders will be impacted by fluctuations in the values of the local currencies in which we conduct our real property business.

In order to mitigate the risk of fluctuations in foreign currency exchange rates, we, our operating partnership and its subsidiaries will actively manage our revenues and expenses so that we incur a significant portion of our expenses, including our operating costs and borrowings, in the same local currencies in which we receive our revenues. In addition, subject to satisfying the requirements for qualification as a REIT and subject to our Manager’s determination that such steps are appropriate, we may engage in various hedging strategies, which may include currency futures, swaps, forwards and options. We expect that these strategies and instruments, if implemented, may allow us to reduce, but not eliminate, the risk of fluctuations in foreign currency exchange rates.

We also plan, subject to satisfying the requirements for qualification as a REIT, to manage interest rate risk related to our borrowings through the use of interest rate swaps, interest rate caps or other financial instruments. An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based on a notional amount of principal. We expect that we will primarily utilize interest rate swaps. We expect that our interest rate swaps will typically be floating-to-fixed interest rate swaps, under which we will agree to pay a series of fixed interest rate payments on a notional amount of principal in exchange for a series of floating or variable rate payments, effectively fixing our interest rate on that amount of principal of any variable rate debt that we will incur. The market values of floating-to-fixed interest rate swaps will depend heavily on the current market fixed rate, the corresponding term structures of variable rates and the expectation of changes in future variable rates. As expectations of future variable rates increase, the market values of the swaps increase. We expect our hedging strategies and instruments may allow us to reduce, but not eliminate, interest rate risk.

Summary Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks discussed below and under the caption “Risk Factors” beginning on page 19 of this prospectus before investing in our common stock.

•	We have no operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders.
•	We have not identified any specific investments to acquire with the net proceeds of this offering so we are considered a “blind pool” and you will not be able to evaluate any proposed investments before purchasing our common stock.
•	There are conflicts of interest in our relationship with our Manager and C-QUADRAT, which could result in decisions that are not in the best interests of our stockholders.
•	We set the initial public offering price of our shares of common stock arbitrarily and such price may not accurately reflect the value of our assets or our expected operating income.
•	Fluctuations in the values of the Norwegian Krone, Swedish Krona and the Danish Krone against the U.S. dollar may impact our financial performance.
•	Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.
•	Our charter permits us to pay distributions from any source and, as a result, the amount of distributions paid at any time may not reflect the performance of our properties or as cash flow from operations.
•	Our growth will depend upon future acquisitions of real estate assets, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.
•	We expect that the properties that we acquire will be geographically concentrated in Norway, Sweden and Denmark, and we will be subject to social, political and economic risks of doing business in these countries and any other country in which we may own property.
•	We expect that the properties we acquire will be concentrated in office and industrial buildings, making us more vulnerable economically than if our investments were more diversified.
•	We are dependent on our Manager and its key personnel for our success.
•	During the term of the management agreement, we will pay our Manager a management fee regardless of our performance, which may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns to us.
•	We have no experience operating our business as a REIT, or as a U.S. public company and have limited experience reporting in U.S. Generally Accepted Accounting Principles, or U.S. GAAP.
•	Even if we qualify as a REIT, we may be subject to tax (including foreign taxes for which we will not be permitted to pass through any foreign tax credit to our stockholders), which would reduce the amount of cash available for distributions to our stockholders.

Concurrent Private Placement

Concurrently with the completion of this offering, we will complete a private placement, or the “concurrent private placement,” in which we will sell $3.0 million of shares of our common stock or OP shares to C-QUADRAT at a price per share equal to the initial public offering price, which we expect to be $15.00.

Our Structure

The following diagram sets forth our expected structure upon completion of this offering and the concurrent private placement:

(1)	Entity is organized under the laws of Maryland.
(2)	Entity is organized under the laws of the Grand Duchy of Luxembourg.
(3)	Entity is organized under the laws of Austria.
(4)	This entity is owned by C-QUADRAT Investment AG directly or through a wholly-owned subsidiary organized under the laws of the Grand Duchy of Luxembourg.

Management Agreement

Prior to the completion of this offering, we expect to enter into a management agreement with our Manager pursuant to which our Manager will provide for the day-to-day management of our operations under the supervision, direction and oversight of our board of directors. The management agreement will require our Manager to comply with the investment guidelines and other policies that are approved by our board of directors. Our executive officers will not be employed by us or any of our subsidiaries, but instead will remain employees of C-QUADRAT group. In addition, our management agreement provides that we will be the exclusive vehicle sponsored by C-QUADRAT group that is acquiring, owning, leasing, managing and redeveloping office and industrial properties located in the Nordics.

The management agreement has an initial three-year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us, under certain circumstances. The following table summarizes the fees our operating partnership will pay to our Manager and the expenses of our Manager that our operating partnership will reimburse pursuant to the management agreement:

Fee	Summary Description
Management Fee
The management fee will be payable quarterly in an amount equal to one quarter of 1.5% of our “Stockholder’s Equity,” which equals, at each quarter-end, the sum of the net proceeds from all prior issuances of our capital stock and our operating partnership’s equity securities (exclusive of operating partnership equity securities held by us or our controlled subsidiaries) (calculated in local currencies at the time of such issuances (as described below) and allocated on a pro rata basis for such issuances during the quarter of any such issuance), plus our cumulative undistributed Core AFFO (as described below), less any amount that we pay to repurchase our capital stock or equity securities in our operating partnership following the completion of this offering. Our Stockholder’s Equity will be calculated separately for, and the management fee will be paid in the local currency of, each jurisdiction in which we own real property, except that our Stockholder’s Equity arising out of the net proceeds of this offering will be allocated entirely to Norway. Following the completion of this offering, for purposes of calculating our Stockholder’s Equity, we will allocate the net proceeds from each subsequent issuance of our shares of our capital stock or equity securities of our operating partnership among each jurisdiction in which we own real property based on the undepreciated book value of our real properties located in the jurisdiction over the undepreciated book value of all of our real properties determined as of the end of the most recently completed quarter prior to such issuance, with the portion of the net proceeds allocated to a jurisdiction converted into the local currency of such jurisdiction based on the exchange rate in effect on the date on which such issuance is completed. Undistributed Core AFFO will be similarly allocated among jurisdictions using the same methodology, with the amount allocated converted into local currencies based on the exchange in effect at quarter-end. Our Stockhholder’s Equity may be adjusted to exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash items, and our calculation in local currencies and the proportion of the management fee that is payable in each local currency may also be adjusted, in each case after discussions between our Manager and our independent directors and approved by a majority of our independent directors. The definition of Stockholder’s Equity for purposes of determining the management fee that we will pay our Manager is different than the determination of stockholders’ equity under U.S. GAAP.

Incentive Distribution
Under our operating partnership’s Articles of Association, or Articles, our Manager will hold a special class of shares in our operating partnership that will entitle our Manager to receive an incentive distribution, that will be divided into two parts, with one part calculated in U.S. dollars and the other calculated in local currencies.

The first part of the incentive distribution will entitle our Manager to receive an incentive distribution, distributed quarterly in arrears, in an amount equal to 10% of the amount by which our pre-incentive distribution Core AFFO for the most recently completed quarter, or the Current Quarter, exceeds a quarterly hurdle (as described below) and if the conditions of a four quarter hurdle (which on a quarterly basis retests our performance over a rolling four quarter period) are satisfied. This part of the incentive distribution will be calculated after giving effect to the conversion of our Stockholder’s Equity and Core AFFO to U.S. dollars and will be paid in U.S. dollars.

The second part of the incentive distribution will entitle our Manager to receive an incentive distribution, distributed quarterly in arrears, in an amount equal to 10% of the amount by which our pre-incentive distribution Core AFFO for the most recently completed quarter, or the Current Quarter, exceeds a quarterly hurdle (as described below) and if the conditions of a four quarter hurdle (which on a quarterly basis retests our performance over a rolling four quarter period) are satisfied. This part of the incentive distribution will be calculated in local currencies on a blended basis that takes into account the undepreciated book value of our real properties located in each jurisdiction in which such local currency is used, and will be paid in local currencies. Our calculation in local currencies and the proportion of the incentive distribution that is payable in each local currency may be adjusted, after discussions between our Manager and our independent directors and the approval of our independent directors.

Quarterly Hurdle: The product of (x) our Stockholder’s Equity at the end of such quarter, and (y) 8%, expressed on a quarterly basis.

Four Quarter Hurdle: The incentive distribution payable for the Current Quarter shall also be subject to a trailing four-quarter hurdle (or the Four Quarter Hurdle). The Four Quarter Hurdle shall be satisfied if the sum of the Current Quarter and prior three fiscal quarters’ Core AFFO exceeds a trailing four quarter hurdle (or the Four Quarter Hurdle Amount) calculated based upon the sum of the Hurdle for the Current Quarter and the applicable Hurdle for each of the prior three fiscal quarters.

We compute funds from operations (“FFO”) in accordance with NAREIT’s definition. NAREIT defines FFO as net income (as determined under GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

AFFO is a measure of our FFO that removes the effect of items that do not reflect ongoing property operations, including acquisition costs, equity-based compensation, gains from financial instruments at fair value, straight-line rent adjustment, amortization of market leases, amortization of deferred financing fees and non-cash tax expense, from the determination of FFO.

Core AFFO is calculated by adjusting our AFFO for recurring capital expenditures and to include any realized gains or losses on our real property investments excluding any unrealized gains or losses or mark-to-market on currency hedges that occurred during such quarter.

Hedging Impact of the Local Currency Arrangements
We believe that the provision of our base management fee and incentive distribution, which requires us to make payments in local currencies in amounts that are intended to correspond generally to the jurisdictions in which we have invested our capital, will act as an important hedge against fluctuations in the value of local currencies we use in our business compared to the U.S. dollar.
Expense Reimbursement
We will be required to reimburse our Manager for its documented expenses incurred in performing services for us in connection with the operation of our business, including property management, legal, property accounting, information technology, operations and due diligence. We may engage third-party service providers to provide us with administrative services, such as being responsible for the financial and other records that we are required to maintain and preparing reports to our stockholders and reports and other materials filed with the Securities and Exchange Commission, or the SEC, or any other regulatory authority. Alternatively, at our option, we may elect to have our Manager or C-QUADRAT provide such services in which case we will reimburse our Manager, at cost, for the amounts paid by our Manager or C-QUADRAT for the salary and benefits of its personnel providing such services to us. Notwithstanding the foregoing, we will not reimburse our Manager for the salary and benefits of its senior management team who provide operational and strategic oversight and management to us and our Manager, including Bjarne Eggesbø, our chief executive officer.
Termination Fee
Termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. Such termination fee will be payable upon termination of the management agreement except in certain limited circumstances. If the management agreement is terminated under circumstances in which we are obligated to make a termination payment to our Manager, our operating partnership shall repurchase, concurrently with such termination, the special class of shares held by our Manager for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the special class of shares during the 24-month period immediately preceding such termination.

For more information regarding the management agreement, see “Our Manager and the Management Agreement—Management Agreement.”

Internalization

Prior to the end of the calendar quarter occurring immediately after the date in which our stockholders equity (as defined in our management agreement) exceeds $500 million, we have agreed with our Manager that our board of directors will organize a special committee, consisting entirely of independent directors, for the purpose of engaging in discussions with our Manager relating to the possibility of internalizing our management function through the acquisition of aspects of our Manager’s business which are dedicated to our business in exchange for the issuance by us of shares of common stock or OP shares in our operating partnership subsidiary. In connection with any such internalization transaction, we would expect to terminate the management agreement with C-QUADRAT, hire certain employees of C-QUADRAT and its affiliates but also enter into other agreements with C-QUADRAT and its affiliates that will allow us to maintain a relationship with C-QUADRAT and also to the extent appropriate to utilize certain personnel and resources of C-QUADRAT that would not be acquired by us in the internalization transaction.

To complete an internalization transaction, this special committee, and our Manager would need to negotiate and reach a mutually acceptable agreement relating to such transaction. We cannot assure you that such negotiations will result in a mutually acceptable agreement, that we will be able to complete any such a transaction, or on what terms it may be completed, including the amount of consideration we may be required to pay to our Manager. In addition, to the extent required under the listing rules of the NASDAQ Global Market or other exchange upon which our shares of common stock are then listed, any such transaction would require the approval of our stockholders. Consequently, no assurance can be given that an agreement will be reached or that internalization of our Manager will be achieved.

Equity Incentive Plan

Prior to the completion of this offering, we will adopt the Nordic Realty Trust, Inc. 2016 Equity Incentive Plan, or the Equity Incentive Plan, which permits us to grant equity-based compensation to our officers, directors, Manager and its personnel and affiliates and our service providers in the form of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, phantom shares, performance-based awards, unrestricted stock, LTIP units and other awards. The maximum number of shares of common stock, OP shares, LTIP units or other awards that may be issued and sold under the Equity Incentive Plan, consisting of authorized but unissued shares, is equal to 425,000 shares of our common stock and OP shares issued and outstanding following the completion of this offering. In connection with stock splits, dividends, recapitalizations and certain other events, our board will make equitable adjustments that it deems appropriate in the aggregate number of shares of our common stock that may be issued under Equity Incentive Plan and the terms of outstanding awards. In connection with the completion of this offering, our Manager’s senior management team and our directors will receive an aggregate of 175,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units).

Conflicts of Interest

We are dependent on our Manager, a newly formed subsidiary of C-QUADRAT, for the day-to-day management of our business and the properties that we expect to acquire, and we do not have any independent officers or employees. Our officers and our non-independent directors are employed by C-QUADRAT. The ability of our Manager and its investment professionals to engage in other business activities may reduce the time our Manager and its investment professionals spend managing us. However, our management agreement provides that we will be the exclusive vehicle sponsored by C-QUADRAT group that is acquiring, owning, leasing, managing and redeveloping office and industrial properties located in the Nordics. See “Risk Factors—Risks Related to Our Organization and Structure.”

Restrictions on Ownership of Our Stock

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, among other purposes, our charter generally prohibits any person (other than a person who has been granted an exception, or an excepted holder) from actually, beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of common stock, of the outstanding shares of any class or series of our preferred stock and of the outstanding shares of our capital stock. Our charter permits exceptions to be made for stockholders provided, among other requirements, that our board of directors determines such exceptions will not jeopardize our qualification as a REIT. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Our U.S. Federal Income Tax Status

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2016. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding stock and the amount of our distributions. Provided that we qualify as a REIT, we will generally not be subject to U.S. federal income tax on our net taxable income (including net capital gains) that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax at regular corporate rates and may not be able to re-elect to be taxed as a REIT for the four taxable years following the year in which we lost our REIT qualification. Even if we qualify as a REIT, we may be subject to U.S. federal, state, local and foreign taxes on our income and property, including income, property, transfer and other taxes imposed by the foreign jurisdictions in which the assets we acquire are located and foreign withholding tax on earnings that are repatriated from such jurisdictions, and, in certain cases, a 100% penalty tax in the event we sell property as a dealer. Any taxable REIT subsidiaries, or TRSs, that we form (A) (i) could be subject to U.S. federal, state and local income taxes at regular corporate rates if such entities are formed as domestic entities, or (ii) generate income from U.S. sources or activities connected to the United States if such entities are formed as foreign entities, and (B) will be subject to any applicable foreign taxes. See “Material U.S. Federal Income Tax Considerations.”

Local Tax Considerations

Ordinary income (net of allowable deductions) derived by a Norwegian company, Danish company and a Swedish company is taxable at a current rate of 25%, 23.5% and 22%, respectively. In permitted circumstances, we expect our total ordinary income to be reduced for interest charges, depreciation, general and administrative costs and certain maintenance expenses and capital expenditures. As a result, we expect our ordinary income tax liability to be reduced, but not eliminated. We may maintain leverage levels higher than we otherwise would in part in order to reduce our income tax expense, or in the event we reduce our leverage, we may be subject to additional Norwegian tax, Danish or Swedish tax.

Distribution Policy

We intend to make regular quarterly distributions to our stockholders and holders of OP shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. Any future distributions we make will be at the direction of our board of directors and will depend upon a number of factors, including our earnings and financial conditions.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. While we are an emerging growth company, among other things:

•	we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;
•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;
•	we are not required to give to our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	we have elected not to use an extended transition period for complying with new or revised accounting standards, and this election is irrevocable.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, have more than $700 million in market value of shares of our common stock held by non-affiliates, or issue more than $1 billion of non-convertible debt securities over a three-year period.

Corporate Information

Our principal U.S. executive offices are located at 150 East 52nd Street, 3rd Floor, New York, NY 10022. Our telephone number is (212) 558-0990. Our website is www.nortreit.com. The information on, or that can be accessed through, our website is not intended to form a part of or be incorporated by reference into this prospectus.

THE OFFERING

Common stock offered by us
5,000,000 shares(1)
Common stock and OP shares to be outstanding immediately after this offering
5,375,100 shares(2)
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $68.0 million, or approximately $78.4 million if the underwriters’ overallotment option is exercised in full, after deducting the underwriting discount and estimated offering expenses. In addition, we expect to complete a private placement in which we will sell $3.0 million of shares of our common stock or shares in our operating partnership to C-QUADRAT at a price per share equal to the initial public offering price, which we expect to be $15.00 and without the payment of any underwriting discount, resulting in aggregate net proceeds of $71.0 million (or $81.4 million if the underwriters exercise their overallotment option in full). We intend to use the net proceeds of this offering and the $3.0 million in proceeds from the concurrent private placement primarily for future acquisitions of real properties in the Nordics. In connection with any acquisition, we may also assume or arrange mortgage or other financing, as discussed under “Prospectus Summary—Our Financing Strategy.” Pending application of these net proceeds, we intend to invest these net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.
Proposed NASDAQ symbol
“NORT”
Secondary listing
We may in the future apply for approval for the secondary listing of our shares of common stock on the NASDAQ OMX Stockholm. Trading of our shares of common stock on the NASDAQ OMX Stockholm requires prior approval of a Swedish prospectus by Sweden’s financial supervisory authority, or the Swedish FSA. There can be no assurance that we will obtain a secondary listing or once obtained if such a listing can be maintained.
Concurrent Private placement
We will sell $3.0 million of shares of our common stock or OP shares to C-QUADRAT at a price per share equal to the initial public offering price, which we expect to be $15.00 concurrently with the completion of this offering.
(1)	Excludes up to 750,000 shares of common stock that may be issued by us upon exercise of the underwriters’ overallotment option.
(2)	Includes (i) 5,000,000 shares of common stock to be issued in this offering, (ii) an aggregate of 200,000 shares of our common stock or OP shares that we will sell to C-QUADRAT in the concurrent private placement, (iii) an aggregate of 175,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units) that our Manager’s senior management team and our directors will receive in connection with the completion of this offering and (iv) 100 shares of our common stock issued as part of our initial capitalization. If our GP subsidiary elects to cause our operating partnership to exchange OP shares for shares of our common stock, we will generally deliver one share of our common stock for each OP share exchanged. Does not include (i) OP shares owned by us, (ii) up to 750,000 shares of common stock that may be issued by us upon exercise of the underwriters’ overallotment option, (iii) an aggregate of up to 250,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units) reserved for future issuance and sale under our Equity Incentive Plan. See “Nordic Operating Partnership S.C.A. Articles of Association—Redemption of OP Shares.”

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose a part or all of your investment.

Risks Related to Our Business

We have no operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders.

We were formed on July 17, 2015 and have no operating history. We have no assets and will commence operations only upon completion of this offering and the concurrent private placement. We cannot assure you that we will be able to operate our business successfully, find suitable investments or implement our operating policies and strategies as described in this prospectus. Our ability to provide attractive risk-adjusted returns to our stockholders over the long term is dependent on our ability both to generate sufficient cash flow to pay an attractive dividend and to achieve capital appreciation, and we cannot assure you we will do either. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make distributions to stockholders. The results of our operations and the implementation of our business plan depend on several factors, including the availability of opportunities for investment, the level and volatility of interest rates, the availability of adequate equity capital as well as short and long-term financing, conditions in the financial markets and economic conditions.

We have not identified any specific investments to acquire with the net proceeds of this offering so we are considered a “blind pool” and you will not be able to evaluate any proposed investments before purchasing our common stock.

Our Manager’s senior management team has identified and is in various stages of reviewing in excess of $620 million of potential properties for acquisition, which amount is estimated based on preliminary discussions with the sellers or our internal assessment of the values of such properties. Of these potential acquisitions, we have recently entered into non-binding letters of intent for the acquisition of an aggregate of $162 million of properties. There can be no assurance that we will enter into definitive agreements to acquire or ultimately complete the acquisition of any property under evaluation on the terms currently anticipated, or at all, and we cannot predict the timing of any potential acquisitions if any are completed. You will not be able to evaluate any proposed investments before purchasing shares of our common stock. Additionally, our investments will be selected by our Manager and our stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in shares of our common stock.

Until appropriate investments can be identified and acquired, our Manager may invest the net proceeds of this offering and the concurrent private offering in interest-bearing short-term investments, including money market accounts and/or funds that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from investments in our target assets. We expect to reallocate a portion of the net proceeds from these offerings into a portfolio of our target assets within six months, subject to the availability of appropriate investment opportunities. Our Manager intends to conduct due diligence with respect to each investment and suitable investment opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Manager’s due diligence processes will uncover all relevant facts or that any investment will be successful.

Our growth will depend upon future acquisitions of real estate assets, and we may be unable to consummate acquisitions on advantageous terms or acquisitions may not perform as we expect.

Our growth strategy is focused on the acquisition of real estate assets on favorable terms as opportunities arise. Our ability to acquire real estate assets on favorable terms is subject to the following risks:

•	we may be unable to acquire desired properties because of competition from real estate investors with more capital, including real estate funds;
•	our Manager may not successfully manage and lease our properties to meet our expectations;

•	competition from other potential acquirers may significantly increase the purchase price of a desired property;
•	we may be unable to obtain the necessary debt or equity financing to consummate an acquisition on satisfactory terms or at all;
•	we may need to spend more than budgeted amounts to develop properties or to make necessary improvements or renovations to potential acquisitions;
•	agreements for the acquisition of properties are typically subject to closing conditions, including satisfactory completion of due diligence investigations, and we may spend significant time and money on potential acquisitions that we do not consummate;
•	the process of acquiring or pursuing the acquisition of a new property may divert our Manager’s senior management team’s attention from then existing business operations;
•	we may be unable to quickly and efficiently integrate new acquisitions into our operations;
•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates;
•	we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, against the former owners of the properties; and
•	we may acquire real estate assets that do not perform as expected.

Events or occurrences that affect areas in which the real estate assets we expect to acquire are geographically concentrated may impact our business, financial condition, liquidity and results of operations.

Our operating performance will be impacted by the economic conditions of the specific markets in which we expect to have concentrations of real estate assets. We expect that the properties we acquire will be primarily located in Norway, Sweden and Denmark. As a result of the geographic concentration of properties in these countries, we will be particularly exposed to potential downturns in these economies and other changes in local real estate market conditions. In the event of adverse economic or other changes in these countries, our business, financial condition, liquidity and results of operations may be materially and adversely affected.

We expect that the properties that we acquire will be geographically concentrated in Norway, Sweden and Denmark, and we will be subject to social, political and economic risks of doing business in these countries and any other country in which we may own property.

We expect that the properties that we acquire will be geographically concentrated in Norway, Sweden and Denmark. Circumstances and developments related to operations in these markets that could negatively affect our business, financial condition, liquidity and results of operations include, but are not limited to, the following factors:

•	difficulties and costs of staffing and managing operations in the Nordics;
•	differing employment practices and labor issues;
•	volatility in currencies;
•	currency restrictions, which may prevent the transfer of capital and profits to the United States;
•	unexpected changes in regulatory requirements and other laws;
•	potentially adverse tax consequences;
•	the responsibility of complying with multiple and potentially conflicting laws, including with respect to corrupt practices, employment and licensing;
•	the impact of regional or country specific business cycles and economic instability;
•	political instability, uncertainty over property rights, civil unrest, political activism or the escalation of terrorist activities;
•	foreign ownership restrictions; and
•	access to capital may be more restricted, or unavailable on favorable terms or at all in certain locations.

Our growth also subjects us to certain risks, including integrating new offices and establishing effective controls and procedures to regulate the operations of new offices and to monitor compliance with regulations such as the Foreign Corrupt Practices Act and similar laws.

In addition, our operations in the Nordics and, specifically, the ability of our non subsidiaries to dividend or otherwise transfer cash among our subsidiaries, including transfers of cash to pay interest and principal on our debt, may be affected by currency exchange control regulations, transfer pricing regulations and potentially adverse tax consequences, among other things.

We expect that the properties we acquire will be concentrated in office and industrial buildings, making us more vulnerable economically than if our investments were more diversified.

As a REIT, we will invest primarily in real estate. We selectively will acquire, own, lease, manage and redevelop office and industrial buildings. We will be subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest primarily in office and industrial buildings. A downturn in the office and industrial building industry or in the commercial real estate industry generally in the Nordics could significantly adversely affect the value of the properties that we acquire, which could have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of office and industrial buildings in the Nordics.

We may be unable to renew leases or re-lease space as leases expire, which could harm our operating results and ability to make distributions to our stockholders.

We cannot assure you that the leases we will enter into will be renewed, or that we will be able to find tenants for vacated space. To the extent that the properties that we expect to acquire, or portions of these properties, remain vacant for extended periods of time, we may receive reduced or no revenue from such properties. In addition, the sale value of a property could be diminished, because the market value of a particular property depends significantly upon the value of the leases of such property.

Our business, financial condition, liquidity and results of operations will depend upon our ability to maintain and increase occupancy at the properties that we expect to acquire, while also maintaining or increasing rental rates. Various factors, including competitive pricing pressure in our markets and the current global economic uncertainty, may cause the rental rates that we charge tenants to decline and our ability to maintain our current rental rates or increase those rates in the future may be limited. In addition, many of the properties that we expect to acquire will be located outside of CBDs and may be in close proximity to undeveloped land. The construction of new, competing buildings in areas near the properties that we expect to acquire may also reduce our occupancy rates and the rental rates we may charge. Rental rates for expiring leases may be higher than those we are able to charge for new leases and we may also be required to offer greater concessions than we have previously. Accordingly, we cannot assure you that the properties that we expect to acquire will be re-leased at rental rates equal to or above the initial rental rates or that substantial rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options will not be offered to attract new tenants or retain existing tenants. If we are unable to obtain sufficient rental rates across our portfolio, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

We may be required to make significant capital expenditures to improve the properties that we acquire in order to retain and attract tenants, causing a decline in our financial performance.

We may be required to make rent or other concessions to tenants, accommodate requests for renovations or other improvements or provide additional services in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers to the properties we acquire. As a result, we may have to make significant capital or other expenditures. We may need to raise debt or equity financing to make such expenditures, which may not be available on favorable terms, or at all. If we are unable to make required expenditures, we may not be able to retain tenants upon expiration of leases or attract new tenants, which would materially and adversely affect our business, financial condition, liquidity and results of operations.

We may be unable to successfully expand our operations to new markets, which could materially and adversely affect our business, financial condition, liquidity and results of operations.

We may not possess the same level of knowledge with respect to market dynamics and conditions of any new market in which we may attempt to expand, which could materially and adversely affect our capacity to expand into and operate in any such new markets. We may be unable to obtain the desired returns on our investments in these new markets. Expansions into new countries may also expose us to additional currency fluctuation risks. If we are not successful in expanding into new markets, our business, financial condition, liquidity and results of operations may be materially and adversely affected.

We may be exposed to risks associated with property development.

We expect that all of the properties that we expect to acquire will be developed properties and therefore we have no current plan to engage in major development activities other than tenant improvements or expansions in the ordinary course of business. However, we may in the future decide to do so, which would subject us to certain risks that are, in most cases, greater than the risk associated with the acquisition of fully developed and operating properties, including, without limitation:

•	significant time lag between commencement and stabilization of operations, subjecting us to greater risks due to fluctuations in the general economy, including global, regional and local economic downturns;
•	the availability and timely receipt of regulatory approvals;
•	the cost and timely completion of construction (including unanticipated risks beyond our control, such as weather or labor conditions, shortages of materials and construction overruns);
•	the availability and pricing of financing on satisfactory terms or at all; and
•	the ability to achieve an acceptable level of occupancy and rents upon completion to make the property profitable.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment projects once undertaken, any of which could have a material and adverse effect on our business, financial condition, liquidity and results of operations.

In addition, our growth strategies include redeveloping properties that we may acquire in the future. However, real property regulations governing the properties that we acquire may prohibit redevelopment, and petitioning to obtain required governmental approvals is often a lengthy and difficult process, which may delay redevelopment plans or make such plans more expensive.

Joint venture investments that we may make could be materially and adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partners’ financial condition and disputes between us and our joint venture partners.

We may co-invest in properties with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In this event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments through partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that joint venture partners might become bankrupt, fail to fund their share of required capital contributions, make poor business decisions or block or delay necessary decisions. Joint venture partners may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor our joint venture partners would have full control over the partnership or joint venture. Disputes between us and our joint venture partners may result in litigation or arbitration that would increase our expenses and prevent our Manager from focusing its time and effort on our business. Consequently, actions by, or disputes with, our joint venture partners might result in subjecting the facilities owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our joint venture partners.

We will be exposed to risks associated with leasing properties to government tenants, including certain regulations applicable to government tenants that could adversely impact our ability to enter into leases with government tenants and the timing and cost of our leasing activities.

Certain of the properties that we expect to acquire will be leased to government tenants and government sponsored or controlled enterprises or agencies, and we will be exposed to risks associated with leasing properties to such tenants. Tenants that are government entities may be required, under laws applicable in the Nordics, to make a public request for a competing bid prior to entering into a new lease agreement. However, such regulations do not apply for existing government tenants that are exercising a renewal or extension option in an already effective lease unless purpose-built modifications are made. We cannot assure you that existing regulatory policies will not materially and adversely affect us or the timing or cost of any future leasing arrangements with governmental tenants or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our failure to enter into new leases with governmental tenants could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Because we expect that certain of our principal tenants will be governmental entities, the properties that we expect to acquire may have a higher risk of terrorist attack than similar properties leased to non-governmental tenants.

Because we expect that certain of our principal tenants will be governmental entities, those properties are presumed to have a higher risk of terrorist attack than similar properties that are leased to non-governmental tenants. Some of the properties that we expect to acquire could be considered “high profile” targets because of the particular government tenant. Certain losses resulting from terrorist attacks may be uninsurable. Additional terrorism insurance may not be available at a reasonable price or at all.

Fluctuations in the values of the Norwegian Krone, Swedish Krona and the Danish Krone against the U.S. dollar may impact our financial performance.

We expect that all of our leases will be denominated in the local currency of the nation in which the underlying property is located. We also plan to report our results of operations and consolidated financial information in U.S. dollars. In addition, we will pay distributions to our stockholders in U.S. dollars. As a result, our results of operations as reported in U.S. dollars and our distributions to our stockholders will be impacted by fluctuations in the values of the local currencies in which we conduct our real property business. Although we plan to mitigate this risk by incurring a significant portion of our operating expenses in the local currencies in which our properties are located and, subject to satisfying the requirements for qualification as a REIT and subject to our Manager’s determination that such steps are appropriate, by entering into currency futures, swaps, forwards and options designed to hedge our foreign currency exposure, these steps may not adequately protect us from losses we incur from foreign currency fluctuations. In addition, hedging instruments involve risks, such as the risk that the counterparties may fail to honor their obligations under these arrangements. Further, poorly designed strategies or improperly executed transactions could instead have the effect of increasing our risk and losses. Hedging strategies invariably involve transaction and other costs that may not compensate for the gains to be derived from such transactions.

Insurance on the properties that we acquire may not adequately cover all losses and uninsured losses could materially and adversely affect us.

Generally, we will be responsible for the costs of insurance coverage for our properties, including for casualty, liability, fire, floods, earthquakes, extended coverage and rental or business interruption loss. However, there are certain risks, such as losses from terrorism, that are not generally insured against, or that are not generally fully insured against, because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. Under certain circumstances insurance proceeds may not be sufficient to restore our economic position with respect to an affected property, and we could be materially and adversely affected. Furthermore, we do not have any insurance designated to limit any losses that we may incur as a result of known or unknown environmental conditions which are not caused by an insured event.

Certain of the properties that we acquire may be subject to natural or other disasters, which could cause significant damage to those properties and materially and adversely affect our business, financial condition, liquidity and results of operations.

Certain of the properties that we acquire will be located in areas which are more susceptible to, and could be significantly affected by, natural disasters that could cause significant damage to those properties. If we experience a loss, due to such natural disasters or other relevant factors, that is uninsured or which exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged properties, as well as the anticipated future revenue from those properties, which could materially and adversely affect our business, financial condition, liquidity and results of operations.

Contingent or unknown liabilities could materially and adversely affect our business, financial condition, liquidity and results of operations.

We may in the future acquire properties, subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a claim were asserted against us based on ownership of any of these properties, we may have to pay substantial amounts to defend or settle the claim. If the magnitude of such unknown liabilities is high, individually or in the aggregate, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

Current favorable laws relating to government-related tenants may be modified or eliminated in the future, and new laws that are adverse to our business may be enacted.

We are targeting for acquisition properties that are leased to municipal and other government-related tenants. In Norway, Sweden and Denmark, municipal and other government tenants are not permitted to discharge their financial obligations, including lease obligations, through a bankruptcy process in the absence of a bankruptcy proceeding involving the applicable national government. However, these laws may be amended or new laws enacted in the future to eliminate or modify these prohibitions, which could harm the dependability of our revenue base and reduce our tenant retention rates.

Risks Related to the Real Estate Industry

The assets we will acquire may be subject to impairment charges.

We will periodically evaluate the real estate investments we acquire and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based upon factors such as market conditions, tenant performance and legal structure. For example, the termination of a lease by a major tenant may lead to an impairment charge. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset which could have an adverse effect on our results of operations in the period in which the impairment charge is recorded.

Our financial performance and the value of the real estate assets we expect to acquire are subject to general economic conditions and risks associated with such assets.

Real estate assets are subject to various risks and fluctuations and cycles in demand and value, many of which are beyond our control. If the real estate assets we acquire do not generate sufficient income to meet operating expenses, including debt service, management and property administration fees and capital expenditures, our financial performance will be materially and adversely affected. In addition, there are significant expenditures associated with an investment in real estate assets (such as debt payments, local taxes and maintenance costs) that generally do not decline when adverse business, economic or other circumstances reduce rental income. Income from and the value of the real estate assets we expect to acquire may be materially and adversely affected by:

•	weakening of global economic conditions or the economic conditions of any of the Nordic countries, including as a result of the recent global economic uncertainty;
•	reduction in the attractiveness of the properties that we expect to acquire to existing or potential tenants;
•	financial condition of our existing tenants;
•	changes in supply of or demand for similar or competing properties;
•	greater-than-expected tenant turnover;
•	vacancies or our inability to lease space on favorable terms, or at all;
•	inability to collect rents from tenants, including as a result of financial difficulties or lease defaults by our tenants;

•	increase in interest rates or reduction in the availability of financing on attractive terms, which may render the purchase or sale of properties difficult, unattractive or impossible;
•	increases in operating costs and expenses without an ability to increase rents so as to offset such increases;
•	increase in costs of compliance with governmental regulations, including due to changes in tax, environmental and other local laws;
•	an inability to provide or arrange adequate property maintenance;
•	increases in the cost or reduction in the availability of insurance;
•	changes in laws, regulations and governmental policies, including, without limitation, tax, environmental and safety laws, governmental fiscal policies, and changes in enforcement thereof;
•	competition from other real estate investors with significant capital, including real estate funds;
•	unanticipated increases in costs associated with known or unknown adverse environmental conditions; and
•	general overbuilding or excess supply in our target markets.

Our business, financial condition, liquidity and results of operations may also be affected by adverse economic developments, including the current fiscal challenges faced by certain nations in the European Union, which may cause spill-over effects in the Nordics or in the local markets where our properties are located.

In addition, to the extent we purchase real estate assets in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of demand, or the number of companies seeking to acquire real estate assets decreases, our rental income may be materially and adversely affected or the value of our investments may not appreciate or may decrease significantly. The length and severity of any economic slow-down or downturn cannot be predicted, and our financial performance could be materially and adversely affected to the extent that an economic slow-down or downturn is prolonged or becomes severe.

Actions by our competitors may decrease, or prevent increases in, the occupancy and rental rates of the properties that we expect to acquire or may affect our ability to grow our portfolio.

We will compete with other owners, operators and developers of real estate properties in the Nordics, some of which own properties similar to the properties we are targeting. We may increasingly find ourselves in competition with large institutions that have greater resources than us or that may be able or willing to accept more risk than we can prudently manage. In addition, new real estate investment vehicles may enter the market, which could significantly increase competitive pressures with respect to real estate activities in the Nordics. Some of our competitors may have greater financial resources than we do and may be able or willing to accept more risk than we are. In the future, competition from these entities may reduce the number of suitable investment opportunities available to us or increase the bargaining power of property owners seeking to sell. If our competitors offer space at rental rates below current market rates or below the rental rates we charge our tenants, we may lose tenants, and we may be pressured to reduce our rental rates in order to retain tenants. In addition, some competing properties may be newer, better located or otherwise more attractive than ours. As a result, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Real estate investments are not as liquid as other types of investments, which may reduce returns to investors.

While our business objectives consist primarily of acquiring and deriving operating income from real estate assets, we expect that at times we will deem it appropriate or desirable to sell or otherwise dispose of certain of our real estate assets. Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit our ability to react promptly to changes in economic, market or other conditions. Therefore, our ability at any time to sell assets may be restricted and this lack of liquidity may limit our ability to make changes to our portfolio promptly, which could materially and adversely affect our financial performance. We cannot predict the various market conditions affecting the real estate investments that we expect to acquire which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the real estate assets we expect to acquire, we cannot assure you that we will be able to sell these assets at a profit in the future. Accordingly, the extent to which we will realize potential appreciation on the real estate investments we expect to acquire will be dependent upon fluctuating real estate market conditions. In addition, in order to qualify as a REIT and maintain our REIT status, we may not be able to sell properties when we would otherwise choose to do so, due to market conditions or changes in our strategic plan.

Furthermore, we may be required to make expenditures to correct defects or to make improvements before a property can be sold and we cannot assure you that we will have funds available to correct such defects or to make such improvements.

We may own properties subject to ground leases that expose us to the loss of such properties upon breach or termination of the ground leases.

A ground lease agreement permits a tenant to develop and/or operate a land parcel (property) during the lease period, after which the land parcel and all improvements revert back to the property owner. Under a ground lease, property improvements are owned by the property owner unless an exception is created and all relevant taxes incurred during the lease period are paid for by the tenant. Ground leases typically have a long duration generally ranging from 50 to 99 years with additional extension options. As a lessee under a ground lease, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Risks Related to Our Financing

Our growth depends on external sources of capital, which may not be available on favorable terms or at all.

We intend to grow by acquiring real estate assets, which we intend to finance largely through newly issued debt and/or equity. We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable, due to global or regional economic uncertainty, our own operating or financial performance or otherwise, to access capital markets on a timely basis and on favorable terms or at all.

Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions and the market’s perception of our current and potential future earnings. The availability of debt financing may be limited within the Nordics, and general rates and terms for debt financing may not be competitive with those of other countries such as the United States. According to Colliers International, an international commercial real estate services organization and industry analyst, property investors in the Nordics need to demonstrate sound financial positions to access debt. Additionally, in Denmark, local lenders are reportedly still constrained by pre-stipulated aggregate levels of exposure to the property sector. In addition, domestic and international financial markets have exhibited substantial volatility and instability since the global financial crisis of 2008-2009, and the global economy continues to exhibit substantial uncertainty as a result of factors such as the fiscal crisis impacting selected countries within the European Union. If general economic instability or downturn leads to an inability to borrow at attractive rates or at all, our ability to obtain capital to finance the purchase of real estate assets could be negatively impacted. In addition, financial covenants under credit facilities of other indebtedness may restrict our operational flexibility and our ability to grow our business, through acquisitions or otherwise, by means of debt financing.

If we are unable to obtain capital on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase and the levered return on the properties we do purchase may be lower. In addition, our ability to refinance all of any debt we may incur in the future, on acceptable terms or at all, is subject to all of the above factors, and will also be affected by our future financial position, results of operations and cash flows, which additional factors are also subject to significant uncertainties, and therefore we may be unable to refinance any debt we may incur in the future, as it matures, on acceptable terms or at all. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.

Because we expect to distribute substantially all of our taxable income to our stockholders, we will need additional capital to finance our growth and such capital may not be available on favorable terms or at all.

We may need additional capital to fund our growth. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. Because we intend to grow our business, this limitation may require us to incur additional debt or raise additional equity at a time when it may be disadvantageous to do so. We cannot assure you that debt and equity financing will be available to us on favorable terms, or at all, and debt financing may be restricted by the terms of any of our outstanding borrowings. If additional funds are not available to us, we could be forced to curtail or cease new asset originations and acquisitions, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Any future indebtedness reduces cash available for distribution and may expose us to the risk of default under debt obligations that we may incur in the future.

Payments of principal and interest on borrowings that we may incur in the future may leave us with insufficient cash resources to operate the properties that we expect to acquire or to pay the distributions currently contemplated or necessary to satisfy the requirements for REIT qualification. Our level of debt and the limitations imposed on us by these debt agreements could have significant material and adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;
•	we may be unable to borrow additional funds as needed or on favorable terms, or at all;
•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;
•	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;
•	we may be forced to dispose of one or more of the properties that we expect to acquire, possibly on disadvantageous terms;
•	we may default on our obligations or violate restrictive covenants, in which case the lenders or mortgagees may accelerate these debt obligations, foreclose on the properties that secure their loans and take control of the properties that we expect to acquire that secure their loans and collect rents and other property income; and
•	our default under any one of our loans with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our principal and interest obligations and to make distributions to our stockholders could be materially and adversely affected.

Increases in interest rates could increase the amount of future payments relating to the debt we may incur in the future and may materially and adversely affect our business, financial condition, liquidity and results of operations.

We may in the future enter into credit facilities or otherwise incur additional indebtedness with variable interest rates. Therefore, increases in interest rates, if not completely and effectively hedged with financial counterparties able to perform, may increase our interest payments. In addition, if we need to repay debt during periods of rising interest rates, we may be required to incur additional indebtedness at higher rates. Increased interest payments reduce our ability to make distributions and reduce funds available to carry out our activities or pursue business opportunities.

We do not have a formal policy limiting the amount of debt we may incur. Our board of directors may change our leverage policy without stockholder approval.

Although we are not required to maintain any particular leverage ratio, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. We currently intend to limit our borrowings so that our enterprise-wide loan-to-value ratio does not exceed 65% (measured at time of incurrence). However, our charter does not limit the amount of indebtedness we can incur and our board of directors has discretion to deviate from or change our leverage policy at any time, which could result in an investment portfolio with a different risk profile than contemplated in this prospectus.

We expect that any future indebtedness may contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

We expect that any future indebtedness may contain restrictions, covenants, and representations and warranties that, among other things, may require us to satisfy specified financial, asset quality, loan eligibility and loan performance tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. The covenants and restrictions we expect in any future indebtedness may restrict our ability to, among other things:

•	incur or guarantee additional debt;
•	make certain investments, originations or acquisitions;
•	make distributions on or repurchase or redeem our capital stock;
•	engage in mergers or consolidations;
•	reduce liquidity below certain levels;
•	grant liens;
•	incur operating losses for more than a specified period; and
•	enter into transactions with affiliates.

These restrictions may interfere with our ability to obtain financing, or to engage in other business activities, which may significantly limit or harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding.

Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates.

Subject to satisfying the requirements for qualification as a REIT, we may use derivative financial instruments to provide a level of protection against interest rate fluctuation risks, but no hedging strategy can protect us completely. Hedging instruments involve risks, such as the risk that the counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. In addition, the nature and timing of hedging transactions may influence the effectiveness of our hedging strategies. Poorly designed strategies or improperly executed transactions could instead have the effect of increasing our risk and losses. Moreover, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility, currency fluctuations or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

Risks Relating to Regulation

The properties that we expect to acquire will be subject to extensive regulations, which may result in significant costs and materially and adversely affect our business, financial condition, liquidity and results of operations.

The properties that we expect to acquire will be subject to various local laws and regulatory requirements. Local property regulations may restrict the use of properties we acquire and may require us to obtain approval from local authorities with respect to the properties that we expect to acquire, including prior to acquiring a property or when developing or undertaking renovations. Among other things, these restrictions may relate to the use of water and the discharge of waste water, fire and safety, seismic conditions, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not materially and adversely affect us or the timing or cost of any future acquisitions, developments or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our failure to obtain such regulatory approvals could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Compliance with environmental laws could materially increase our operating expenses.

There may be environmental conditions associated with properties we acquire of which we are unaware. If environmental contamination exists on properties we acquire, we could become subject to liability for the contamination. The presence of hazardous substances on a property may materially and adversely affect our ability to sell the property and we may incur substantial remediation costs. In addition, although we may in certain circumstances require in our leases that tenants operate in compliance with all applicable laws and indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to liability by virtue of our ownership interest and we cannot be sure that our tenants would satisfy their indemnification obligations to us. Such environmental liability exposure associated with properties we acquire could harm our business, financial condition, liquidity and results of operations.

Compliance or failure to comply with certain rules on accessibility for disabled persons under the Norwegian Planning and Building Act, the Swedish Planning and Building Act and under the Danish Buildings Act and other similar regulations could result in substantial costs.

Under the Norwegian Planning and Building Act, the Swedish Planning and Building Act and the Danish Buildings Act (including regulations based on such acts), places of public accommodation and working buildings, including outdoor areas, must meet certain requirements related to access and use by disabled persons. Noncompliance could result in injunctions, the imposition of fines or the award of damages to injured parties. In Sweden and Denmark, relevant authorities may, at the property owner’s cost, have certain measures carried out so that the real estate complies with relevant requirements. In Norway severe cases of noncompliance may also be subject to criminal prosecution. If we are required to make unanticipated expenditures to comply with accessibility laws and regulations in relation to the properties that we expect to acquire our cash flows and the amounts available for distributions to our stockholders may be materially and adversely affected. The requirements may change, or new requirements may be imposed, that could require significant unanticipated expenditures by us that will affect our cash flows and results of operations.

Risks Related to Our Organization and Structure

The preparation of our financial statements involves use of estimates, judgments and assumptions, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with U.S. GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. We do not have extensive experience in complying with U.S. GAAP and REIT rules or with the financial statement requirements for U.S. public companies. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to determining the fair value of our assets. These estimates, judgments and assumptions are inherently uncertain and, if they prove to be inaccurate, we face the risk that charges to income will be required. In addition, because we are a newly formed entity, we have in some of these areas limited experience in making these estimates, judgments and assumptions and the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

We are dependent on our Manager and its key personnel for our success.

We have no separate facilities and are completely reliant on our Manager, a newly formed subsidiary of C-QUADRAT. Our executive officers will be employed by C-QUADRAT. Accordingly, we will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the senior management team of our Manager; therefore, our success will depend on their continued service. The departure of any of the executive officers or key personnel of our Manager could have a material adverse effect on our performance. In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s senior management team. If the management agreement is terminated and no suitable replacement manager is found to manage our operating partnership, we may not be able to execute our business plan. Moreover, our Manager is not obligated to dedicate certain of its personnel exclusively to us nor is it obligated to dedicate any specific portion of its time to our business, and none of our Manager’s personnel are contractually dedicated to our operating partnership under the management agreement.

There are conflicts of interest in our relationship with our Manager and C-QUADRAT, which could result in decisions that are not in the best interests of our stockholders.

The ability of our Manager and its investment professionals to engage in other business activities may reduce the time our Manager and its investment professionals spend managing us. However, our management agreement provides that we will be the exclusive vehicle sponsored by C-QUADRAT group that is acquiring, owning, leasing, managing and redeveloping office and industrial properties located in the Nordics. See “Risk Factors—Risks Related to Our Organization and Structure.”

During the term of the management agreement, we will pay our Manager a management fee regardless of our performance, which may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns to us.

During the term of the management agreement, our operating partnership will pay our Manager a management fee regardless of the performance of our portfolio. This fee contrasts with the special class of shares held by our Manager in our operating partnership which entitles our Manager to receive distributions only upon our achievement of targeted returns. Our Manager’s entitlement to a management fee that is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock.

It may be difficult and costly for us to terminate our Management Agreement.

The initial term of the management agreement expires on the third anniversary of the closing date of this offering, and will be automatically renewed for a one-year term each anniversary date thereafter. Our independent directors will review our Manager’s performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based on unsatisfactory performance by our Manager that is materially detrimental to us or a determination that the compensation payable to our Manager under the management agreement is not fair, unless our Manager agrees to compensation that at least two-thirds of our independent directors determine is fair. We must provide 180 days’ prior notice of any such termination and, unless terminated for cause, our Manager will be paid a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. In addition, if the management agreement is terminated under circumstances in which we are obligated to make a termination payment to our Manager, our operating partnership shall repurchase, concurrently with such termination, the special class of shares for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the special class of shares during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. The termination fee and repurchase of the special class of shares may make it more difficult for us to terminate the management agreement. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

Our Manager is only contractually committed to manage our business until the third anniversary of the closing of this offering. Thereafter, the management agreement is renewable for one-year terms; provided, however, that our Manager may terminate the management agreement upon 180 days prior written notice. If the management agreement is terminated and we are unable to identify a suitable replacement to manage us, we may not be able to execute our business plan.

We may not internalize our management function in the future, and if we do, it may not be on terms that you accept.

If our stockholders equity (as defined in our management agreement) exceeds $500 million, we have agreed with our Manager that our board of directors will organize a special committee, consisting entirely of independent directors, for the purpose of engaging in discussions with our Manager relating to the possibility of internalizing our management function through the acquisition of aspects of our Manager's business. However, because our stockholders are required to approve an internalization proposal and, at this time, we cannot speculate the terms of any such proposal or whether our stockholders would accept such terms, we cannot assure you whether an internalization of our management will or will not occur. Furthermore, our stockholders could approve an internalization proposal that is not acceptable to you, and this may materially affect your investment decisions.

Our incentive distribution may induce our Manager to acquire certain assets, including speculative assets.

The special class of shares held by our Manager in our operating partnership entitles our Manager to receive distributions upon our achievement of targeted returns. In evaluating asset acquisition and other management strategies, these shares may lead our Manager to place undue emphasis on achieving results that allow our Manager to receive distributions in respect of such special shares, including through the use of leverage, at the expense of other criteria, such as preservation of capital. Although the special class of shares have been structured to align our interests with those of our Manager, this factor could potentially increase the risks we face in the operation of our business.

Our board of directors will approve very broad investment guidelines for our Manager and will not approve each decision made by our Manager.

Our Manager will be authorized to follow very broad investment guidelines. Our board of directors will periodically review our investment guidelines and our portfolio but will not, and will not be required to, review all of our proposed investments. Our Manager will have great latitude within the broad parameters of our investment guidelines in determining the assets it may decide are proper investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results.

We have no experience operating our business as a REIT, or as a U.S. public company and have limited experience reporting in U.S. GAAP.

We have no experience operating, and our Manager and its personnel do not have any experience managing, a publicly-traded Maryland corporation operating so as to qualify as a REIT for U.S. federal income tax purposes. The U.S. securities laws and regulations and the REIT rules and regulations are highly technical and complex and the failure to comply with these rules and regulations could force us to pay additional taxes, interest or penalties. The inexperience of our Manager and its personnel with respect to managing a public Maryland corporation operating so as to qualify as a REIT may hinder its ability to achieve our objectives or result in our failure to comply with applicable regulatory requirements under U.S. federal income tax law or payment of additional taxes and penalties, which could be significant in amount. As a result, we cannot assure you that we will be able to successfully maintain our compliance with applicable regulations.

Additionally, we do not have extensive experience in complying with U.S. GAAP or with the financial statement requirements for U.S. public companies. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to determining the fair value of our assets. These estimates, judgments and assumptions are inherently uncertain and, if they prove to be wrong, adverse charges to income could be required.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of our voting stock and (ii) two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if, among other conditions, our common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has by resolution exempted business combinations between us and any other person. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution (including an amendment to that bylaw provision), with the affirmative vote of our board of directors. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the 5-year moratorium and other provisions of the statute. We cannot assure you that our board of directors will not alter or repeal this resolution in the future. An alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

The “control share” provisions of the MGCL provide that, subject to certain exceptions, a holder of “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) has no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This bylaw provision may be amended only by our board of directors.

The “unsolicited takeover” provisions of Title 3, Subtitle 8 of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, some of which (for example, a classified board) we do not yet have. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL, pursuant to which our board of directors has the exclusive power to fill vacancies on our board of directors. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then current market price. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter permits our board of directors to authorize us to issue additional shares of our authorized but unissued common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have the authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

The duties of our directors to us and the duties of our GP subsidiary as the sole manager of our operating partnership could create conflicts of interest, which may impede business decisions that could benefit our stockholders.

Our directors have duties to our company under applicable Maryland law in connection with their oversight of our business. At the same time, our wholly owned GP subsidiary will serve as the sole manager of our operating partnership, Nordic Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) which will be organized under the laws of the Grand Duchy of Luxembourg prior to the closing of this offering. In executing its mandate as sole manager of our operating partnership, our GP subsidiary is required under the applicable laws of Luxembourg to act in the best interests of the operating partnership with the loyalty, care and diligence which an ordinarily prudent person would in its position. The duties of our directors to us under Maryland law may come into conflict with the duties of our GP subsidiary to our operating partnership under Luxembourg law, which may impede business decisions being taken that could benefit our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter eliminates the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	active and deliberate dishonesty by the director or officer that was established by a final judgment and was material to the cause of action adjudicated.

Our charter authorizes us to indemnify our directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present and former director or officer, and each person who served any predecessor of our company in a similar capacity, to the maximum extent permitted by Maryland law, in connection with the defense of any proceeding to which he or she is made, or threatened to be made, a party or a witness by reason of his or her service to us. In addition, we may be obligated to pay or reimburse the expenses incurred by such persons in connection with any such proceedings without requiring a preliminary determination of their ultimate entitlement to indemnification. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

You may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited.

Our operating partnership will be incorporated in Luxembourg, some of the members of our board of directors and our Manager’s senior management team reside in Norway, and substantially all of our assets and some or all of the assets of such persons are or will be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or entities or to enforce against them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Even if you are successful in bringing an action of this kind, the laws of Luxembourg, Norway, Sweden and/or Denmark may render you unable to enforce a judgment against our assets or the assets of our directors and officers located in those jurisdictions. For more information regarding the relevant laws of these jurisdictions, see “Enforcement of Civil Liabilities.”

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that, subject to the rights of holders of any series of preferred stock, a director may be removed with or without cause upon the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To assist us in preserving our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, of the outstanding shares of any class or series of our preferred stock and of the outstanding shares of our capital stock. These ownership limits and other restrictions could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

We expect to become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

Following this offering, we will become subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting and, after we are no longer an “emerging growth company” for purposes of the JOBS Act, our independent registered public accounting firm to express an opinion on the effectiveness of our internal controls over financial reporting. To the extent applicable, these reporting and other obligations place or will place significant demands on our management, administrative, operational, internal audit and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand or outsource our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. We expect to have in place accounting, internal audit and other management systems and resources that will allow us to maintain compliance with the requirements of the Sarbanes-Oxley Act either at the time of the completion of this offering or at the end of any phase-in periods following the completion of this offering permitted by the NASDAQ Global Market, the SEC, and the JOBS Act. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

Pursuant to the recently enacted JOBS Act, we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies for so long as we are an “emerging growth company.”

We are an “emerging growth company” as defined in the JOBS Act and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” if we have more than $1 billion in annual gross revenues, we have more than $700 million in market value of our common stock held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period. If we do take advantage of any or all of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

We plan to operate our business so that we are not required to register as an investment company under the Investment Company Act.

We intend to engage primarily in the business of investing in real estate and we do not intend to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. If our primary business were to change in a manner that would require us register as an investment company under the Investment Company Act, we would have to comply with substantial regulation under the Investment Company Act which could restrict the manner in which we operate and finance our business and could materially and adversely affect our business operations and results.

Risks Related to Our Common Stock

We set the initial public offering price of our shares of common stock arbitrarily and such price may not accurately reflect the value of our assets or our expected operating income.

We established the initial offering price of our shares of common stock on an arbitrary basis. This price bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the initial offering price is not based upon any valuation (independent or otherwise), the trading price of our shares of common stock on the NASDAQ Global Market following the completion of this offering could be lower or higher than the initial public offering price.

There is no public market for our common stock and a market may never develop which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

Shares of our common stock are newly-issued securities for which there is no established trading market. Our common stock has been approved for listing on the NASDAQ Global Market. However, there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

Some of the factors that could negatively affect the market price of our common stock include:

•	our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;
•	fluctuations in the values of the Norwegian Krone, Swedish Krona and the Danish Krone against the U.S. dollar that impact our financial performance;
•	actual or perceived conflicts of interest with individuals, including our Manager’s senior management team;
•	our ability to acquire our target assets on preferable terms or at all;
•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;
•	actual or anticipated accounting problems;
•	publication of research reports about us or the real estate industry in the Nordics;
•	changes in market valuations of similar companies;
•	adverse market reaction to any increased indebtedness we may incur in the future;
•	interest rate changes;
•	additions to or departures of our Manager’s senior management team;
•	speculation in the press or investment community;
•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;
•	changes in governmental policies, regulations or laws;
•	failure to qualify, or maintain our qualification, as a REIT;
•	inability to pass through to our stockholders any tax credits with respect to our payment of local taxes in jurisdictions where our real property investments are located or non-U.S. withholding taxes imposed on the repatriation of earnings of a non-U.S. subsidiary;
•	price and volume fluctuations in the stock market generally; and
•	market and economic conditions generally, including the current state of the credit and capital markets and the market and economic conditions in the Nordics.

Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in capital markets can affect the market value of our common stock.

In addition, we may in the future apply for approval for the secondary listing of our shares of common stock on the NASDAQ OMX Stockholm. Trading of our shares of common stock on the NASDAQ OMX Stockholm requires prior approval of a Swedish prospectus by Sweden's financial supervisory authority, or the Swedish FSA. There can be no assurance that we will apply to obtain a secondary listing. If we elect to apply for a secondary listing, no assurance can be given relating to the timing, conditions or ultimate success of such approval. Further, if an approval is obtained, there can be no assurance that an active trading market for our shares of common stock will develop on the NASDAQ OMX Stockholm, or if one develops, be maintained. Accordingly, no assurance can be given that our stockholders will be able to sell their shares of common stock on the NASDAQ OMX Stockholm or the price that our stockholders may obtain for their common stock on the NASDAQ OMX Stockholm if we obtain a secondary listing.

Common stock and preferred stock eligible for future sale may have material and adverse effects on our share price.

Subject to applicable law, our board of directors, without stockholder approval, may authorize us to issue additional authorized and unissued shares of common stock and preferred stock on the terms and for the consideration it deems appropriate. In addition, upon completion of this offering, C-QUADRAT will own a total of $3.0 million of shares of our common stock or OP shares representing approximately 3.72% of our total outstanding shares of common stock on a fully diluted basis, and our Manager’s senior management team and our directors will receive an aggregate of 175,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units). See “Nordic Operating Partnership S.C.A. Articles of Association—Redemption of OP Shares.”

We will bear the expenses incident to these registration requirements except that we will not bear the costs of (i) any underwriting fees, discounts or commissions, (ii) out-of-pocket expenses of the persons exercising the registration rights or (iii) transfer taxes.

There will be 250,000 shares of common stock available for future issuance and sale under our Equity Incentive Plan following this offering. In connection with stock splits, dividends, recapitalizations and certain other events, our board will make equitable adjustments that it deems appropriate in the aggregate number of shares of our common stock that may be issued under Equity Incentive Plan and the terms of outstanding awards. The sale of awards under our Equity Incentive Plan will dilute the ownership interests of our existing stockholders and may depress the trading price of our common stock.

We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock or the perception that such sales could occur may materially and adversely affect the prevailing market price for our common stock.

We cannot assure you of our ability to make distributions in the future. We may be required to borrow funds to make distributions.

We intend to make regular quarterly distributions to our stockholders and holders of OP shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We generally intend over time to distribute a minimum of 100% of our taxable income so as to satisfy the requirements for qualification as a REIT and avoid the payment of corporate level U.S. federal income taxes on our undistributed income. However, we cannot assure you that distributions will be made or sustained. Any distributions we make will be at the direction of our board of directors and will depend upon a number of factors, including our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. See “Distribution Policy.”

Our charter permits us to pay distributions from any source and, as a result, the amount of distributions paid at any time may not reflect the performance of our properties or as cash flow from operations.

Our organizational documents permit us to make distributions from any source. To the extent that our cash available for distribution is insufficient to cover our distributions, we expect to use the proceeds from this offering, the proceeds from the issuance of securities in the future, the proceeds from borrowings or other sources to pay distributions. It is possible that in our initial years of operation, any distributions declared will be paid from our offering proceeds, which would constitute a return of capital to our stockholders. If we fund distributions from borrowings, sales of properties or the net proceeds from this offering, we will have fewer funds available for the acquisition of additional properties resulting in potentially fewer investments, less diversification of our portfolio and a reduced overall return to our stockholders. In addition, the value of our shares of common stock may be diluted because funds that would otherwise be available to make investments would be diverted to fund distributions.

The market price of our common stock could be materially and adversely affected by our level of cash distributions.

The market value of the equity securities of a REIT is based primarily upon the market’s perception of our growth potential and its current and potential future cash distributions, whether from operations, sales or re-financings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would materially and adversely affect the market price of our common stock.

Future offerings of debt or preferred equity securities, which may rank senior to our common stock, may materially and adversely affect the market price of our common stock.

If we decide to issue debt securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any preferred equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders will bear the cost of issuing and servicing such securities. Because our decision to issue debt or preferred equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Risks Related to Our Taxation as a REIT

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2016. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the Service, that we qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions and the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, promulgated thereunder for which there are limited judicial and administrative interpretations. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like us, holds its assets through entities treated as partnerships for U.S. federal income tax purposes and conducts substantially all of its activities in currencies other than the U.S. dollar. In addition, the fact that we are a U.S. REIT making all of our investments through non-U.S. subsidiary entities and in currencies other than the U.S. dollar may subject us to novel issues and interpretations of the various REIT requirements, including those discussed below under “—Currency fluctuations could adversely impact our ability to satisfy the REIT requirements” and “—If Nordic Operating Partnership S.C.A. is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.”

To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions. Our ability to satisfy these asset tests depends upon the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay our taxes. Our payment of income tax would reduce significantly the amount of cash available for distribution to our stockholders. Furthermore, if we fail to qualify as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

The REIT distribution requirements could adversely affect our ability to execute our business plan, require us to borrow funds during unfavorable market conditions or subject us to tax, which would reduce the cash available for distribution to our stockholders.

In order to qualify as a REIT, we must distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, we will be subject to U.S. federal income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income (including net capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax.

In addition, our taxable income may exceed our net income as determined by GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. As a further example, due to our investments in real property located outside of the United States, we may enter into hedging transactions to manage our risk with respect to local currency fluctuations. If we were to recognize ordinary income with respect to such a hedging transaction and a capital loss on the sale of such real property, we would be required to make a distribution although we may not have realized an overall economic gain. Similarly, we may recognize foreign currency gain as described in “—Currency fluctuations could adversely impact our ability to satisfy the REIT requirements,” which would be characterized as ordinary income. If we realized capital losses in the same taxable year as such distribution, such losses would not offset the gain we recognize from such distribution, and our net taxable income could exceed our overall economic gain during such taxable year. In addition, we may incur nondeductible capital expenditures or be required to make debt or amortization payments. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and we may incur U.S. federal income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt or liquidate assets at rates or times that we regard as unfavorable or, to the extent possible, make a taxable distribution of our stock in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge interest rate and currency risks will generally be excluded from gross income for purposes of the 75% and 95% gross income tests if: (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets, (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (C) hedges a position entered into pursuant to clause (A) or (B) after the extinguishment of such liability or disposition of the asset producing such income; and (ii) such instrument is properly identified under applicable Treasury Regulations. See “Material U.S. Federal Income Tax Considerations—Taxation of the Company—Gross Income Tests—Hedging Transactions.” Any income recognized by us from other hedges would generally constitute non-qualifying income for purposes of both the 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS, which could increase the cost of such hedging activities, or else be subject to greater risks associated with interest rate or other changes than we would otherwise incur.

Currency fluctuations could adversely impact our ability to satisfy the REIT requirements.

We expect that substantially all of our operating income and expense will be denominated in the foreign currencies in which our assets are located. Accordingly, our operating partnership will hold various foreign currencies at any given time and may enter into foreign currency hedging transactions. The U.S. federal income tax rules regarding foreign currency transactions could adversely impact our compliance with the REIT requirements. For example, changes in the U.S. dollar value of the currencies of our operations will impact the determination of our gross income from such operations for U.S. federal income tax purposes. Variations in such currency values could therefore adversely affect our ability to satisfy the REIT gross income tests. In addition, foreign currency held by our operating partnership could adversely affect our ability to satisfy the REIT asset tests to the extent our operating partnership holds foreign currency on its balance sheet other than its functional currency or otherwise holds any foreign currency that is not held in the normal course of the activities of our operating partnership which give rise to qualifying income under the 95% or 75% gross income tests or are directly related to acquiring or holding qualifying assets under the 75% asset test.

If any of our activities do not comply with the applicable REIT requirements, the U.S. federal income tax rules applicable to foreign currencies could magnify the adverse impact of such activities on our REIT compliance. For example, if we receive a distribution from our operating partnership that is attributable to operations within a particular foreign jurisdiction, we could recognize foreign currency gain or loss based on the fluctuation in the U.S. dollar value of the local currency of such jurisdiction between the time that the underlying income was recognized and the time of such distribution. Provided that the segment of our operating partnership’s business to which such distribution is attributable satisfies certain of the REIT income and asset tests on a standalone basis, any foreign currency gain resulting from such distribution will be excluded for purposes of the REIT gross income tests. However, if such segment did not satisfy the applicable REIT income and asset tests on a standalone basis, any currency gain resulting from such distribution may be non-qualifying income for purposes of the REIT gross income tests, which would adversely affect our ability to satisfy such tests. As another example, foreign currency gain attributable to our holding of certain obligations, including currency hedges of such obligations, will be excluded for purposes of the 95% gross income test, but not the 75% gross income test. However, if such gains are attributable to cash awaiting distribution or reinvestment, such gains may be non-qualifying income under the 75% and 95% gross income tests. See “Material U.S. Federal Income Tax Considerations—Taxation of the Company—Gross Income Tests.” Furthermore, the impact of currency fluctuations on our compliance with the REIT requirements could be difficult to predict.

The U.S. federal income tax rules regarding foreign currency transactions are complex, in certain respects uncertain, and limited authority is available regarding the application of such rules. As a result, there can be no assurance that the Service will not challenge the manner in which we apply such rules to our operations. Any successful challenge could increase the amount which we are required to distribute to our stockholders in order to qualify as a REIT or otherwise adversely impact our compliance with the REIT requirements.

Complying with REIT requirements may cause us to forego otherwise attractive business opportunities or liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually. In addition, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans, certain kinds of mortgage-backed securities and certain securities issued by other REITs. The remainder of our investment in securities (other than government securities, securities of corporations that are treated as TRSs, and qualified REIT real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total securities can be represented by securities of one or more TRSs, and, the aggregate value of debt instruments issued by public REITs held by us that are not otherwise secured by real property may not exceed 25% of the value of our total assets. See “Material U.S. Federal Income Tax Considerations—Taxation of the Company—Asset Tests.” If we fail to comply with these asset requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences.

To meet these tests, we may be required to take or forgo taking actions that we would otherwise consider advantageous. For instance, in order to satisfy the gross income or asset tests applicable to REITs under the Code, we may be required to forego investments that we otherwise would make. Furthermore, we may be required to liquidate from our portfolio otherwise attractive investments. In addition, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. Thus, compliance with the REIT requirements may hinder our investment performance.

If Nordic Operating Partnership S.C.A. is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.

We plan to conduct substantially all of our business through our operating partnership subsidiary, Nordic Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg, and its subsidiaries. Nordic Operating Partnership S.C.A. is not a per se corporation under Section 301.7701-2(b) of the Treasury Regulations and will file an entity classification election under Section 301.7701-3 of the Treasury Regulations to be treated as a partnership for U.S. federal income tax purposes. Based on the foregoing, we believe Nordic Operating Partnership S.C.A. will be treated as a partnership for U.S. federal income tax purposes. Assuming that it qualifies as a partnership for U.S. federal income tax purposes, Nordic Operating Partnership S.C.A. will not be subject to U.S. federal income tax on its income. Instead, each of its holders, including us, will be allocated its share of our operating partnership’s income. No assurance can be provided, however, that the Service will not challenge Nordic Operating Partnership S.C.A.’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the Service were successful in treating Nordic Operating Partnership S.C.A. as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, therefore, cease to qualify as a REIT and we would become subject to U.S. federal, state and local income tax on our net income. Our payment of U.S. federal income tax would reduce significantly the amount of cash available to make distributions to our stockholders.

Even if we qualify as a REIT, we may be subject to tax (including foreign taxes for which we will not be permitted to pass-through any foreign tax credit to our stockholders), which would reduce the amount of cash available for distributions to our stockholders.

Even if we qualify as a REIT, we may be subject to U.S. federal, state, local, and foreign taxes, including alternative minimum taxes, and state, local or foreign income, franchise, property and transfer taxes. For example, we intend to make investments solely in real properties located outside the United States through foreign entities, including Nordic Operating Partnership S.C.A. Such entities may be subject to local income and property taxes in the jurisdiction in which they are organized or where their assets are located. In addition, in certain circumstances, we may be subject to non-U.S. withholding tax on repatriation of earnings from such non-U.S. entities. To the extent we are required to pay any such taxes we will not be able to pass through to our stockholders any tax credit with respect to our payment of any such taxes.

Ordinary income (net of allowable deductions) derived by a Norwegian, Danish and a Swedish company is taxable at a current rate of 25%, 23.5% and 22%, respectively. In permitted circumstances, we expect our total ordinary income to be reduced by interest charges, depreciation, general and administrative costs and certain maintenance expenses and amortization of capital expenditures. We may maintain leverage levels higher than we otherwise would in part in order to reduce our income tax expense, or in the event we reduce our leverage, we may be subject to additional Norwegian tax, Danish or Swedish tax. To the extent we are required to pay any such foreign taxes, we will not be able to pass-through to our stockholders any tax credit with respect to our payment of such taxes.

To the extent we distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income and will incur a 4% non-deductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under the Code. In addition, we could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT. Furthermore, we may hold some of our assets through TRSs. Any TRS or other taxable corporation in which we own an interest could be (A) (i) subject to U.S. federal, state and local income taxes at regular corporate rates if such entities are formed as domestic entities or (ii) generate income from U.S. sources or activities connected with the United States if such entities are formed as foreign entities, and (B) will be subject to any applicable foreign taxes. Any of these taxes would decrease the amount available for distribution to our stockholders.

The tax on prohibited transactions could limit our ability to engage in certain transactions or subject us to a 100% penalty tax.

We will be subject to a 100% tax on any income from a prohibited transaction. “Prohibited transactions” generally include sales or other dispositions of property (other than property treated as foreclosure property under the Code) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, either directly or indirectly through certain pass-through subsidiaries. Although we do not intend to hold a significant amount of assets as inventory or primarily for sale to customers in the ordinary course of our business, the characterization of an asset sale as a prohibited transaction depends on the particular facts and circumstances. The Code provides a safe harbor that, if met, allows a REIT to avoid being treated as engaged in a prohibited transaction. It is likely that we may sell certain properties that have not met all of the requirements of such safe harbor if we believe the transaction would not be a prohibited transaction based on a facts and circumstances analysis. If the Service were to successfully argue that such a sale was in fact a prohibited transaction, we would be subject to a 100% penalty tax with respect to such sale.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board determines that it is no longer in our best interest to attempt to, or continue to, qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income and we generally would no longer be required to distribute any of our net taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our common stock.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 39.6% maximum U.S. federal income tax rate on ordinary income when paid to such stockholders. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of our common stock.

Non-U.S. stockholders will generally be subject to withholding tax with respect to our dividends.

Non-U.S. stockholders (as defined in “Material U.S. Federal Income Tax Considerations”) will generally be subject to U.S. federal withholding tax on dividends received from us at a 30% rate, subject to reduction under an applicable treaty or a statutory exemption under the Code. Although such withholding taxes may be creditable in such non-U.S. stockholder’s resident jurisdiction, for many such non-U.S. stockholders, investment in a REIT that invests principally in non-U.S. real property may not be the most tax-efficient way to invest in such assets compared to a direct investment in such assets which would generally not subject such non-U.S. stockholders to U.S. withholding taxes.

Legislative or regulatory tax changes related to REITs could materially and adversely affect our business.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Your investment has various tax risks.

Although provisions of the Code generally relevant to an investment in shares of our common stock are described in “Material U.S. Federal Income Tax Considerations,” you should consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in our common stock.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	our ability to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders;
•	use of the proceeds of this offering;
•	market trends in our industry, interest rates, the regional property market in the Nordics and the global economy in general;
•	our business and investment strategy;
•	competition from other acquirers or managers of real estate in the Nordics;
•	our financial performance or results of operations;
•	our expected use of leverage;
•	actions, initiatives and the financial stability of the Nordic governments;
•	economic conditions in the Nordics and globally;
•	our ability to obtain and maintain financing arrangements on favorable terms or at all;
•	general volatility of the real estate market;
•	changes in the value of the assets we acquire;
•	our investment and underwriting process;
•	our ability to repay or refinance any debt we may incur in the future as it becomes due;
•	changes in interest rates and the market value of our target assets;
•	tenant defaults or decreased recovery rates from our tenants;
•	the degree to which our hedging strategies may or may not protect us from interest rate and currency volatility;
•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters on our financial performance;
•	our ability to qualify, and maintain our qualification, as a REIT for U.S. federal income tax purposes;
•	availability of qualified personnel;
•	estimates relating to our ability to make distributions to our stockholders in the future; and
•	our understanding of our competition.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $68.0 million, or approximately $78.4 million if the underwriters’ overallotment option is exercised in full, after deducting the underwriting discount and estimated offering expenses.

In addition, we expect to complete a private placement in which we will sell $3.0 million of shares of our common stock or shares in our operating partnership to C-QUADRAT at a price per share equal to the initial public offering price, which we expect to be $15.00 and without the payment of any underwriting discount, resulting in aggregate net proceeds of $71.0 million (or $81.4 million if the underwriters exercise their overallotment option in full). We intend to use the net proceeds of this offering and the $3.0 million in proceeds from the concurrent private placement primarily for future acquisitions of real properties in the Nordics. In connection with any acquisition, we may also assume or arrange mortgage or other financing, as discussed under “Prospectus Summary—Our Financing Strategy.” Pending application of these net proceeds, we intend to invest these net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to our stockholders and holders of OP shares. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay U.S. federal income tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income.

We generally intend over time to distribute a minimum of 100% of our taxable income so as to satisfy the requirements for qualification as a REIT and avoid the payment of corporate level U.S. federal income taxes on our undistributed income. However, we cannot assure you that distributions will be made or sustained. Any distributions we make will be at the direction of our board of directors and will depend upon a number of factors, including our actual results of operations, economic conditions and other factors that could differ materially from our current expectations.

Our organizational documents permit us to make distributions from any source. If our cash available for distribution is insufficient to cover our distributions, we expect to use the proceeds from this offering, the proceeds from the issuance of securities in the future, the proceeds from borrowings or other sources to pay distributions. During our initial years of operation, certain of our distributions declared may be paid from our offering proceeds, which would constitute a return of capital to our stockholders.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders.”

CAPITALIZATION

The following table presents (1) our actual capitalization as of September 30, 2015 and (2) our capitalization as adjusted to reflect the effects of (A) the sale of our common stock in this offering at an assumed offering price of $15.00 per share after deducting the underwriting discount and estimated organizational and offering expenses payable by us and (B) the sale of $3.0 million of shares of our common stock or shares in our operating partnership to C-QUADRAT at a price per share equal to the initial public offering price, which we expect to be $15.00 and without the payment of any underwriting discount, excluding the underwriters’ overallotment option. You should read this table in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2015
	Actual	As adjusted
Cash	$1,000	$70,981,000
Stockholders’ equity:
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 100 shares issued and outstanding, actual; 5,200,100 shares issued and outstanding, as adjusted(1)	—	52,001
Preferred Stock, par value $0.01 per share, 50,000,000 shares authorized, none issued and outstanding, pro forma	—	—
Additional paid in capital	1,000	70,928,999
Owners’ Equity
Total stockholders’ equity	$1,000	$70,981,000
Total capitalization	$1,000	$70,981,000
(1)	Includes (i) 5,000,000 shares of common stock to be issued in this offering, (ii) an aggregate of 200,000 shares of our common stock or OP shares that we will sell to C-QUADRAT in the concurrent private placement, and (iii) 100 shares of our common stock issued as part of our initial capitalization. Does not include (i) OP shares owned by us, (ii) up to 750,000 shares of common stock that may be issued by us upon exercise of the underwriters’ overallotment option, and (iii) an aggregate of up to 425,000 shares of restricted common stock, OP shares or LTIP or related units in our operating partnership reserved for future issuance and sale under our Equity Incentive Plan, including an aggregate of 175,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units) that our Manager’s senior management team and our directors will receive in connection with the completion of this offering. See “Nordic Operating Partnership S.C.A. Articles of Association—Redemption of OP Shares.”

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a recently formed Maryland corporation that intends to focus on the acquisition, ownership, leasing, management and redevelopment of office and industrial properties located in the Nordics. Our business will be led by Bjarne Eggesbø, who serves as the chief executive officer of our company. Our senior executive officers on average have more than 22 years of investment management experience. Mr. Eggesbø will be supported in his efforts by members of our Manager’s highly experienced real estate industry senior management team and other members of our Manager’s full time professional and administrative staff. Our Manager is a newly formed subsidiary of C-QUADRAT, a European investment management firm with approximately $6 billion of assets under management as of September 30, 2015.

Our primary business objectives are to create cash flow from operations, achieve sustainable long-term growth and provide attractive risk-adjusted returns to our stockholders through stable distributions and capital appreciation.

We plan to aggressively pursue our growth strategy through the acquisition of office and industrial properties in the Nordics. We plan to typically target acquisitions in the $20 million to $40 million range.

Our operating partnership will be externally managed by our Manager, a newly formed subsidiary of C-QUADRAT.

We have been organized and we intend to elect, and to operate our business so as to qualify, to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2016. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income to the extent that we annually distribute all of our taxable income to stockholders. Our wholly-owned GP subsidiary will serve as the sole manager of, and we will operate our business through, our operating partnership subsidiary, Nordic Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) which will be organized under the laws of the Grand Duchy of Luxembourg upon closing of this offering, as well as other subsidiaries.

Factors Impacting Our Operating Results

We expect that our results of operations will be affected by a number of factors and will primarily depend on the rental revenue we receive from the properties that we expect to acquire, the impact and timing of lease expirations, general market conditions and the competitive environment in the Nordics, the expenses associated with operating our business and our ability to qualify as a REIT.

Rental Revenue

We expect to receive income primarily from rental revenue generated by the properties that we expect to acquire. The amount of rental revenue will depend upon a number of factors, including:

•	our ability to maintain occupancy rates at the properties that we expect to acquire;
•	our ability to maintain or increase rental rates at the properties that we expect to acquire;
•	our ability to lease currently available space and space available from lease terminations;
•	amounts of gross leasable area, which may vary as a result of the acquisition or development of new properties and the disposition or expansion of existing properties; and
•	rent collection, which primarily relates to each of our future tenant’s financial condition and ability to make rent payments to us on time.

We expect that the properties that we expect to acquire will be primarily located in the Nordics. Future economic downturns or regional downturns in the Nordics that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments could materially and adversely affect our ability to maintain or increase rental rates at these properties.

Lease Expirations

Our ability to re-lease space subject to expiring leases will impact our results of operations and is affected by economic and competitive conditions in our markets and by the desirability of our individual properties.

Conditions in Our Markets

Positive or negative changes in economic or other conditions, adverse weather conditions and natural disasters in the Norwegian, Danish or Swedish markets may affect our overall financial performance.

Competitive Environment

We will compete for tenants and property acquisitions with a number of owners, developers and operators of office and industrial real estate in the Nordics, many of which own properties similar to ours in the markets in which the properties that we expect to acquire are located. In the future, competition from others may diminish our opportunities to acquire a desired property on favorable terms or at all. In addition, competition may affect the occupancy and rental rates of these properties and thus our financial results, and we may be pressured to reduce our rental rates to below those which we expect to charge or to offer substantial rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options in order to retain tenants when our tenants’ leases expire.

Operating Expenses

Our operating expenses will generally consist of management fees, maintenance and repairs, real estate taxes, property management fees, insurance, electricity and other miscellaneous operating expenses. While the structure of our leases may vary depending on the type and location of the property, we will generally seek to structure our leases so that the tenant typically is responsible for utilities, maintenance and repair of the internal components of the premises throughout the lease term, while we are responsible for insurance and external and structural maintenance of the property, including facade, elevators, HVAC and roof maintenance. We currently estimate that our initial annual administrative expense will be approximately $2.45 million. We will also pay fees to our Manager and incur general and administrative expenses, including legal, accounting and other expenses related to corporate governance, public reporting and compliance with the various provisions of U.S. securities laws. Increases or decreases in such operating expenses will impact our overall financial performance.

Foreign Currency Exchange Rates

We expect that substantially all of our future leases will be denominated in the local currency of the nation in which the underlying property is located. A significant portion of our operating expenses will be transacted in local currency. We plan to report our results of operations and consolidated financial information in U.S. dollars. Our operating partnership will pay distributions in local currencies or U.S. dollars, and we will pay distributions to our stockholders in U.S. dollars. Accordingly, our operating partnership will hold various foreign currencies at any given time and may enter into foreign currency hedging transactions. As a result, our results of operations as reported in U.S. dollars and our distributions to our stockholders will be impacted by fluctuations in the value of the local currencies in which we conduct our real property business or that are held or acquired for distribution to holders of OP shares against the U.S. dollar. For example, assuming we do not hedge such foreign currency exposure, a decrease in the values of the Norwegian Krone, Danish Krone or the Swedish Krona relative to the U.S. dollar would cause our results of operations and our distributions to our stockholders as expressed in U.S. dollars to decrease. Conversely, an increase in the values of the Norwegian Krone, Danish Krone or the Swedish Krona relative to the U.S. dollar would cause our results of operations and our distributions to our stockholders as expressed in U.S. dollars to increase.

The following table sets forth, for the periods indicated, the average exchange rates to the U.S. dollar as published by Bloomberg London for the Norwegian Krone, the Swedish Krona and the Danish Krone.

	Average Exchange Rates
	Norwegian Krone	Swedish Krona	Danish Krone
Year Ended December 31, 2011	5.6063	6.4931	5.3579
Year Ended December 31, 2012	5.8192	6.7734	5.7927
Year Ended December 31, 2013	5.8800	6.5145	5.6168
Year Ended December 31, 2014	6.3083	6.8665	5.6206
Year Ended December 31, 2015	8.0712	8.4343	6.7242
Five Years Ended December 31, 2015	6.3376	7.0168	5.8226
Six Months Ended June 30, 2015	7.7562	8.3750	6.6837
Nine Months Ended September 30, 2015	7.9136	8.4123	6.6933

The following graphs also set forth, for the periods indicated, the average exchange rates to the U.S. dollar as published by Bloomberg London for the Norwegian Krone, the Swedish Krona and the Danish Krone.

USDNOK 5-Year Exchange Rate
10.00
9.00
8.00
7.00
6.00
5.00
4.00
1/1/2011
1/1/2012
1/1/2013
1/1/2014
1/1/2015

USDSEK 5-Year Exchange Rate
9.50
9.00
8.50
8.00
7.50
7.00
6.50
6.00
5.50
5.00
1/1/2011
1/1/2012
1/1/2013
1/1/2014
1/1/2015

USDDKK 5-Year Exchange Rate
7.50
7.00
6.50
6.00
5.50
5.00
4.50
4.00
1/1/2011
1/1/2012
1/1/2013
1/1/2014
1/1/2015

Hedging

In an effort to mitigate the risk of fluctuations in foreign currency exchange rates, we, our operating partnership and any subsidiaries, will actively manage our revenues and expenses so that we incur a significant portion of our expenses, including our operating costs and borrowings, in the same local currencies in which we receive our revenues. In addition, subject to satisfying the requirements for qualification as a REIT, we may engage in various hedging strategies, which may include currency futures, swaps, forwards and options. We expect that these strategies and instruments, if implemented, may allow us to reduce, but not eliminate, the risk of fluctuations in foreign currency exchange rates.

We also plan, subject to satisfying the requirements for qualification as a REIT, to manage interest rate risk related to our borrowings through the use of interest rate swaps, interest rate caps or other financial instruments. An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based on a notional amount of principal. We expect that we will primarily utilize interest rate swaps. We expect that our interest rate swaps will typically be floating-to-fixed interest rate swaps, under which we will agree to pay a series of fixed interest rate payments on notional amount in exchange for a series of floating, or variable rate payments, effectively fixing our interest rate on that amount of principal of our variable rate debt. The market values of floating-to-fixed interest rate swaps will depend heavily on the current market fixed rate, the corresponding term structures of variable rates and the expectation of changes in future variable rates. As expectations of future variable rates increase, the market values of the swaps increase. Other than for tax purposes, we will treat the swaps as non-hedge instruments and, accordingly, recognize the fair value of the swaps as assets or liabilities on our balance sheet, with the change in fair value recognized in our income statement. We expect our hedging strategies and instruments will allow us to reduce, but not eliminate, interest rate risk.

Currency Translation

All or a significant portion of our revenues and expenses are transacted in local currencies. We report our results of operations and consolidated financial information in U.S. dollars. Accordingly, we translate amounts denominated in local currencies into U.S. dollars for financial reporting purposes. Assets and liabilities are translated at the prevailing exchange rate on the balance sheet date. Items included in our consolidated income statement are translated at the average exchange rate for the applicable period.

Real Estate Taxes

We will pay real estate taxes relating to the properties that we expect to acquire based on the assessed value of these properties as determined by the local municipality in which the property is located. The value of each of the properties that we expect to acquire may be reassessed from time to time, which may decrease or increase the amount of our real estate taxes. Under certain types of lease agreements, the tenant is responsible for the payment of real estate taxes relating to the leased property.

Local Tax Considerations

Ordinary income (net of allowable deductions) derived by a Norwegian company, Danish company and a Swedish company is taxable at a current rate of 25%, 23.5% and 22%, respectively. In permitted circumstances, we expect our total ordinary income to be reduced for interest charges, depreciation, general and administrative costs and certain maintenance expenses and capital expenditures. As a result, we expect our ordinary income tax liability to be reduced, but not eliminated. We may maintain leverage levels higher than we otherwise would in part in order to reduce our income tax expense, or in the event we reduce our leverage, we may be subject to additional Norwegian tax, Danish or Swedish tax.

Our Qualification as a REIT

We have been organized and we intend to operate as a REIT beginning with our taxable year ending December 31, 2016. So long as we qualify as a REIT, we generally will not be required to pay U.S. federal income taxes on our taxable income to the extent we distribute to our stockholders annually all of our REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains. In order to maintain our qualification as a REIT, we need to comply with certain operational limitations which govern the types of assets we can own and the sources of income we can receive. See “Material U.S. Federal Income Tax Considerations.”

Critical Accounting Policies

The preparation of our financial statements in conformity with U.S. GAAP will require management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. We have summarized below those accounting policies that require material subjective or complex judgments and that we expect will have the most significant impact on our financial condition and results of operations. Management will evaluate these estimates on an ongoing basis, based upon information currently available and on various assumptions that it believes are reasonable as of the date hereof. In addition, other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those of other companies.

Rental Property, Depreciation and Impairment

Rental property is carried at cost less accumulated depreciation and impairment loss. We review the properties that we expect to acquire on a periodic basis to determine whether impairments exist and provide a provision if impairments are identified. Indicators of impairment include changes in circumstances warranting further assessment of recoverability (such as a decrease in occupancy). If further assessment of recoverability is needed, we estimate the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, we recognize an impairment loss based upon the estimated fair value of such property as compared to its current carrying value. We have not identified any indicators of impairment because we have a steady increase in rental revenues and strong market fundamentals for office property.

Depreciation expense is computed using the straight-line method based on the following useful lives:

Buildings	50 years
Building and land improvements	5 - 20 years
Tenant improvements	Shorter of useful life or terms of related lease

Expenditures for tenant improvements, leasehold improvements and leasing commissions are capitalized and depreciated over the shorter of their useful lives or the terms of each specific lease. Repairs and maintenance are charged to expense when incurred. Expenditures which improve or extend the life of the building are capitalized and depreciated over their estimated useful life.

Tenant Accounts Receivable

We expect to maintain an allowance for estimated losses that may result from the inability of tenants to make required payments. We regularly assess our ability to collect outstanding payments and in so doing must make estimates of the collectability of tenant accounts receivable. If a tenant fails to make contractual payments beyond any allowance, we may recognize bad debt expense in future periods equal to the amount of unpaid rent and deferred rent.

Derivative Instruments

We account for interest rate swaps in accordance with ASC 815, Derivatives and Hedging. We designate interest rate swaps as non-hedge instruments. Accordingly, we recognize the fair value of the interest rate swap as an asset or liability on our balance sheet with the changes in fair value recognized on our statements of operation.

Revenue and Gain Recognition

Rental revenues from leases with fixed rent escalations are recognized on a straight-line basis over the term of the lease when collectability is reasonably assured including the effect of any free rent periods. Most of our leases will not have fixed rent escalations, but rather have escalations based on country-specific consumer price indices, or CPI, and therefore we recognize minimal straight-line rental revenue. Prepaid rent is recorded as a current liability. Additional rents from expense reimbursements for insurance, real estate taxes and certain other expenses are recognized in the period in which the related expenses are incurred.

Certain tenants will be obligated to reimburse us for insurance, real estate taxes and certain other expenses and these costs, which have been assumed by the tenants under the terms of their respective leases. Such reimbursement costs are recognized as revenue in the period incurred. To the extent any tenant responsible for these costs under its lease defaults on its lease or it is deemed probable that it will fail to pay for such costs, we would record a liability for such obligation. Recovery revenue related to leases whereby the tenant has assumed the cost for insurance, real estate taxes and certain other expenses is not recognized in our financial statements.

Rental revenue from month-to-month leases or leases with no scheduled rent increases or other adjustments are recognized on a monthly basis when earned.

Lease termination fees are recognized as termination revenue when the related leases are cancelled, fees are determinable, tenant vacancy has occurred, collectability is reasonably assured, we have no continuing obligation to provide services to such former tenants and the payment is not subject to conditions that must be met or waived.

We recognize gains on sales of real estate pursuant to the provisions of ASC 360-20-15, Accounting for Sales of Real Estate. The specific timing of a sale is measured against various criteria in ASC 360-20-15 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, we defer gain recognition and accounts for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Adoption of New or Revised Accounting Standards

As an emerging growth company under the JOBS Act, we can elect to adopt new or revised accounting standards as they are effective for private companies. However, we are electing to opt out of such extended transition period. Therefore, we will adopt new or revised accounting standards as they are effective for public companies, and this election is irrevocable.

In May 2014, the FASB issued a comprehensive new revenue recognition standard entitled Revenue from Contracts with Customers that will supersede nearly all existing revenue recognition guidance. The new standard specifically excludes lease contracts but will include sales of real estate within its scope. The new standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. Companies will likely need to use more judgment and make more estimates than under current revenue recognition guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration, if any, to include in the transaction price and allocating the transaction price to each separate performance obligation. The new standard will be effective for the company beginning on January 1, 2018 and early adoption is not permitted. The new standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The company has not yet selected a transition method.

Results of Operations

As of the date of this prospectus, we have not commenced any operations because we are in our organizational stage. We will not commence any significant operations until we have completed this offering and the concurrent private placement. The factors that we anticipate impacting our results of operations in the future are discussed above under “— Factors Impacting Our Operating Results.”

Liquidity and Capital Resources

Liquidity is a measure of our ability to turn non-cash assets into cash and to meet potential cash requirements. We expect to use significant cash to pay dividends, repay principal and interest on our borrowings, fund our operations and meet other general business needs. Our short-term liquidity requirements will consist primarily of funds to pay for operating expenses and other expenditures directly associated with the properties that we expect to acquire, including:

•	interest expense and scheduled principal payments on outstanding indebtedness;
•	management and property administration fees;
•	payment of property taxes;

•	general and administrative expenses; and
•	capital expenditures for tenant improvements and leasing commissions.

We intend to satisfy our short-term liquidity requirements through our existing cash and cash equivalents, cash flow from operating activities, the proceeds of this offering and available borrowings.

Our long-term liquidity needs will consist primarily of funds necessary to pay for acquisitions, non-recurring capital expenditures and any scheduled debt maturities. We intend to satisfy our long-term liquidity needs through cash flow from operations, long-term secured and unsecured borrowings, issuance of equity or debt securities or, in connection with certain acquisitions of additional properties, the issuance of shares in our operating partnership.

We will pay, or reimburse our Manager and its affiliates for, expenses incurred in connection with our organization and this offering. As of September 30, 2015 and December 31, 2015 these expenses total approximately $0.6 million and $1.6 million, respectively.

Contractual Obligations

We had no contractual obligations as of August 14, 2015. Prior to the completion of this offering, we will enter into a management agreement with our Manager. Our Manager will be entitled to receive a management fee and the reimbursement of certain expenses. The management fee will be payable quarterly in arrears in cash in an amount equal to one quarter of 1.5% of our Stockholder’s Equity. See “Our Manager and the Management Agreement—Management Agreement.”

Capital Expenditures

When we lease space to new tenants, or renew leases for existing tenants, we will often incur expenditures for tenant improvements. This amount, as well as the amount of other capital expenditures, will vary from year to year, in some cases significantly.

We consider non-recurring capital expenditures to be expenditures associated with substantial renovations of properties. Our non-recurring capital expenditures are discretionary and also may vary significantly from year to year.

Off Balance Sheet Arrangements

As of the date of this prospectus, we did not have any off-balance sheet arrangements.

Interest Rate Risk

ASC 815, Derivatives and Hedging (formerly known as SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities), requires us to recognize all derivatives on our balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value and the changes in fair value must be reflected as income or expense. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income, which is a component of stockholders equity. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

Inflation

We expect that most of our leases will contain provisions designed to mitigate the adverse impact of inflation. These provisions will generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on a country-specific CPI or other measures). We may be adversely impacted by inflation if leases do not contain indexed escalation provisions. In addition, most of our leases will require the tenant to pay for property taxes, insurance, maintenance and repair of the internal components of the premises throughout the lease term. This may reduce our exposure to increases in costs and operating expenses resulting from inflation, assuming properties acquired are leased, remain leased and tenants fulfill their obligations to reimburse us for such expenses.

Seasonality

We do not consider our business to be subject to material seasonal fluctuations.

Non-GAAP Financial Measures

As a public company, we expect to disclose to investors and discuss funds from operations, or FFO, and adjusted funds from operations, or AFFO, which each meet the definition of “non-GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC. As a result, we expect to be required to include in those disclosures and discussions a statement of why management believes that the presentation of such measures provides useful information to investors.

We do not consider FFO or AFFO to be an alternative to net income (determined in accordance with U.S. GAAP) as an indication of our performance, and we would plan to prepare a comparison of any disclosures or discussions of FFO or AFFO to our reported net income or net loss, and consider them in addition to our cash flows in accordance with U.S. GAAP.

Funds from Operations (FFO)

We expect to compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), real estate impairment losses and extraordinary items and after adjustments for unconsolidated partnerships and joint ventures. We plan to present FFO and AFFO (described below) in certain of our public company discussions and disclosures because we expect these financial measures to be important supplemental measures of our operational performance that we believe are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. We understand that FFO is intended to exclude U.S. GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions, real estate impairment losses and extraordinary items, we believe that it could provide a performance measure that, when compared year over year, would reflect the impact to our operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, and provide investors with a perspective not immediately apparent from net income. We expect that our computation of FFO could differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, we expect that our computation of FFO would not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. If and when we present FFO as a public company, we believe that it should not be considered as an alternative to net income (loss) (computed in accordance with U.S. GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

Adjusted Funds from Operations (AFFO)

AFFO is a non-GAAP measure that we believe may be useful to management and investors to measure our operating performance as a public company (including the costs to finance our operating performance) by removing the effect of items that do not reflect ongoing property operations. Due to the nature of how certain items may be recorded in our operating results going forward that we believe would not be reflective of our core operating performance, we expect that we may compute AFFO to provide investors with a different perspective on the same results. We expect that if we compute AFFO, we would do so by computing FFO and then adjusting it to exclude:

•	acquisition costs;
•	equity-based compensation;
•	gains from financial instruments at fair value;
•	straight-line rent adjustment;
•	amortization of market leases;
•	amortization of deferred financing fees; and
•	non-cash tax expense.

We believe that AFFO and FFO (property level) could provide investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate AFFO or FFO (property level) on a comparable basis, between REITs. However, as with FFO, we expect that our reported AFFO and FFO (property level) would not necessarily be comparable to other REITs’ AFFO and FFO (property level), so we would intend AFFO and FFO not to be used as a measure of our liquidity, or be indicative of our funds available for our cash needs, including our ability to pay dividends.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risks to which we believe we could be exposed are interest rate risk and foreign currency exchange rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk and exchange rate risk.

We may use derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings, primarily through interest rate swaps. We expect that our interest rate swaps will typically be floating-to-fixed interest rate swaps, under which we will exchange a series of fixed interest rate payments on a notional amount of principal in exchange for a series of floating or variable rate payments on such notional amount. The market values of floating-to-fixed interest rate swaps will depend heavily on the current market fixed rate, the corresponding term structures of variable rates and the expectation of changes in future variable rates. As expectations of future variable rates increase, the market values of the swaps increase. We will treat the swaps as non-hedge instruments and, accordingly, recognize the fair value of the swaps as assets or liabilities on our balance sheet, with the change in fair value recognized in our income statement.

We will be exposed to currency fluctuation risk. We expect that substantially all of our future leases will be denominated in the local currency of the nation in which the underlying property is located. A significant portion of our operating expenses will be transacted in local currency. We plan to report our results of operations and consolidated financial information in U.S. dollars. Our operating partnership will pay distributions in local currencies or U.S. dollars, and we will pay distributions to our stockholders in U.S. dollars. Accordingly, our operating partnership will hold various foreign currencies at any given time and may enter into foreign currency hedging transactions. As a result, our results of operations as reported in U.S. dollars and our distributions to our stockholders will be impacted by fluctuations in the value of local currency in which we conduct our real property business or that are held or acquired for distribution to holders of OP shares against the U.S. dollar. For example, assuming we do not hedge such foreign currency exposure, a decrease in the values of the Norwegian Krone, Danish or the Swedish Krona relative to the U.S. dollar would cause our results of operations and our distributions to our stockholders as expressed in U.S. dollars to decrease. Conversely, an increase in the values of the Norwegian Krone, Danish or the Swedish Krona relative to the U.S. dollar would cause our results of operations and our distributions to our stockholders as expressed in U.S. dollars to increase. See “—Rental Revenue—Foreign Currency Exchange Rates” above.

MARKET OVERVIEW

All information in this “Market Overview” section has been obtained from market research prepared or obtained by Atrium AS (an affiliate of CBRE Limited in Norway) in connection with this offering.

Our strategy is to capitalize on substantial immediate and long-term opportunities in public and private sector commercial real estate in the Nordics. The Nordic property market is currently the third largest market in Europe (behind the United Kingdom and Germany) based on investment volume. The Nordic property market is currently exhibiting the following characteristics:

•	The spreads between Nordic property yields and ten-year Norwegian, Swedish and Danish government bonds remain high, suggesting the potential for near term price appreciation across the sector.
•	Financing rates across the Nordics have become increasingly favorable for real estate with projected rates expected to fall in the near term, as a result of projected cuts in central bank key policy rates across the Nordic Region.
•	The Swedish property market is generally viewed as experiencing a period of sustained growth, while the Danish and Norwegian property markets are projected to experience more subdued growth in the near term.
•	During the 12-month ended June 30, 2015, the Nordic property market saw transaction volume of $37.8[1] billion, an increase of 67% compared to the year ended June 30, 2014, with local investors accounting for the majority of the investment capital in Sweden and Denmark, while international investors were more present in Norway, accounting for approximately half of the total investment volume.
(1)	All currency figures converted using exchange rate as of 30th June 2015, sourced from Bloomberg.

We target strategically located office and industrial properties across the Nordics that offer the potential to achieve attractive risk-adjusted returns. The properties that we seek to acquire are generally located outside of, but in close proximity to, Central Business Districts (“CBDs”) and near major transportation hubs and corridors and employment centers. We define these areas as infill regions. In addition to infill regions, we target strategically important regional locations that derive their value from unique attributes such as access to transportation corridors, strategic tenant clusters, specific local industry and the effects of long-term government policies such as planned decentralization. In selected circumstances and when justified by appropriate return profiles, we also may acquire assets in larger city centers.

Our strategy is to acquire properties in the Norwegian, Danish and Swedish markets. The following provides an overview of key economic and real property fundamentals and trends in our target markets.

Nordic Region Economic Overview

The northern European countries of Norway, Sweden and Denmark, which we refer to as the Nordics or the Nordic Region, have much in common in their economy, culture, history and language. While they do not form a separate political entity, they do cooperate in the Nordic Council, which provides for a common labor market and free movement across borders.

Norway, while not a member of the European Union (“EU”), has access to the EU’s single market, is part of the Schengen Area permitting free movement across European borders and has been granted participation rights in several of the EU’s programs, bodies and initiatives. Norway’s economy has historically been driven by economic activity linked to the maritime industry, and the country is a worldwide shipping leader. The economy has increasingly benefited from commodities production and exports since the discovery of large oil and gas reserves in the North Sea in 1969. An estimated 56% of Norway’s oil and gas reserves remain on the Norwegian Continental Shelf, according to the Norwegian Petroleum Directorate; as such, the petroleum industry will be a core part of Norway’s economy for the foreseeable future. Statoil, a multinational oil and gas company, is Norway’s largest company and the twenty-first largest oil and gas company in the world by Barrels Of Oil Equivalent Per Day (BOE/D) as of 2015, according to Forbes Global. Other significant Norwegian companies include Wilh. Wilhemsen, one of the world’s leading shipping companies, telecommunications company Telenor, high-tech systems supplier Kongsberg Group and aluminum and renewable energy company Hydro.

Sweden, a member of the EU since 1995, has a diversified, export-oriented economy that also benefits from natural resources such as timber, iron ore and fisheries. The country is known for internationally-recognized companies such as IKEA and H&M in the retail/consumer sector, technology companies such as Ericsson, telecommunications companies such as TeliaSonera, financial services companies such as Swedbank, Handelsbanken and SEB, aerospace and defense companies such as Saab, and automobile and truck manufacturers such as Volvo and Scania. Sweden’s largest trade flows are with the United States, Germany, Norway, the United Kingdom (“UK”), Denmark and Finland.

Denmark is a dynamic economy focused on exports of manufactured goods such as industrial machinery, chemical products and instruments, as well as products for consumption, and has been a member of the EU since 1973. Denmark’s liberal trade policy within the EU and strong trade relationship with the United States has aided in the development of large Danish companies including A.P. Moller—Maersk Group, the largest container ship operator in the world, pharmaceuticals manufacturer Novo Nordisk, brewer Carlsberg Group and facility services manager ISS.

Together, Norway, Sweden and Denmark rank as the fifth-largest economy in the Eurozone, with a combined 2014 GDP of $1.4 trillion (source: Oxford Economics) that is approximately 1% larger than that of Spain, the sixth largest European economy. The Swedish economy was ranked as the 10th largest European economy based on 2014 GDP ($571 billion), representing 40.0% of the Nordic Region’s GDP. The Norwegian economy drove approximately $502 billion in GDP in 2013 and represented 35.4% of the Nordic Region’s GDP, while Denmark’s GDP of approximately $342 billion represented 24.2% of the Nordic Region’s GDP in 2014.

The Nordic Region’s strong and diversified economies, combined with significant employment by national and local governments/government agencies as well as heavy investment in the oil and gas sector, contribute to the area’s low unemployment rates, high per-capita GDP and high personal consumption. However, the recent drop in the price of oil is expected to result in subdued growth in the Norwegian economy and subsequent increase in the unemployment rate. Nevertheless, the GDP growth is expected to stay positive throughout 2016 and start picking up thereafter.

The Nordic countries enjoy some of the lowest unemployment rates in Europe. The 2015 unemployment rate is expected to be 4.3%, 7.6% and 4.7% for Norway, Sweden and Denmark, respectively, according to Eurostat. These rates compare favorably to the EU’s projected 10.8% 2015 unemployment rate. The favorable Nordic unemployment picture is supported in part by the relatively large proportion of public sector employment, approximately 28%, 29% and 34% in Sweden, Denmark and Norway, respectively, according to Eurostat.

The Nordic countries exhibit very strong GDP and GDP per capita, with Norway ($98,096), Denmark ($60,728) and Sweden ($59,013) would have ranked second, fourth and fifth, respectively, in GDP per capita in the Eurozone as of 2014, according to the Eurostat (if Norway, Sweden and Denmark were part of the Eurozone). Further, the Nordics’ GDP growth has outperformed the Eurozone in eight of the last ten years. Driven by projected increases in economic growth and exports globally and among the Nordics’ trading partners, the region’s combined GDP growth is expected to outperform that of the Eurozone over the next three years.

Norway, Sweden, and Denmark reported current account surpluses of 9.4%, 6.8% and 6.3%, respectively, of GDP in 2014, compared with 2.1% in the Eurozone, according to Oxford Economics.

The Nordic Region benefits from low levels of public debt relative to GDP and sound fiscal and public finance policies including stable government spending and gross government debt-to-GDP ratios of 32.6%, 51.7% and 60.3% for Norway, Sweden and Denmark, respectively, in 2014, according to Oxford Economics. The same ratio in 2014 was 62.8% for Germany; 158.3% for Italy; 123.9% for France and 89.4% for the United Kingdom.

Norway, Sweden, and Denmark have each been assigned the highest credit ratings of AAA by Fitch and S&P, and Aaa by Moody’s. The ratings are attributed to the countries’ fiscal discipline, sound public finance policies, vast natural resources and stable governments, among other factors. These credit ratings, along with strong economic fundamentals and growth prospects, contribute to the nations’ low sovereign borrowing costs.

With over 20 million residents, the Nordic Region has a large and growing regional population with significant spending power. Since 2004, the Nordic Region’s population has increased by approximately 1.4 million and it is projected to grow to over 21 million by 2020. Denmark’s five-year population growth has been twice that of the EU by, Sweden’s has outpaced the EU by more than four times, while Norway’s has outpaced it by nearly six times since 2009 and is expected to continue to do so through 2020.

The Nordic Region’s household disposable income per capita outpaces that of the EU by 17% on average. Norway’s 2014 average gross adjusted disposable household income per capita of approximately $35,865, Sweden’s approximately $30,713 and Denmark’s $28,399 are 33%, 8% and 5% higher than the EU average, respectively, driving robust personal consumption expenditures. In 2014, the average household had personal consumption expenditure of approximately $51,340 in Norway, $35,970 in Sweden and $38,310 in Denmark, compared to an approximate $23,730 average personal consumption expenditure in the EU, according to Eurostat.

Oxford Economics projected 2015 GDP growth for Norway, Sweden and Denmark to be 1.0%, 2.7% and 1.8%, respectively, compared to 1.4% for the Eurozone. Importantly, Oxford Economics projected GDP2 growth accelerating in 2016 for Sweden and Denmark to 2.9% and 2.0%, respectively, while Norway is expected to experience more subdued GDP growth of 0.7%, compared to 1.8% for the Eurozone. Although the Norwegian economy is expected to continue to face an oil-led slowdown, the medium-to-long-term outlook is more positive with projected annual GDP growth of 1.7% from 2017 through 2024, according to Oxford Economics. According to Fitch, Norway’s North Sea petroleum revenues have been prudently managed and domestic oil exports support the country’s fiscal balance and current account balance.

Increased government purchases of goods and services, especially infrastructure and other investments, are expected to stimulate economic activity going forward. Additionally, anticipated tax concessions should help increase household real disposable income and stimulate demand. Increased personal income, combined with continued low interest rates and an anticipated rise in home prices, is expected to drive consumption growth in 2015 and beyond.

According to the OECD, Norway’s unemployment rate is forecasted to continue rising in 2015 as a result of downsizing activity in the oil and gas sector; however, it is expected to remain less than half of the rate forecast for the Eurozone. Public sector employment exhibited an increase during the 2008-2009 recession but has largely remained stable over the past 20 years when measured as a share of total employment. According to the OECD, Norway has the fifth-highest labor force participation rate in the world.

According to Eurostat, Norway has benefited from strong population growth in recent years. From 2009 to 2011, Norway reportedly experienced a population rate of growth in excess of 5.8 times that of the aggregate 28 EU member states. Approximately 71% of the growth reflected immigration patterns partly driven by strong labor markets.

The economic outlook for Sweden remains upbeat, despite recent modest GDP growth. According to the Oxford Economics, GDP growth is forecast to be 2.7% and 2.9% in 2015 and 2016, respectively, as measured in local currency. This compares favorably with same period forecasts for the Eurozone of 1.4% and 1.8%, respectively, as measured in euros.

Domestic consumer confidence levels and corporate spending are improving, and the OECD is forecasting increases in domestic household consumption based on a recently enacted income tax reduction program. Housing consumption is expected to receive an additional boost as low interest rates and income tax cuts increase disposable income. Although household saving reached a peak in 2013, it is expected to gradually decline in conjunction with anticipated improvement in the employment market. Further, rebounding investment activity is expected to create additional growth going forward. According to Riksbanken, international demand for Swedish goods and services is forecasted to increase and foreign trade will make a significant although modest contribution to growth, according to OECD.

Forward looking indicators of labor demand point to continued growth. According to the Oxford Economics, Sweden’s unemployment rate is forecast to decrease from the current level of approximately 7.6% to about 7.1% in 2016, which is less than two thirds of the forecast unemployment rate for the Eurozone over the same period. According to the OECD, Sweden has the third-highest labor force participation rate in the world.

According to Eurostat, Sweden has benefitted from strong population growth in recent years. During the period 2009 through 2011, Sweden experienced a population growth more than four times that of the average population growth for the Eurozone. Approximately 67% of the population growth reflected immigration patterns partly driven by a stronger labor market compared to that of the Eurozone.

Following three years of economic stagnation in the aftermath of the global financial crisis, economic indicators now point to an improvement in the Danish economy. According to the Oxford Economics, GDP growth is forecasted

2 The GDP growth is measured in the applicable local currencies for Norway, Sweden and Denmark, while the Eurozone GDP growth is measured in Euro.

to be 1.8% and 2.0% for 2015 and 2016, respectively, as measured in local currency. This compares somewhat favorably with same period forecasts for the Eurozone of 1.4% and 1.8%, respectively, as measured in euros. Confidence indicators are pointing towards increased momentum in Denmark. Private sector consumption, which is forecasted to expand by 2.3% and 1.8% in 2015 and 2016, respectively, according to Statistics Denmark, is expected to be a key driver of economic growth in 2015 and 2016, primarily due to the positive effects of the 2012 national income tax reform, coupled with a low interest rate environment and stabilization of housing prices. The export sector in Denmark is projected to benefit from an increase in foreign demand, according to Oxford Economics.

Denmark’s unemployment has recently decreased and is forecasted to be 4.7% in 2015, less than half of the unemployment rate forecast for the Eurozone. Danish productivity has grown modestly over the past few years. According to the OECD, Denmark has the seventh-largest labor force participation rate in the world.

According to Eurostat, Denmark has had a modest population growth in recent years. During the period from 2009 through 2014, Denmark reportedly experienced a population rate of growth in excess of 2 times that of the average aggregate 28 EU member states. Approximately 66% of the growth reflected immigration patterns partly driven by strong labor markets.

Nordic Commercial Real Estate Market

The overall Nordic commercial real estate market is the fourth largest in the EU based on market values from IPD3, after the United Kingdom, Germany and France (in fact, Sweden alone is the fourth-largest commercial property market in the EU). With nearly $33.4 billion in commercial real estate transactions in 2014, the Nordic Region represents Europe’s third-largest property market by transaction volume, behind the United Kingdom and Germany.

The table below sets forth select major transactions across the Nordics in 2015.

Date	Asset	Country	Primary type	Transaction type	Size (square meters) / Number of Assets	Price, USD million (estimate)	Vendor	Purchaser	Comment
Q4-2014	Fortin-portfolio	Sweden, Norway	Office	Portfolio	~100 assets	1,467	DnB NOR Eiendomsinvest I ASA	Starwood Capital Group
Acquisition of approximately 80 assets in Sweden and 20 assets in Norway for a total price of approximately NOK 11 billion (EUR 1.25 billion). The Norwegian Portfolio was valued at approximately NOK 4.7 billion and the assets located in Sweden were valued at approximately NOK 6.8 billion.

Q2-2015	Illum, Copenhagen	Denmark	Retail	Single	44,000 sq m	383	Black Rock	Central Group	A centrally located department store in Copenhagen sold to Thai-owned Central Group by Black Rock for approximately DKK 2.75 billion.
Q2-2015	NREP Nordic Logistics Portfolio	Sweden, Finland, Denmark	Logistics	Portfolio	28 assets	702	NREP	Consortioum of 4 Danish Pension Fund
The combined transaction value was approximately EUR 650 million and this transaction is not only the largest prime logistics transaction in the Nordics, but also one of the largest portfolios traded in Europe. The portfolio consists of 28 modern efficient logistics properties located in key distribution hubs across Sweden, Finland and Denmark with almost 650,000 square meters. The majority of the assets were located in Sweden, which were valued at approximately EUR 470 million.

Q3-2015	Obligo portfolio	Sweden, Norway, Germany et.al.	Office	Portfolio	10 Portfolios	2,807	Obligo Investment Management	Blackstone Real Estate Partners Europe IV
Acquisition of 10 portfolios valued at around EUR 2.4 billion. Mixed use portfolio of residential and commercial properties located in Norway, Sweden, Finland, Latvia and Germany. The majority of the assets are located in Sweden. This is the largest portfolio deal in the Nordic region since 2008. The Swedish and Norwegian assets were valued at around EUR 1 billion, and EUR 450 million, respectively.

3 MSCI IPD specializes in real estate indexes and analytics.

In the public equity markets, the recovery of European real estate equities has materially lagged that of the U.S. REIT market post-2008.

Notwithstanding a recent increase in activity by international investors across the region, local investors continue to account for the majority of both investment capital and ownership in Sweden and Denmark. Foreign investment in the Norwegian market represented approximately half of total transaction volume in the first half of 2015, with the relatively high foreign share driven by deal size as opposed to activity levels; however the majority of commercial real estate continues to be locally owned.

The Nordic office and industrial markets are generally segmented into infill versus non-infill regions. Infill markets are considered high-barrier-to-entry markets. Given our targeting of both infill and strategically important regional markets throughout the Nordic Region, we enjoy significant advantages arising from the natural supply constraints inherent to those markets. In addition to scarcity of developable land and complex entitlement processes, the major cities in the Nordic Region have some of the highest construction costs of any city in the Eurozone. Construction cost for new office space is $280 per square feet in Oslo, $244 per square feet in Copenhagen and $286 per square feet in Stockholm and $214 per square feet in Gothenburg. This compares to the next highest construction cost in the Eurozone of $240 per square feet in Paris and $215 per square feet in Zurich.

The spreads between Nordic property yields and ten-year Norwegian, Swedish and Danish government bonds remain near historical highs, suggesting the potential for near-term price appreciation across the sector. The Nordics currently offer on average an approximate 250 to 400 bps spread between prime real estate cap rates and ten-year government bonds, which is historically seen as an attractive level in conjunction with favorable financing conditions. We believe that our target acquisition assets should produce cap rate spreads in the 400 bps range, supported by our ability to source off-market or lightly-marketed deals.

The following graph depicts the historical “yield gap” or spread between prime office yields and ten year Norwegian government bond yields in Norway between 2008 and 2015.

Yield Gap Norway
8.0
6.0
4.0
2.0
0.0
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
Office yield gap
Interest rate, 10-Year Government Bond Yield
Prime Yield (%)

Source: Oxford Economics, Atrium|CBRE

Yield Gap: Difference between prime office yields and 10-year government bonds.

The following graph depicts the historical “yield gap” or spread between prime office yields and ten year Swedish government bond yields in Sweden between 2008 and 2015.

Yield Gap Sweden
8.0
6.0
4.0
2.0
0.0
-2.0
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
Office yield gap
Interest rate, 10-Year Government Bond Yield
Prime Yield (%)

Source: Oxford Economics, CBRE

Yield Gap: Difference between prime office yields and 10-year government bonds.

The following graph depicts the historical “yield gap” or spread between prime office yields and ten year Danish government bond yields in Denmark between 2008 and 2015.

Yield Gap Denmark
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
2004
2005
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2015
Office yield gap
Interest rate, 10-Year Government Bond Yield
Prime Yield (%)

Source: Oxford Economics, CBRE
Yield Gap: Difference between prime office yields and 10-year government bonds.

Nordic Property Markets

Nordic commercial property markets generally enjoy high current occupancy and high rental rates. As of June 30, 2015, office occupancy was 92%, 95% and 91% for major office markets in Norway, Sweden and Denmark, respectively. Due to strong occupancy and regional economic growth since the financial crisis in 2008, property owners have generally been able to command premium rents over the last several years; these rents are projected to remain stable through 2018.

As of June 30, 2015, prime office rental rates were approximately $50 and $53 per square feet for the largest markets in Norway and Sweden, respectively, versus the EU average of $43 per square feet. Industrial rental rates were $14 and $10 per square feet for the largest markets in Norway and Sweden, respectively, compared to the EU average of $8 per square feet.

The following provides an overview of key economic and real property fundamentals and trends in each of our target markets.

Norway Commercial Real Estate Market

We divide the Norwegian real estate market into four distinct geographic areas: (1) Oslo CBD; (2) Oslo non-CBD; (3) greater Oslo, which includes municipalities located within approximately 30 miles of Oslo; and (4) regional Norway.

Although the Norwegian markets are distinct in some respects, historically, trends in occupancy, rental rates and property values in regional locations generally correlate with trends within Oslo. As there is limited available data for Norway’s regional markets, participants may look to trends within Oslo as a proxy.

We believe the available purchase yields for properties located in prime CBD locations such as Oslo are not attractive currently due in part to an influx of foreign capital that has focused in this area. Additionally, in 2005, the government of Norway initiated a 20-year decentralization program aimed at achieving a geographically balanced settlement pattern, in which all parts of the country experience population growth. Within the Norwegian market, our strategy is therefore to acquire office, industrial and logistics properties in non-CBD locations in Oslo, greater Oslo and key areas of regional Norway where we believe prices and risk-adjusted return profiles are more attractive. These areas, which serve as primary hubs for trade and shipping, benefit from strong commercial support from private and public sector tenants and universities. We will seek to acquire properties that benefit from close proximity to major transportation corridors, employment centers and areas that are of significant strategic importance to their existing or contemplated tenants. We are currently targeting dominant office park submarkets in select submarkets in close proximity to Oslo.

Oslo Office Market

The capital city of Oslo is Norway’s largest city with approximately 647,910 residents within the city limits and nearly 1.2 million residents in the metropolitan area. The greater Oslo office market consists of approximately 102 million square feet of space. The prime office submarkets include the CBD (Vika, Tjuvholmen and Aker Brygge), Skøyen and Bjørvika. Other major submarkets include Lysaker and Fornebu in the west, and Nydalen in the north, and Helsfyr and Bryn in the east. Major tenants include companies within the oil and gas, service, telecommunications and banking industries, as well as government entities.

Despite increases in supply in 2012 and 2013, office occupancy for greater Oslo has remained stable for several years at around 93%, below the prior cyclical peak of approximately 96% seen in 2008. Occupancy in Oslo’s prime submarkets currently stands at approximately 92%.

The following graph depicts the historical average occupancy trend for the greater Oslo office market between 2005 and 2014.

Oslo Office Occupancy
100%
98%
95%
93%
90%
88%
85%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: Atrium|CBRE

Given the relatively modest development pipeline, overall market occupancy for greater Oslo is projected to stabilize and remain close to current levels through 2016. Office inventory growth is expected to be less than 7% through 2017.

Strong occupancy and absorption have supported rental growth, especially in centrally located submarkets over the last 24 months. Modest development will help to ensure stable rental market through 2016. The average office rent for greater Oslo is currently $23 per square feet, with prime locations commanding $50 per square feet or more. The current trend is for corporate tenants to seek out locations in close proximity to public transportation, which has been amplified over recent years due to strong competition for qualified employees. The demand for higher quality space has also increased, which requires property owners to reinvest in their buildings.

The following graph depicts the historical average rental rate trend for the greater Oslo office market between 2005 and 2014.

Oslo Prime Office Rental Rates
$/Sq. Ft
75
55
35
15
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
Annual Growth
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: Atrium|CBRE

The greater Oslo office market should see stable rental rate performance. Robust projected population growth should translate into increased domestic consumption of goods and services. Stable employment levels should also boost personal spending and consumption. As the search for qualified labor intensifies, employee salaries and compensation may increase within the mid to higher level professional ranks. Improved consumption patterns should translate into increased demand for real estate and growth in rental rates in the long run.

Norway Logistics Market

The Norwegian logistic and industrial property sector has reported sustained rent levels. The recent depreciation of Norwegian currency against most major trading partners has led to a boost in exports, while domestic consumption is expected to remain positive and supports the overall logistics and distribution sector. The trend in demand for logistic property appears positive. Supply levels remain relatively tight as the scarcity of large development parcels in close proximity to Oslo limits new construction. While there are a number of vacant parcels available for development in the smaller municipalities surrounding Oslo, the distance to primary transportation corridors, coupled with somewhat restrictive debt financing conditions, render these locations less appealing to potential tenants and investors. As a result, most property owners require pre-commitments from tenants prior to commencing a new development scheme, hence speculative development is rare. Industrial inventory growth is expected to remain stable through 2017.

The occupancy in the greater Oslo industrial market has remained high for the last several years. Despite prime rents remaining flat for four years following the 2008 financial crisis, they have been increasing the past 2 years and now average $15 per square feet, higher than immediately prior to the crisis. Projected increases in Nordic household disposable income and personal consumption, as well as the continued consumption shift towards e-commerce and its attendant shipping needs, should drive occupancy and rents for prime properties in the Oslo industrial market in the coming years.

The following graph depicts the historical logistics rental rates in the greater Oslo region from 2005 through 2014.

Oslo Prime Logistics Rental Rates
16.00
14.00
12.00
10.00
8.00
6.00
4.00
2.00
0.00
$/Sq. Ft.
25%
20%
15%
10%
5%
0%
-5%
-10%
-15%
Annual Growth
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: Atrium|CBRE

Sweden Commercial Real Estate Market

We divide the Swedish property market into six geographic areas: (1) the CBDs of Stockholm, Gothenburg and Malmö; (2) Stockholm non-CBD; (3) greater Stockholm, which includes municipalities located within approximately 30 miles of Stockholm; (4) Gothenburg non-CBD; (5) Malmö non-CBD; and (6) regional Sweden, which includes regional cities such as Linköping, Norrköping and Östersund.

Similarly to Norway, trends in occupancy, rental rates and property values in key regional locations generally tend to correlate with trends within Stockholm. As there is limited available data for some key regional markets, participants may look to trends within Stockholm as a proxy.

Currently the property market indicators suggest that demand for office and industrial space in Sweden is increasing while supply and new development remains limited. As a result, the rental rates and property values in these areas could increase over the near-to-medium term, keeping all other factors constant. To take advantage of these trends, we expect to be an active buyer of office and industrial properties in Sweden.

Our strategy is to continue to acquire office, industrial and logistics properties in non-CBD locations in Stockholm, greater Stockholm, Gothenburg, Malmö, and strategic markets in regional Sweden, with a focus on properties that are located in close proximity to major transportation corridors and employment centers and that are of significant strategic importance to their existing or contemplated tenants.

Stockholm Office Market

Stockholm is Sweden’s capital and largest city with a population of approximately 911,000 within the city limits and some 2.2 million in the greater metropolitan area. According to industry analyst Sweco, Stockholm’s population is forecasted to increase by an aggregate 15% over the next ten years.

The Stockholm office market consists of approximately 119 million square feet of space, of which 20 million is located within the CBD and an additional 37.7 million is located within the rest of the inner city. The prime submarkets include the CBD, Inner City4, Kista and Solna / Sundbyberg. These prime locations attract tenants requiring larger spaces at healthy rent levels, with the highest rents being achieved in the CBD. Major tenants include companies within the banking, information technology and telecommunications industries.

4 Stockholm city centre excluding the CBD area.

An estimated 1.3 million square feet of prime CBD office space in Sweden (representing nearly 7.0% of the entire Swedish CBD market) is scheduled to be vacated over the next few years. Several tenants could take the opportunity to migrate their businesses out of the CBD area and into newer and lower-cost properties located outside of the CBD. As an example, Stockholm’s northern suburbs are on the rise as many larger tenants choose to move their business from the central areas due to increasing space constraints, opting instead for larger, modern office space outside of the CBD.

Despite increases in supply of office space from 2012 through 2014, with a total of 4.1 million square feet of new office accommodation entering the market, the Stockholm CBD office occupancy rate has remained stable at more than 95%, exhibiting strong absorption rates over the last 12 months. Although the development pipeline is higher than in recent years, it is relatively modest considering the growing demand for office space in Stockholm. Hence, the overall market occupancy for greater Stockholm is projected to remain stable.

The following graph depicts the historical average occupancy trend for Stockholm CBD office market between 2005 and 2014.

Stockholm CBD Office Occupancy
100%
98%
95%
93%
90%
88%
85%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: CBRE

The strong occupancy and absorption rates have supported high rental rates, and the solid leasing activity. The amount of new supply entering the market has decreased by 35% in 2015 compared to the previous year and approximately 95% is pre-let. This is expected to lead to increasing rental rates through 2016. The average office rent for greater Stockholm is currently around $24 per square feet, with prime locations commanding rents of $54 per square feet, with a 20% band given large variations across the submarkets. The current market trend is for corporate tenants to seek out locations in close proximity to public transportation, which has been further amplified over recent years due to strong competition for qualified employees. The demand for higher quality space has also increased, which requires landlords to reinvest in their buildings. Office occupancy and rental rates in Stockholm are projected to remain stable across most submarkets, with some growth expected in Inner City.

The following graph depicts the historical average rental rate trend for the Stockholm CBD office market between 2005 and 2014.

Gothenburg Office Market

Gothenburg is Sweden’s second largest city with approximately 541,000 residents. Nearly 900,000 residents populate the expanded metropolitan Gothenburg region. Its central and coastal Scandinavian location has positioned it as a primary hub for trade and shipping and related office employment. The Port of Gothenburg is the largest of its kind in Scandinavia. Gothenburg’s total office inventory approaches 33.5 million square feet. The following chart illustrates office market occupancy over the 2005 through 2014 period:

Gothenburg Office Occupancy
100%
98%
95%
93%
90%
88%
85%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: CBRE

Rental rates in Gothenburg have risen steadily over the 2005 through 2014 period, while continued strong demand and restricted supply of prime product in CBD promote growth of alternative office clusters such as Heden, Ullevi and Gårda in Inner City, as well as Lindholmen and along the Mölndalsvägen. This is partly a result of tenant willingness to migrate away from CBD locations in favor of certain non-CBD areas due to increasing occupancy costs in CBD over the past three years, as illustrated by the following chart:

Sweden Logistics Market

Sweden’s logistics market is expected to continue to benefit from improving domestic consumption, leading to higher shipping and storage activities, low vacancies and a lack of new supply. Swedish port traffic, as measured by 20-Foot Equivalent Units, has increased by 20% since 2008. The average industrial market rents in Stockholm have fluctuated between $10 per square feet and $11 per square feet, since 2005. Going forward, modest increases are expected due to demand outgrowing supply. This is particularly the case in Arlanda, given the close proximity to the airport and good access to the highway system. Logistics properties with office components, loading bays and railway access typically command higher rents.

The following chart illustrates logistics rental rates in Stockholm over the 2005 through 2014 period:

Stockholm Prime Logistics Rental Rates
$/Sq. Ft
Annual Growth
12.00
10.00
8.00
6.00
4.00
2.00
0.00
14%
12%
10%
8%
6%
4%
2%
0%
-2%
-4%
-6%
-8%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: CBRE

Logistics Triangle

The majority of goods in Sweden are distributed within an area known as the Logistics Triangle, defined as the area between Stockholm, Gothenburg and Malmö. The Logistics Triangle encompasses critical domestic ports, the largest airports and the main transportation corridors in Sweden, including key trucking routes and railways. An estimated 80% of Sweden’s population and business activity is located in or takes place within the Logistics Triangle. The major submarkets within the Logistics Triangle are discussed below:

Gothenburg—Gothenburg is the primary logistics hub in Sweden. The Port of Gothenburg is Scandinavia’s largest container port and the only port that can accommodate the largest ocean container vessels. The port sees in excess of 11,000 cargo ship visits per year, and offers direct routing to over 130 destinations, according to the Port of Gothenburg. Gothenburg also offers 24 daily rail connections between the port and logistics markets throughout Sweden and Norway. The average prime rent for high-quality logistics space that benefits from close proximity to major highway and the port of Gothenburg is $8 per square foot.

Mälaren Valley—Located within the Greater Stockholm region, the Mälaren Valley is the fastest growing region in Sweden with traffic flows to and from Norway and Finland. Logistics has an increasing importance within the region due to a new cargo harbor and more efficient infrastructure, with tenants focusing on cross-docking and distribution operations. A majority of the region’s logistics inventory is outdated, resulting in strong demand for new logistics facilities. At the same time, landlords may have the opportunity to improve/expand upon existing facilities to better meet tenant needs, driving strong renovation yields with limited construction risk. The average prime rent for high-quality logistics space that benefits from close proximity to major highway and/or public transportation in Stockholm is around $10 per square foot. There are several infrastructure developments that favor the logistics market and changing requirements for logistics use within the city are anticipated to further stimulate demand.

Jönköping—With its location in the center of the Logistics Triangle, Jönköping has developed into an increasingly important logistics hub as it is home to several important third-party logistics, or “3PL,” business and distribution centers.

The Skåne region—This region comprises the southern cities of Malmö, Helsingborg and Trelleborg, and the region’s importance as a major logistics hub stems from its close proximity to Copenhagen and the European continent. The region benefits from several large harbors and ports, including Trelleborg, Ystad and Helsingborg, and is home to major industrial corporations, including Tetra Pak, Gambro, Absolut Company, Sony Ericsson, Findus and Brio. Car manufacturer Toyota has capitalised on Malmö’s logistic advantages to establish a Nordic distribution terminal for its passenger cars in Malmö’s port. Nordic Motor Transport—the company that adds the finishing touches to Honda cars destined for the Nordic market—has done the same.

Denmark Commercial Real Estate Market

We believe opportunities exist in Denmark to acquire assets that have the potential to generate attractive risk-adjusted returns, including through the redevelopment and re-leasing of older properties that may be outdated. Our investment strategy will be focused on the Copenhagen and greater Copenhagen markets. Consistent with our overall investment strategy, we will target properties located outside of the CBD.

We believe the available purchase yields for properties located in prime CBD locations such as Copenhagen are not attractive currently. However, we will seek to acquire properties that benefit from close proximity to major transportation corridors, employment centers and that are of significant strategic importance to their existing or contemplated government-related or other creditworthy tenants, where we believe purchase yields are attractive. Our primary target market consists of select submarkets in close proximity to the Copenhagen CBD. We will also seek to acquire properties that are in need of significant capital to modernize and ready the space for substantial lease-up, where we believe the purchase yield offers a risk-adjusted premium versus more fully leased and modernized properties.

Copenhagen Office Market

Denmark’s capital of Copenhagen is its largest city with approximately 739,000 residents within the city limits and nearly 1.3 million in the greater metropolitan area. The Copenhagen office market consists of approximately 62 million square feet of space and has increased 3.9 million square feet since 2010, with almost all of the expansion coming from new development areas such as Ørestad and the harbor waterfront. The prime office submarkets include Copenhagen CBD, Brokvarterer & Frederiksberg and Ørestad. Major tenants include companies in the shipping, pharmaceutical, banking, financial and manufacturing industries, as well as the public sector.

Despite increases in supply of office space since 2010, the office occupancy rate for greater Copenhagen has stabilized at around 91%. Given the relatively high vacancy rate, there are very few speculative developments in the market, and office buildings planned for delivery in 2016 and 2017 are fully leased.

The average prime office rent for Copenhagen is currently $23 per square feet, which is 10% below the peak-rents experienced in 2008-2009. We believe that rents will generally remain flat in the short term with a potential modest upward trend in 2016.

The following chart illustrates market occupancy over the 2005 through 2014 period:

Copenhagen Office Occupancy
100%
98%
95%
93%
90%
88%
85%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: CBRE

The following chart illustrates rental rates over the 2005 through 2014 period:

Copenhagen Prime Office Rental Rates
$/Sq. Ft
Annual Growth
31
29
27
25
23
21
19
17
15
6%
4%
2%
0%
-2%
-4%
-6%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: CBRE

Denmark Logistics Market

The average industrial market rents have fallen since the 2011 peak, though they are projected to increase slightly in 2015 due to expected economic growth and limited supply in the short term. Economic recovery is being reflected by gradually improving demand for industrial space. Consumer confidence remains robust in Denmark supported by strong labour market, according to Capital Economics. As the Danish economy continues to improve and global economic activity begins to pick up, the Danish logistics market should begin to see accelerated growth. Additionally, Danish port traffic has increased steadily since 2008, indicating a healthy industrial and logistics market and providing significant demand for the corresponding real estate.

The following chart illustrates rental rates in Copenhagen over the 2005 through 2014 period:

Copenhagen Prime Logistics Rental Rates
$/Sq. Ft
7.40
7.20
7.00
6.80
6.60
6.40
6.20
6.00
Annual Growth
10%
8%
6%
4%
2%
0%
-2%
-4%
-6%
-8%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: CBRE

BUSINESS

We are a recently formed Maryland corporation that intends to focus on the acquisition, ownership, leasing, management and redevelopment of office and industrial properties located in the Nordics. Our business will be led by Bjarne Eggesbø, who serves as the chief executive officer of our company. Our senior executive officers on average have more than 22 years of investment management experience. Mr. Eggesbø will be supported in his efforts by members of our Manager’s highly experienced real estate industry senior management team and other members of our Manager’s full time professional and administrative staff. Our Manager is a newly formed subsidiary of C-QUADRAT, a European investment management firm with approximately $6 billion of assets under management as of September 30, 2015.

Our primary business objectives are to create cash flow from operations, achieve sustainable long-term growth and provide attractive risk-adjusted returns to our stockholders through stable distributions and capital appreciation.

We plan to aggressively pursue our growth strategy through the acquisition of office and industrial properties in the Nordics. We plan to typically target acquisitions in the $20 million to $40 million range.

Our Manager’s senior management team has provided us access to an extensive pipeline of acquisition opportunities. Our Manager’s senior management team has identified and is in various stages of reviewing in excess of $620 million of potential properties for acquisition, which amount is estimated based on preliminary discussions with sellers or our internal assessment of the values of such properties. Of these potential acquisitions, we have recently entered into non-binding letters of intent for the acquisition of an aggregate of $162 million of properties. We plan to finance our growth through the application of the net proceeds of this offering, together with borrowings we will seek to arrange in the future and, when required, through additional equity and debt offerings. There can, however, be no assurance that we will enter into definitive agreements to acquire or ultimately complete the acquisition of any property in our pipeline.

We target strategically located office and industrial properties across the Nordics that offer the potential to achieve attractive risk-adjusted returns. The properties that we seek to acquire are generally located outside of, but in close proximity to CBDs and near major transportation hubs and corridors and employment centers. We define these areas as infill regions. In addition to infill regions, we target strategically important regional locations that derive their value from unique attributes such as access to transportation corridors, strategic tenant clusters, specific local industry and the effects of long-term government policies such as planned decentralization. We believe that a lack of publicly available market data outside of CBDs decreases the competition for these properties from investors who lack local knowledge and expertise. In selected circumstances and when justified by appropriate return profiles, we also may acquire assets in larger city centers. Our strategy seeks to enhance returns where we believe that our active asset management capabilities have the potential to add value to our shareholders and tenants.

The Nordics are part of a group of only nine countries in the world to maintain a AAA rating from all three leading credit rating agencies ( S&P, Moody’s and Fitch). Sound fiscal management by Nordic governments supports stable credit markets and real property fundamentals in this region. The Nordic Region benefits from low levels of public debt relative to GDP and sound fiscal and public finance policies including stable government spending and gross government debt-to-GDP ratios of 32.6%, 51.7% and 60.3% for Norway, Sweden and Denmark, respectively, in 2014, according to Oxford Economics. The same ratio in 2014 was 62.8% for Germany; 158.3% for Italy; 123.9% for France and 89.4% for the United Kingdom. Oxford Economics projected 2015 GDP growth for Norway, Sweden and Denmark to be 1.0%, 2.7% and 1.8%, respectively, compared to 1.4% for the Eurozone. Importantly, Oxford Economics projected GDP2 growth accelerating in 2016 for Sweden and Denmark to 2.9% and 2.0%, respectively, while Norway is expected to experience more subdued GDP growth of 0.7%, compared to 1.8% for the Eurozone. The Nordics are currently experiencing other favorable macroeconomic trends, including low unemployment and rising disposable income per capita. We believe that these and other factors support strong and improving real property fundamentals and provide a compelling opportunity to realize attractive risk-adjusted returns through investment in the Nordic office and industrial real property sectors.

Our strategy focuses on properties leased to high quality counterparties such as Nordic state owned and controlled enterprises, AAA rated sovereign tenants, departments and agencies of Nordic governments and state and municipal government entities in the Nordics. Leases to Nordic government tenants do not ordinarily provide tenants with early termination rights. This contrasts with certain federal and state government leases in the United States,

2 The GDP growth is measured in the applicable local currencies for Norway, Sweden and Denmark, while the Eurozone GDP growth is measured in Euro.

such as those administered by the GSA, under which government tenants retain early termination rights which may be exercised to the extent that funds to cover contractual rental payments are not appropriated for this use. Moreover, in Norway, Sweden and Denmark, municipal and government tenants are not permitted to discharge their financial obligations, including lease obligations, through the bankruptcy process in the absence of a bankruptcy proceeding involving the applicable national government. In addition, our investment strategy will extend to properties leased to other high credit quality corporate tenants, including large public companies with investment grade ratings. Our strategy typically focuses on properties with at least five years remaining on their lease term, 25,000 square feet of leasable area and on new facilities that were constructed after 1980.

According to Atrium, spreads between Nordic property yields and ten year Norwegian, Swedish and Danish government bonds remain near historical highs, suggesting the potential for near term price appreciation across the sector. As additional international capital flows into the region, we expect to see property values increase over time. We believe that the growing Nordic economies, in conjunction with limited new supply, will drive demand for office and industrial space, thereby increasing occupancy, rents and property values in the region.

We have been organized and we intend to elect, and to operate our business so as to qualify, to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2016. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income to the extent that we annually distribute all of our taxable income to stockholders. Our wholly-owned GP subsidiary will serve as the sole manager of, and we will operate our business through, our operating partnership subsidiary, Nordic Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) which will be organized under the laws of the Grand Duchy of Luxembourg upon closing of this offering, as well as other subsidiaries

Our Manager

Our operating partnership will be externally managed by our Manager, a newly formed subsidiary of C-QUADRAT, to whom such power shall be delegated by our GP subsidiary and pursuant to the terms of a management agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision, direction and oversight of our board of directors.

C-QUADRAT is a leading asset management firm in Europe with over 80 employees in the group. Founded in 1991, C-QUADRAT is listed on both the Frankfurt Stock Exchange and the Vienna Stock Exchange. In the United Kingdom, C-QUADRAT’s subsidiary is C-QUADRAT Asset Management (UK) LLP, which is authorized and regulated by the Financial Conduct Authority with Firm Reference Number 416478. C-QUADRAT operates in 19 countries in Europe and Asia, with offices in Vienna, London, Frankfurt, Geneva and Yerevan. As of September 30, 2015, C-QUADRAT managed more than 70 investment vehicles and had assets under management of approximately $6 billion. In July 2015, C-QUADRAT expanded its asset management to cover the real estate sector through the hiring of Mr. Eggesbø and other members of our Manager’s senior management team.

Mr. Eggesbø, who has more than 18 years of experience in the real estate industry and has completed in excess of $30 billion in real estate acquisitions and financings, was from September 2012 through January 2015, the chief investment officer, and from March 2013 through January 2015, the chief executive officer of Obligo, a Norway-based global asset management firm with approximately $8 billion of assets under management, including approximately $6 billion in real property assets, as of December 31, 2014. More than $3 billion of the real property assets managed by Obligo as of December 31, 2014 were in the Nordics. These assets included three investment vehicles (Etatbygg Holding I AS, or EBH I, Etatbygg Holding II AS or EBH II and Etatbygg Holding III AS, or EBH III.) that focused exclusively on office and industrial properties leased to Nordic government and government-related tenants. According to publicly available information reported by these investment vehicles in their annual reports to shareholders, they together held approximately $680 million in real property assets as of December 31, 2014. As discussed in more detail under “Our Manager and the Management Agreement—Our Manager and the Management Team—Track Record of our Manager’s Management Team,” for the three years ended March 2015, which includes the period that Mr. Eggesbø was the chief investment officer and the chief executive officer at Obligo, these three investment vehicles experienced a weighted average increase in net asset value of approximately 35%, which is based upon the reported net asset value percentage increase for each of these investment vehicles. The information reported by these investment vehicles is presented in Norwegian GAAP, which differs in certain respects compared to U.S. GAAP. See Appendix A for a description of the difference between Norwegian GAAP and U.S. GAAP. Additional historical financial information of these investment vehicles covering the period when Mr. Eggesbø served as

Obligo’s chief executive officer are included in Appendix A to this prospectus. During the time that Mr. Eggesbø was chief investment officer and chief executive officer of Obligo, the properties owned by these three investment vehicles, and the markets in which they were located, experienced strong occupancy levels and rental rates. See “Market Overview.” Further, the properties owned by these vehicles were leased to Nordic government and government-related tenants, which supported stable and recurring revenues for these vehicles. We believe we will benefit from the substantial track record and broad experience in the Nordic office and industrial market of our Manager’s senior management team as we pursue our business objectives and growth strategies. In addition to EBH I, EBH II and EBH III, Obligo also managed three other investment vehicles which held interests in joint ventures that held a total of 14 Nordic based office and industrial properties. Separate financial information covering the joint ventures has not been provided to investors as part of the regular reporting process for the investment vehicles that hold interests in these joint ventures and therefore is not provided as part of the historical financial information included Appendix A to this prospectus.

The real property assets managed by Obligo also included the following:

•	Two investment vehicles organized between 2005 and 2006 that focused primarily on residential properties in Germany which held an aggregate of approximately $1.1 billion in real property assets as of December 31, 2014. The investment vehicles included Boligutleie Holding III AS, or BUH III and Boligutleie Holding IV AS, or BUH IV. BUH III and BUH IV commenced and completed offerings in 2006, with BUH III raising approximately NOK 1.8 billion from approximately 4,500 investors and BUH IV raising approximately NOK 881 million from approximately 4,250 investors. As of December 31, 2014, BUH III owned approximately $800 million of real property assets comprised of 13,800 residential units, of which more than 95% were located in Germany and the remaining properties located in Sweden. As of December 31, 2014, BUH IV owned approximately $318 million of real property assets located in Germany, of which approximately 94% were residential and 6% were senior living facilities based on the market value for such properties. In May 2015, BUH III was sold to Patrizia Immobilien AG. In July 2015, an affiliate of Blackstone Group LP, or Blackstone, agreed to acquire BUH IV's portfolio.
•	One investment vehicle organized in 2002 that focused primarily on residential properties in Sweden which held an aggregate of approximately $291 million of interests in a company that owns real property assets, as of December 31, 2014. BUH II received these interests in July 2015 in connection with a merger transaction with D. Carnegie & Co., a Sweden based real estate company, in which BUH II received cash and interests in D. Carnegie & Co. with an aggregate value of approximately $980 million in exchange for its portfolio of approximately 8 million square feet of residential properties in Sweden. In 2004, this investment vehicle, Boligutleie Holding II, or BUH II, commenced and completed an offering that raised approximately NOK 1.6 billion from approximately 6,000 investors. In July 2014, BUH II completed a merger transaction with D. Carnegie & Co. in which BUH II received shares of D. Carnegie & Co. in exchange for its portfolio of approximately 8 million square feet of residential properties in Sweden.
•	One investment vehicle organized in 2007 that focused primarily on office and retail properties in the United States which held an aggregate of approximately $49 million in real property assets as of December 31, 2014. In 2007, this investment vehicle, Global Eiendom Vekst 2007, or GEV 07, commenced and completed an offering that raised approximately NOK 418 million from approximately 2,700 investors. As of December 31, 2014, GEU 07's real property assets consisted of one portfolio of properties in the United States (representing approximately 73% of its real property assets by market value) and one portfolio of properties in Sweden (representing approximately 27% of its real property assets by market value). As of December 31, 2014, approximately 73% of GEV 07's real property assets consisted of office properties and approximately 27% consisted of retail properties, in each case based on the market value of such properties. In July 2015, an affiliate of Blackstone agreed to acquire GEV 07's portfolio.
•	One investment vehicle organized in 2008 that focused primarily on residential assets in the United States which held an aggregate of approximately $164 million in real property assets as of December 31, 2014. In 2008, this investment vehicle, US Opportunities Fund, or USO, commenced and completed an offering that raised approximately NOK 560 million from approximately 6,700 investors. As of December 31, 2014, USO's real property assets consisted of eight portfolios of properties in the United States. As of December 31, 2014, approximately 76% of USO's real property assets consisted of residential properties and approximately 24% consisted of other properties including land, in each case based on the market value of such properties.

Unless otherwise indicated, the information set forth above is based on publicly available information reported by these investment vehicles in their annual reports to shareholders for the year ended December 31, 2014. During the time that Mr. Eggesbø was chief investment officer and chief executive officer of Obligo, the investment vehicles described above did not experience any major adverse business development or conditions. Although outside of our target investment strategy, we believe that Mr. Eggesbø’s experience in these related asset types will broaden our senior management team's perspective as it pursues growth opportunities for our business.

Market Opportunity

We will seek to acquire properties primarily in Norway, Sweden and Denmark. According to the World Bank, the 2014 GDP per capita in Norway, Denmark and Sweden of $98,096, $60,728 and $59,013, respectively, would have represented the second-, fourth- and fifth-highest in the Eurozone (if Norway, Sweden and Denmark were part of the Eurozone). According to Atrium, the Nordic Region benefits from stable or increasing employment levels, low levels of public debt to GDP ratios, sound fiscal and public finance policies, including stable government spending, with balanced views on private and public interests. The Norwegian, Swedish and Danish banking sectors remain stable after years of government induced proactive financial oversight measures.

According to Atrium, driven by projected increases in economic growth, as well as increases in global and intra-region exports, the Nordic Region’s GDP growth is expected to outperform that of the Eurozone over the next two years. Norway relies primarily on its oil related revenues to support continued fiscal stimulus and stability. Norway’s oil and gas reserves account for nearly one third of total government revenues and the country is a net lender. Sweden relies primarily on its diversified manufacturing and services industries. International demand for Sweden’s goods and services is expected to be the primary catalyst for near term economic growth.

According to Eurostat, population growth in Norway and Sweden has been strong, and the region as a whole benefits from a large and growing regional population with significant spending power. Furthermore, both countries benefit from a highly educated workforce, high levels of labor force participation and unemployment rates well below that of the broader set of Eurozone countries. Norway and Sweden rank high in terms of quality of life considerations and ease of doing business relative to the same broader set. Economic stability and growth prospects in both countries continue to attract businesses seeking to expand their geographic footprint. In addition, strong population growth coupled with reasonably stable employment levels are expected to result in increasing demand for additional leasable space from both public and private sector tenants. The overall trend is evident in the strong tenant demand for higher quality premises, which has translated into rising rental rates and property values in the past few years.

Commercial property values throughout Europe declined during the recent financial crisis. The Nordic countries, however, and in particular Norway and Sweden, were relatively less affected by the economic downturn compared to the broader set of Eurozone countries. According to Atrium, property values in the region are expected to increase over the near to medium term.

Property market indicators in the Nordics suggest that demand for office and industrial space is increasing in locations outside of CBDs while supply and new development in these areas remain limited, which is expected to translate into increased rental rates and property values in the long term. To take advantage of these trends, we expect to be an active buyer of office and industrial properties in the Nordics.

Property Market

The Nordic property market is currently the third largest market in Europe (behind the United Kingdom and Germany) based on investment volume.

We believe the Nordic property market is currently exhibiting the following characteristics:

•	During the 12-month ended June 30, 2015, the Nordic property market saw transaction volume of $37.8 billion[1], an increase of 67% compared to the year ended June 30, 2014, with local investors accounting for the majority of the investment capital in Sweden and Denmark, while international investors were more present in Norway accounting for approximately half of the total investment volume.
•	The Swedish property market is generally viewed as experiencing a period of sustained growth, while the Danish and Norwegian property markets are projected to experience more subdued growth in the near term.

1 Local currency figures converted using the exchange rate as of June 30, 2015, sourced from Bloomberg.

•	The spreads between Nordic property yields and ten-year Norwegian, Swedish and Danish government bonds remain high, suggesting the potential for near term price appreciation across the sector.
•	Financing rates across the Nordics have become increasingly favorable for real estate with projected rates expected to fall in the near term, as a result of projected cuts in central bank key policy rates across the Nordic Region.

We believe that many investors in the Nordic property market are attempting to decipher whether the global crisis, and in particular the European crisis, has been adequately resolved or if the signs of recovery are simply temporary. Meanwhile, we believe that increased appetite for core properties in CBDs located in the Nordics has resulted in aggressive pricing and capitalization rate compression.

We view the Nordic property market as experiencing a gradual shift towards decentralization that is in part attributable to explicit government decentralization strategies. We believe, and property market indicators suggest, that demand for office and industrial space in Norway and Sweden is increasing while supply and new development remains limited. As a result, we expect that rental rates and property values will increase in these areas. Despite increased participation by foreign investors, particularly in CBD locations, we believe that the combination of capitalization rate compression in CBD locations and a finite supply of core properties within the Nordics will temper foreign investor motivation. We expect that investment activity in non-CBD locations will continue to be driven by local investors, generally limiting competition for acquisitions and investment.

We believe that Nordic office and industrial properties generally exhibit high yield resilience. With longer duration leases, especially to government or other creditworthy tenants, we believe that these properties offer an alternative investment opportunity that is partly linked to the fundamental fiscal health of the public sector. Nonetheless, accessing the Nordic debt markets to invest in these property sectors remains challenging for many investors. We believe that this challenge is primarily related to the inability of Nordic borrowers and investors to demonstrate the required platform, size and operational expertise in working with government and other creditworthy tenants to adapt and improve upon properties for better alignment with the specific business needs of such tenants. To further amplify the challenge, most local and regional lenders within the Nordics have limited experience lending against purpose-built real estate, where the value of the underlying property and the credit quality of the loan are directly tied to the business needs of a single or a few tenants. We therefore believe that well-capitalized investors with access to a range of financing sources will be well-positioned to take advantage of opportunities that exist to acquire properties in the Nordics.

Political Stability

We believe that the Nordic countries benefit from stable political environments. Norway, Sweden and Denmark are constitutional monarchies, where the heads of state have no real political power, but rather serve in symbolic and ceremonial capacities, while a democratically elected parliament wields the vast majority of power and is responsible for the nation’s governance. These countries have comparatively strong election turnout and we believe the political differences between the primary parties are generally not material. The Nordic countries generally share a strong emphasis on the welfare state and social benefits are on average higher than those in other European economies.

Sweden and Denmark are part of the European Union, but have not adopted the euro currency. Norway is part of the European Economic Area, enabling it to participate in the European Union’s internal market without being a member of the European Union. The Nordics have a relatively large, but well-functioning, public sector. The region became known for high levels of taxation and growing public sectors in the 1970s and 1980s. Since then, however, tax rates have declined in the region and the public sector has generally been reduced to today’s more sustainable level, and of a similar level to other European countries.

We believe the Nordic consensus-driven policy-making environment has helped the governments sustain higher public spending, while simultaneously allowing for budget surpluses to be maintained. Much of the public spending is focused on: (i) having a high percentage of the labor force employed within the public sector; (ii) government’s responsibility for healthcare and education and (iii) a generous social security system. Public confidence in the Nordic governments’ policies combined with general voter support for spending in these areas has enabled successive governments to plan around a long-term fiscal framework. We believe long-term planning to be an essential component to reducing both political and financial instability.

We believe the Nordic countries’ abilities to carry out pension system reforms, generally well ahead of those in other economies, have indirectly assisted in creating political stability. Over the past few years, the Nordic countries have worked to adjust their respective pension systems’ funding. In particular, Sweden reformed its pension system away from an expensive defined-benefit system to a defined-contribution system in an effort to contain costs amid an aging population base. Denmark has also accumulated large pension assets, which, according to the OECD, represented approximately 48.6% of GDP in 2014. In general, we believe the pension systems within the Nordics compare favorably with the largely pay-as-you-go systems still prevalent in most other advanced global economies.

We believe that prudent fiscal management and political stability over time have gradually positioned the Nordic countries into the relatively favorable ratings positions they enjoy today. The system of the welfare state has recently been dubbed “the next supermodel” by publications such as The Economist. We believe the Nordic countries’ budgetary discipline leading up to the most recent global financial crisis that ensued in 2008 afforded them a comparatively low pre-crisis government debt-to-GDP ratio as compared to the median of other Aaa-rated economies at the time, as shown in the chart below.

We believe that the Nordic countries’ healthy position at the onset of the 2008 global crisis subsequently paved the way for a variety of stimulus programs that did not radically impact fiscal sustainability. Therefore, in the aftermath of the recent global recession, we believe that the Nordic countries have fared relatively well. We believe that the Nordic central banks have been successful in credit-risk management over the past five years because of the market’s confidence in the Nordic countries’ political stability.

Our Competitive Strengths

We believe that we will have the following competitive strengths:

•	Strong and Stable Target Markets. Our primary target markets are in the Nordics, which are part of a group of only nine countries in the world to currently have a AAA rating from all three leading credit rating agencies (S&P, Moody’s and Fitch). According to the World Bank, the 2014 GDP per capita in Norway, Denmark and Sweden of $98,096, $60,728 and $59,013, respectively, would have represented the second-, fourth- and fifth-highest in the Eurozone (if Norway, Sweden and Denmark were part of the Eurozone). We believe that the Nordics currently exhibit strong macroeconomic fundamental trends with low sovereign debt to GDP borrowing ratios, strong population growth and low unemployment and rising disposable income per capita. Each of Norway, Sweden and Denmark maintains a separate sovereign currency from the euro and has full control over monetary policy, which we believe affords each nation greater control over government spending and fiscal policy compared to nations in the Eurozone.
•	Focus on Nordic Government and High Credit Quality Corporate Tenants. Our business strategy will focus on leasing properties to Nordic state owned and controlled enterprises, AAA rated sovereign tenants, departments and agencies of Nordic governments and state and municipal government entities in the Nordics. In Norway, Sweden and Denmark, municipal and government tenants are not permitted to discharge their financial obligations, including lease obligations, through a bankruptcy process in the absence of a bankruptcy proceeding involving the applicable national government. In addition, our investment strategy will extend to high credit quality corporate tenants, including large public companies with investment grade ratings. The tenants we are targeting also tend to prefer longer term leases and tend to remain in their properties for longer periods of time compared to other types of tenants. We believe that our targeted tenant base will support a recurring and dependable revenue base from the properties that we expect to acquire and will support our objective of delivering attractive risk adjusted returns to our stockholders.
•	Our Manager’s Experienced Senior Management Team with Broad Capabilities; Strong Relationships with High Quality Tenants. Members of our Manager’s senior management team collectively possess a combination of skills that we believe is superior to other Nordic real estate market participants. In addition to local property market expertise, our Manager’s senior management team has substantial experience in global finance and capital markets, cross border transactions and structuring. We believe combining local real estate knowledge with a global perspective and sophisticated finance and capital markets expertise gives us a competitive advantage. We believe that our Manager’s senior management team’s experience in providing full service real estate solutions for tenants will enable us to understand and anticipate tenant needs, leading to high occupancy rates, tenant retention and consistent property level cash flow.

•	Our Manager’s Senior Management Team’s Track Record of Success. Our chief executive officer was, from September 2012 through January 2015, the chief investment officer, and from March 2013 through January 2015, the chief executive officer of Obligo, a Norway-based global asset management firm with approximately $8 billion of assets under management, including approximately $6 billion in real property assets, as of December 31, 2014. More than $3 billion of the real property assets managed by Obligo as of December 31, 2014 were in the Nordics. These assets included three investment vehicles that focused exclusively on office and industrial properties leased to Nordic government and government-related tenants. According to publicly available information reported by these investment vehicles in their annual reports to shareholders, they together held approximately $680 million in real property assets as of December 31, 2014. As discussed in more detail under “Our Manager and the Management Agreement—Our Manager and the Management Team—Track Record of our Manager’s Management Team,” for the three years ended March 2015, which includes the period that Mr. Eggesbø was the chief investment officer and the chief executive officer at Obligo, these three investment vehicles experienced a weighted average increase in net asset value of approximately 35%, which is based upon the reported net asset value percentage increase for each of these investment vehicles. The information reported by these investment vehicles is presented in Norwegian GAAP, which differs in certain respects compared to U.S. GAAP. See Appendix A for a description of the difference between Norwegian GAAP and U.S. GAAP. Additional historical financial information of these investment vehicles covering the period when Mr. Eggesbø served as Obligo’s chief executive officer are included in Appendix A to this prospectus. We believe we will benefit from the substantial track record and broad experience in the Nordic office and industrial market of our Manager’s senior management team as we pursue our business objectives and growth strategies. In addition, see “Business — Our Manager” and Appendix A for a description of additional investment vehicles managed by Obligo that focused primarily on other real property types and jurisdictions.
•	Broad Industry Contacts to Drive Acquisition Opportunities. We expect to grow our business by being an active buyer of office and industrial properties in the Nordics. Our Manager’s senior management team has established and maintains a broad, in place network of property owners, tenants and brokers in our target markets from which they expect to identify and evaluate acquisition and leasing opportunities. We believe that substantial immediate and long term opportunities exist in the Nordic property market, particularly in non-CBD locations in close proximity to major Nordic cities, as well as certain key areas of regional Norway, Sweden and Denmark. Many of the properties in our intended portfolio are located in these areas, and we intend to leverage the local market knowledge and relationships of our Manager’s senior management team to be an active participant in both off market and marketed opportunities. We believe that these relationships and local market knowledge will provide us with a competitive advantage over other investors, particularly foreign capital attempting to invest in similar assets. In addition, we will seek to take advantage of strategic acquisition opportunities through partnerships with local and regional property developers and operators in the Nordics to expand and diversify our portfolio and improve our overall financial performance. Finally, within the Nordic market, we will be unique by virtue of our corporate governance profile and our structure as a U.S.-listed REIT. We believe that this, combined with our access to U.S. and other capital markets and liquidity, will make us an attractive counterparty for transacting with sellers, lenders and tenants.
•	Scalability of Platform. We believe that our Manager’s senior management team has the ability and processes in place to handle a growing number of properties and accommodate growth. We expect to explore property acquisitions in both existing and new markets in the Nordics to build our portfolio. We believe that the collective experiences of our Manager’s senior management team will allow us to successfully acquire, integrate and operate properties in existing and new markets quickly and efficiently.
•	Alignment of Interests with our Manager. We have structured our relationship with our Manager so that our interests and the interests of our stockholders are closely aligned with those of our Manager and C-QUADRAT over the long term. Upon completion of this offering, C-QUADRAT will own a total of $3.0 million of shares of our common stock or OP shares representing approximately 3.72% of our total outstanding shares of common stock on a fully diluted basis. Our Manager’s senior management team and our directors will receive an aggregate of 175,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units) in connection with the completion of this offering. In addition, we have structured our arrangement with our Manager to provide for incentive distributions if our performance exceeds a specified threshold. We expect that the ownership interest in us held by C-QUADRAT, our Manager’s senior management team and by our directors and the incentive compensation structure will ensure that the interests of C-QUADRAT, our Manager and its key personnel are aligned with those of our stockholders in connection with the future growth and operation of our business. In addition, our management agreement provides that we will be the exclusive vehicle sponsored by C-QUADRAT group that is acquiring, owning, leasing, managing and redeveloping office and industrial properties located in the Nordics.

Our Business Objectives and Growth Strategies

Our primary business objectives are to create cash flow from operations, achieve sustainable long term growth and provide attractive risk adjusted returns to our stockholders through stable distributions and capital appreciation. Our business strategy consists of the following principal elements:

•	Capitalize on Acquisition Opportunities in the Nordic Market. We intend to take advantage of what we believe is an attractive market opportunity to invest in the public and private sector of commercial real estate in the Nordics. Government policy and spending is a significant and stable driver of economic activity in the Nordics. We believe there is a substantial investment opportunity to acquire strategically located properties leased primarily to governments, government sponsored or controlled enterprises, government agencies within the Nordics and other investment grade tenants. We believe, and property market indicators suggest, that demand for office and industrial space in the Nordics is increasing while supply and new development remains limited. As a result, we expect that rental rates and property values in these areas will increase over the near to medium term. To take advantage of these trends, we expect to be an active buyer of office and industrial properties in the Nordics. We believe the most attractive risk adjusted returns are available in, and therefore intend to focus our acquisition activity on, prime logistics markets and strategic office locations, including in major cities in areas outside of, but in close proximity to, CBDs, as well as in regional cities that exhibit significant public and private commercial and industrial activity due to their unique attributes such as access to transportation corridors, strategic tenant clusters, specific local industry and the effects of long-term government policies such as decentralization. We believe that a lack of publicly available market data outside of CBDs decreases the competition for these properties from investors who lack local knowledge and expertise. In selected circumstances and when justified by appropriate return profiles, we also may acquire assets in larger city centers. Our strategy seeks to enhance returns where we believe that our active asset management capabilities have the potential to add value to our shareholders and tenants.
•	Seek Opportunities Based on Industry Relationships Deal Flow. We believe that our Manager’s senior management team will provide us with access to an extensive pipeline of acquisition opportunities. We believe that this access will generate attractive investment opportunities through which we can grow our business and increase value for our stockholders. We believe our Manager’s senior management team’s experience and reputation with this property type make us an attractive counterparty and should position us to capture acquisition opportunities. We believe that access to real estate investment opportunities sourced by our team, as well as the breadth of relationships our Manager’s senior management team has established throughout the Nordic real estate industry, will generate attractive investment opportunities through which we can grow our business and increase value for our stockholders.
•	Utilize our Operating Partnership to Facilitate Tax Deferred Acquisitions and for Alternative Capital Raising. We will operate our business through our operating partnership which will be organized under the laws of the Grand Duchy of Luxembourg prior to the closing of this offering. We anticipate that our operating partnership will be structured so that its common shares are economically equivalent to our shares of common stock and will be redeemable for cash in an amount equal to the value of economically equivalent shares of our common stock or, at our option, exchangeable for our shares of common stock on a one-for-one basis. The structure of our operating partnership will provide us with opportunities to acquire Nordic-based real properties in tax deferred transactions, using the shares of our operating partnership as currency for such acquisitions, which we believe will support our acquisition strategy. The existence of our operating partnership will also provide us with opportunities to raise capital by issuing shares in our operating partnership to Nordic-based and other non-U.S. institutional investors who may prefer to invest in our company other than directly in the shares of a US REIT (which would subject such investors to withholding tax in the United States).

Our Acquisition Targets

Our Manager’s senior management team is actively pursuing an extensive pipeline of acquisition opportunities for us that includes in excess of $620 million of potential properties. These potential acquisitions are in various stages of our Manager’s review process, which categorizes assets in our pipeline as follows: (i) properties for which we have entered into a non-binding letter of intent with the seller, which represent approximately $162 million of our pipeline and include the properties set forth in the table below; (ii) properties for which we have made a conditional offer to acquire, subject to our completion of due diligence and the satisfaction of other conditions, which represent approximately $205 million of our pipeline and include the portfolio described below; (iii) properties for which our Manager has engaged in preliminary discussions with the sellers and has commenced an initial due diligence review process, which represent approximately $255 million of our pipeline as described below; and (iv) properties that we have agreed to acquire from the seller, subject only to the satisfaction of customary closing conditions, of which there are none in our pipeline.

We have not entered into binding commitments with respect to any of the properties in our pipeline, and the pricing and terms of such transactions are subject to negotiation and ongoing due diligence and, therefore, we do not believe any of these transactions are probable as of the date of this prospectus. All of the properties in our pipeline are currently owned by unaffiliated third parties. Facilitating any acquisition under evaluation into a binding commitment with the seller is influenced by many factors including the existence of other competitive bids, the satisfactory completion of due diligence, regulatory or lender or other approvals, if required and in some cases is subject to our arranging for mortgage debt for the acquisition. Accordingly, there can be no assurance that we will enter into definitive agreements to acquire or ultimately complete the acquisition of any property in our pipeline on the terms currently anticipated, or at all, and we cannot predict the timing of any potential acquisitions if any are completed.

Properties subject to non-binding letters of intent

As of the date of this prospectus, we have entered into non-binding letters of intent to acquire seven properties, as described in the following table and descriptions below. The following table and descriptions are based on information provided to us by the sellers of these properties.

Location	Year Built/ Renovated(1)	Property Type	Number of Buildings	Leaseable Sq. Ft.	% Leased	Number of Tenants	Weighted Average Lease Term(2)	Gross Purchase Price (dollars in millions)	Annual Base Rent (dollars in thousands)(3)	Major Tenant Type
Rogaland, Norway	2013	Office	3	153,386	100.0%	8	7.9	41.2	2,952	Corporate
Akershus & Others, Norway	1960, 2008	Industrial	6	350,559	100.0%	5	15.2	34.7	2,882	Corporate
Nordland, Norway	2009	Office	1	79,416	100.0%	5	10.2	27.4	2,054	Government
Rogaland, Norway	2010	Office	1	91,353	100.0%	3	9.1	21.5	1,572	Corporate
Hedmark, Norway	2001	Industrial	1	130,588	100.0%	1	4.7	13.8	1,045	Government
Akershus, Norway	1983, 2010	Industrial	2	84,852	100.0%	2	14.7	13.0	876	Corporate
Nordland, Norway	1989, 2001, 2004	Office/Industrial	3	62,958	100.0%	1	10.0	10.6	821	Government
Total/ Weighted Average			17	953,111	100.0%	25	11.3	162.3	12,140
(1)	Renovation means significant upgrades, alterations or additions to building interiors, exteriors or systems.
(2)	Represents average lease term remaining as of September 30, 2015 and weighted by leaseable square feet.
(3)	Represents annual base rent under leases for the year ended December 31, 2015.

Office Building – Rogaland, Norway.   This property includes a 153,386 square foot office building and a 121,729 square foot land plot containing parking spaces with availability and zoning to construct a third building on the premises. The building is located in a professional business park located in a major commercial area in western Norway. The building benefits from access to major transportation routes and proximity to Norway’s largest port, currently one of the leading ports in the northern Atlantic Ocean. Constructed in 2013, this building is 100% leased to eight professional tenants in the legal, accounting and engineering industries. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for exterior maintenance, common area maintenance, property taxes and building insurance. The leases also provide for annual rental increases, which are indexed to 100% of the annual change in national CPI. The building is Building Research

Establishment Environmental Assessment Methodology, or BREEAM, certified. As of September 30, 2015, the leases at this property had a weighted average lease term of approximately 7.9 years, or approximately 17.2 years, if the tenants exercise their extension options.

Logistics/Industrial Portfolio – Akershus and others, Norway.   This six-asset portfolio comprises 350,559 square foot of logistics and industrial space. The properties are located between 20 minutes and 3.5 hours south and south west of Oslo and close to the main highways. Constructed and renovated between 1960 and 2008, the portfolio is 100% leased to five tenants, primarily focused on engineering services, manufacturing and assembly for various industries. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. The leases also provide for annual rent increases, which are indexed to 100% of the annual change in national CPI. As of September 30, 2015, the leases at this building had a weighted average lease term of approximately 15.2 years.

Office Building – Nordland, Norway.   This transaction relates to the purchase of an office building in the central business district area, in close proximity to residential and retail centers, in a regional city in northern Norway. The property includes 79,416 square feet of leasable space. Constructed in 2009, this building is leased to five tenants. The two main tenants are government tenants whose existing leases contributed approximately 89% of rental revenue in 2015. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. The leases also provide for annual rental increases, which are indexed to 100% of the annual change in national consumer price index, or CPI. In conjunction with this acquisition, we may seek to assume a mortgage loan with an outstanding principal balance of $18,072,765, as of December 31, 2015 and a stated maturity of October 31, 2019. The interest rate associated with the mortgage loan is based on 3-month NIBOR +1.70%, which equates to an interest rate of 2.86% as of December 31, 2015. As of September 30, 2015, the leases at this property had a weighted average lease term of approximately 10.2 years, or 14.5 years if the tenants exercise their extension options.

Office Building – Rogaland, Norway.   This property includes a 91,353 square foot office building strategically located near various professional business parks in a major commercial area in western Norway. The building benefits from access to major transportation routes and proximity to Norway’s largest port, currently one of the leading ports in the northern Atlantic Ocean. Constructed in 2010, this building is 100% leased to three professional tenants in the engineering, infrastructure and construction industries. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. The leases at this property also provide for annual rent increases, which are indexed to 100% of the annual change in national CPI. As of September 30, 2015, the leases at this building had a weighted average lease term of approximately 9.1 years. The tenants do not hold any extension options.

Logistics Building – Hedmark, Norway.   This property includes a 130,588 square foot logistics building located close to the main highway, approximately 1.5 hours north of Oslo by train. This building has been 100% leased to a government-owned tenant since its construction in 2001. In addition, the property has 33 loading bays and 200 parking spaces. The lease is structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. The lease also provides for annual rent increases, which are indexed to 80% of the annual change in national CPI. As of September 30, 2015, the lease at this building had a weighted average lease term of approximately 4.7 years or 14.7 years if the tenant exercises its extension options. The tenant has indicated its intention to expand its space at the current property which has a development potential of nearly 40% additional space.

Industrial/ Logistics Property – Akershus, Norway.   Comprised of two logistics properties with an aggregate of 84,852 square feet, these properties are strategically located in an industrial park approximately 17 miles from Oslo. Constructed and renovated between 1983 and 2010, the properties are 100% leased to two investment grade tenants with focus on automotive and telecommunications servicing and installation. Both properties have over 100 parking spaces. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. Both leases have been recently renewed and provide for annual rent increases, which are indexed to 100% of the annual change in national CPI. As of September 30, 2015, the leases had a weighted average lease term of approximately 14.7 years or 24.7 years if the tenants exercise their extension options.

Office Property – Nordland, Norway.   This property includes three office buildings containing 62,958 square feet of total leasable area on a 97,144 square foot land plot. The office buildings are located in a professional business park in a regional city in northern Norway. The buildings benefit from access to major transportation routes and proximity to the Central Business District in the regional city and its nearby airport. Constructed in 1998, 2001 and 2004, the buildings are 100% leased to the Department of Labor. The leases are structured where tenants are responsible for utilities and internal maintenance while the landlord is responsible for property taxes and building insurance. The leases also provide for annual rental increases, which are indexed to 80% of the annual change in national CPI. As of September 30, 2015, the leases had a weighted average lease term of approximately 10.0 years, or 20.0 years if the tenant exercises its extension options.

Properties for which we have made an offer to acquire

In addition to the properties described above, our Manager has on our behalf made a conditional offer, subject to completion of its due diligence investigation and the satisfaction of other conditions, to acquire an entitiy that owns a large portfolio of industrial properties located in Norway, Sweden, Denmark. This portfolio is comprised of approximately 3,500,000 square feet of industrial and logistics facilities located throughout the Nordics. Collectively, these 16 industrial and logistics properties are available for an estimated gross purchase price of approximately $205 million. If our conditional offer is accepted by the equity owners of the entity, we have until March 31, 2016 to complete our due diligence investigation and determine whether to proceed with the acquisition of the entity.

Properties subject to preliminary discussions and initial due diligence

As of the date of this prospectus, our Manager is in active preliminary discussions with the owners of 11 office and industrial buildings located in Norway, Denmark and Sweden with an aggregate value of approximately $255 million, based on the listed prices for such properties. Collectively, these 11 properties represent approximately 948,000 of rentable square feet. These buildings currently have an average occupancy of approximately 95% and include a mix of government and high-credit tenants providing a variety of services. In connection with any acquisition of these properties, we may seek to enter into new long term leases with select tenants and may seek to refinance the existing indebtedness on such properties where it is favorable to do so. We have commenced our initial due diligence review process of these properties. We have not entered into a letter of intent or any other documentation with respect to any of these properties.

Our Financing Strategy

We intend to finance our future growth with the most advantageous sources of capital available to us at the time of the financing, which may include a combination of public and private offerings of our equity and debt securities, secured and unsecured corporate level debt, property level debt and mortgage financing or borrowings. In the short-term period following the completion of this offering, we will seek to acquire properties, both within and outside of our targeted pipeline, using both the net proceeds from this offering, as well as mortgage debt that we may assume in connection with certain acquisitions, or new mortgage debt that we may incur in connection with other acquisitions. We may also seek to arrange for other borrowings that we can use as part of our near term acquisitions. In our targeted pipeline, if we, for example, proceed with the acquisition of the office building located in Norland Norway, we may seek to assume a mortgage loan that encumbers this property with an outstanding principal balance of $18,072,765, as of December 31, 2015 and a stated maturity of October 31, 2019. The interest rate associated with the mortgage loan is based on 3-month NIBOR +1.70%, which equates to an interest rate of 2.86% as of December 31, 2015. In addition, based on a survey of the seven largest Norwegian Banks made available in December of 2015, we are targeting future mortgage borrowings with five to seven year terms that carry annual interest rates of between 2.5% and 3.5% per annum with limited to no amortization of principal. We have not obtained any commitments from lenders to allow us to assume any in place borrowings or to provide us with additional borrowings and there can be no assurance that we will be able to assume or obtain mortgage debt at these or other terms as part of our acquisition strategy or otherwise. We also currently intend to limit our overall borrowings so that our enterprise wide loan-to-value ratio does not exceed 65% (measured at time of incurrence). However, our charter does not contain a specific limitation on the amount of debt we may incur, and our board of directors may implement or change our target debt levels at any time without the approval of our stockholders.

Our Hedging Strategy

We expect that substantially all of our leases will be denominated in the local currency of the nation in which the underlying property is located. However, we plan to report our results of operations and consolidated financial information in U.S. dollars and we will pay distributions to our stockholders in U.S. dollars. As a result, our results of operations as reported in U.S. dollars and our distributions to our stockholders will be impacted by fluctuations in the values of the local currencies in which we conduct our real property business.

In order to mitigate the risk of fluctuations in foreign currency exchange rates, we, our operating partnership and its subsidiaries will actively manage our revenues and expenses so that we incur a significant portion of our expenses, including our operating costs and borrowings, in the same local currencies in which we receive our revenues. In addition, subject to satisfying the requirements for qualification as a REIT and subject to our Manager’s determination that such steps are appropriate, we may engage in various hedging strategies, which may include currency futures, swaps, forwards and options. We expect that these strategies and instruments, if implemented, may allow us to reduce, but not eliminate, the risk of fluctuations in foreign currency exchange rates.

We also plan, subject to satisfying the requirements for qualification as a REIT, to manage interest rate risk related to our borrowings through the use of interest rate swaps, interest rate caps or other financial instruments. An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based on a notional amount of principal. We expect that we will primarily utilize interest rate swaps. We expect that our interest rate swaps will typically be floating to fixed interest rate swaps, under which we will agree to pay a series of fixed interest rate payments on a notional amount of principal in exchange for a series of floating or variable rate payments, effectively fixing our interest rate on that amount of principal of any variable rate debt that we will incur. The market values of floating to fixed interest rate swaps will depend heavily on the current market fixed rate, the corresponding term structures of variable rates and the expectation of changes in future variable rates. As expectations of future variable rates increase, the market values of the swaps increase. We expect our hedging strategies and instruments may allow us to reduce, but not eliminate, interest rate risk.

Our Leases

The following is a general description of the type of lease we typically expect to enter into with our tenants. The terms and conditions of any actual lease may vary from those described below. If we determine that the terms of a lease at a property, in the context of the entire investment, are favorable to us, we may enter into leases with terms that are substantially different than the terms described below.

We intend to acquire properties leased to single or multiple tenants where we as the landlord have limited exposure to expense escalations. While the structure of our leases may vary depending on the type and location of the property, we generally seek to structure our leases so that the tenant typically is responsible for utilities and maintenance and repair of the internal components of the premises throughout the lease term. In the Swedish market, the tenant typically also pays real estate taxes. Furthermore, in the Norwegian market the tenant typically also pays for maintenance of HVAC systems and elevators. The landlord is typically responsible for insurance and external and structural maintenance of the property, including facade, elevators, HVAC and roof maintenance.

We expect that our lease structure will offer predictability and stability of our expenses, which we believe will help us to achieve stable and consistent cash distributions to our stockholders. We expect that not all of our leases, however, will follow our general lease structure. Multi-tenant properties exhibit a variety of lease arrangements among different tenants and leases are subject to substantial negotiation between landlord and tenant. We will seek to utilize best practice standards for lease structures in the different jurisdictions in which we make investments.

While we expect to target properties with an average in-place remaining lease term of at least five years, we may acquire properties with shorter in-place lease terms if the property benefits from an attractive location, if the property is difficult to replace or if the property has other significant and favorable real estate attributes. We also may enter into leases with longer lease terms if we believe the potential investment yield is particularly attractive.

As part of our lease negotiation strategy, we may agree to make tenant improvements in return for higher rental payments over the term of the lease. We believe that tenant improvements increase the likelihood of tenant renewals and create opportunities for us to achieve attractive risk-adjusted returns on capital invested in the properties that we expect to acquire. Accordingly, we expect to aggressively use the funding of tenant improvements to assist our tenants in retrofitting and modernizing the properties that we expect to acquire and tenant spaces in order to increase their strategic importance to our tenants. We also believe that an active property reinvestment strategy will strongly position the properties that we expect to acquire in the event we have to re-lease the property or space to a new tenant at some future date.

Under most commercial leases, tenants are obligated to pay a predetermined annual base rent on a monthly basis. We expect that certain of our leases will contain periodic rent increases tied to increases in annual consumer price indices in the particular jurisdiction in which the property is located. Generally, the leases require each tenant to procure, at its own expense, commercial general liability insurance. The owner typically pays for property insurance covering the building for the full replacement value and naming the lender, if applicable, as the additional insured on the policy. In addition, we generally expect to obtain loss-of-rent (business interruption) insurance for a period of approximately 36 months in case of property damage, fire, or other instances which render the property uninhabitable. Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to our Manager upon request. We do not typically expect to permit leases to be assigned or subleased without our prior written consent. If we do consent to an assignment or sublease, generally we expect the terms of such consent to provide that the original tenant will remain fully liable under the lease unless we release that original tenant from its obligations.

A ground lease agreement permits a tenant to develop and/or operate a land parcel (property) during the lease period, after which the land parcel and all improvements revert back to the property owner. Under a ground lease, property improvements are owned by the property owner unless an exception is created and all relevant taxes incurred during the lease period are paid for by the tenant. Ground leases typically have a long duration generally ranging from 50 to 99 years with additional extension options.

Leasing

Our ability to make stable distributions to our stockholders over time is tied to our ability to maintain high occupancy rates, among other factors. We will therefore make great efforts to maintain high retention rates among our expected future tenants, while also taking all reasonable steps to attract new tenants that we consider to be financially strong based on their historical and current financial performance and future growth prospects and outlook. In most instances, prior to entering into a lease with a tenant we will seek to obtain tenant financial information, including credit reports and financial statements. We will also consider the industry in which the tenant operates and analyze any trends in the industry that could impact the financial prospects of the tenant. We will target tenants that are government entities, government sponsored or controlled enterprises or agencies, as well as high credit quality corporate tenants, including large public companies with investment-grade ratings, that are located in Norway, Sweden or Denmark. In Norway, Sweden and Denmark, municipal and government tenants are not permitted to discharge their financial obligations, including lease obligations, through bankruptcy proceedings in the absence of a bankruptcy proceeding involving the national government, which is a factor that we consider in analyzing certain prospective government tenants. On an ongoing basis, our Manager’s senior management team will actively monitor the financial position of our tenants to identify any credit concerns as quickly as possible. Our Manager’s senior management team will actively monitor accounts receivable and payment history of tenants, and we intend to use recognized external market providers to provide us with credit research regarding our future major tenants. As such, we believe we will have sufficient access to available data and information in order to assess our tenants’ financial performance, credit outlook (as applicable) and organizational initiatives.

Our Manager’s senior management team may utilize leasing brokers and property development consultants to establish project management teams that address re-leasing opportunities as existing tenants vacate their premises. Any project management team will be led by a senior member of our Manager’s team. Any external leasing broker engaged by us will be entitled to a leasing fee when leasing the properties that we expect to acquire. The fee is generally equal to 15.0% of the first year’s annualized rent, not including rent free periods or other incentives. For renewal of leases, the fee is generally equal to 5.0% of the first year’s annualized rent, not including rent free periods or other incentives.

We will focus on maintaining a brand that tenants associate with a consistently high-quality level of services, installations, maintenance and amenities with long-term financial stability. Through long standing brokerage relationships, our Manager’s senior management team has developed a business model that focuses on negotiating attractive leases with government and government-related tenants, as well as other high credit-quality tenants.

However, lease roll-overs may in some cases present an opportunity to increase cash flow. A landlord’s investment in a tenant’s space is often seen as an improvement to building quality from the tenant’s perspective and can be an attractive risk-adjusted return for the landlord as tenants typically want to amortize the cost of the tenant improvements through rent payments over the lease term, including a return to the landlord on committed capital.

Property Management

Our Manager’s senior management team intends to proactively manage our future properties and their rent rolls to (i) aggregate smaller demised spaces to create large blocks of vacant space to attract high credit-quality tenants at higher rental rates with lower landlord contributions toward tenant installation costs or to convert former single-tenant properties into multitenant space, depending upon market conditions and tenant need, (ii) create efficient, modern, pre-built offices that can be rented through several lease cycles and attract better credit-quality tenants and (iii) stagger lease expiration profiles in order to reduce risk of high vacancy or synchronize expirations in the case of redevelopment. Our Manager’s senior management team will carefully manage common area expenses to make the properties that we expect to acquire as competitive and cost-efficient as possible for new and existing tenants. In addition, we will make energy efficiency retrofitting and sustainability a portfolio-wide initiative driven by economic returns, which we believe will increases our future properties’ overall value and desirability. We will pass on the cost savings achieved by such improvements to our tenants through lower utility costs and reduced operating expense escalations. We believe we will continue to see tenants generally focus on energy reducing initiatives, in addition to having a green energy supply at their facility. We intend to implement these features as part of re-leasing activities, or when performing larger refurbishment projects. We believe these improvements will make our future properties more desirable to a broader tenant base than those of our competitors.

To the extent it is necessary to engage a third-party property manager, our Manager’s team will monitor their performance through routine meetings, unscheduled site visits and meetings with our tenants without the property manager present. We will further require property managers to carry professional indemnity insurance and to adhere to best practice standards. When necessary, we will focus on engaging property managers with established track records in the relevant property type and geographic location. We expect that the third-party property managers will we engage will be typically limited to handling the duties and responsibilities set forth in a property management agreement, which typically include hiring facility maintenance personnel, developing property maintenance plans, providing input on property budgets, local accounting, rent collections, fire safety and legal compliance. We plan to grow our property management function over time.

Investment Guidelines

Our primary business objectives are to increase cash flow from operations, achieve sustainable long-term growth and provide attractive risk-adjusted returns to our stockholders through stable distributions and capital appreciation. Our board of directors will adopt investment guidelines from time to time relating to the criteria to be used by our Manager’s senior management team to evaluate specific investments as well as the overall portfolio composition. Our board of directors will review our Manager’s compliance with the investment guidelines periodically and receive an investment report at each quarter-end in conjunction with its review of our quarterly results. Our board also will review our investment portfolio and related compliance with our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting.

Our board of directors will adopt the following initial investment guidelines:

•	we will primarily acquire, own, lease and manage office and industrial properties;
•	the properties that we expect to acquire will be located primarily in Norway, Sweden and Denmark;
•	no acquisition shall be made that would cause us to fail to qualify as a REIT; and
•	our investments must be predominantly in real property.

These investment guidelines may be changed from time to time by a majority of our board of directors without the approval of our stockholders. To the extent that our board of directors approves changes to these investment guidelines that constitute material information to our stockholders, our stockholders will be informed of such changes through disclosure in our periodic reports and other filings under the Exchange Act.

Investment Committee

Pursuant to our management agreement with our Manager, our Manager is required to form an Investment Committee following the completion of this offering. The role of the Investment Committee is to oversee our investment guidelines, our investments and our compliance with our investment guidelines and related policies. The Investment Committee will provide our board of directors with quarterly reports on our quarterly results. The Investment Committee will meet as frequently as it believes is necessary, but no less than quarterly.

Regulation

The properties we expect to acquire are subject to various laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements.

Norway

General

Properties in Norway are subject to various laws and regulations, as well as requirements set by public authorities from time to time, relating to, among other things, common areas, safety requirements, including with respect to fire safety, environment matters, access and use.

The owner of property in Norway is responsible for compliance with laws, regulations and other public and private requirements. Noncompliance with such laws and regulations could result in additional costs, imposition of fines and award of damages. We believe that we will have the necessary permits and approvals to operate the Norwegian properties we expect to acquire and will be in compliance with the laws, regulations and other public and private requirements in Norway in all material respects.

Environmental Regulations

Ownership and operation of Norwegian properties are subject to various national and supra-national environmental, health and safety laws, regulations, treaties and conventions, including, but not limited to The Norwegian Pollution Control Act. Under these laws and regulations, courts and government agencies have the authority to require an owner of a contaminated property to clean up the property, even if the property owner did not know of or was not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. As such it is possible for a previous owner to incur costs even after having sold the relevant property, regardless of the terms of any contract between a buyer and a seller as to responsibility for pollution, but if under the contract the seller remained liable as between the parties, the buyer would be able to claim against the seller.

In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow using the property as collateral or to sell the property. A property owner may also be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Recent court cases have also established that a parent company may be held liable for contamination of real estate property owned by a subsidiary.

Our management believes that the properties that we expect to acquire will be in compliance in all material respects with applicable local ordinances and regulations regarding environmental issues. Management is not aware of any environmental liability relating to these properties that it believes would have a materially adverse impact on our financial position, results of operations or cash flows. Management is unaware of any instances in which it would incur significant environmental cost if any of the properties that we expect to acquire were sold.

Planning Regulations

Changes in, or completion of, planning or zoning regulations by relevant authorities may affect the operations or ownership of real estate property.

These may also have an effect on the level of interest such properties receive from potential tenants and potential purchasers of the properties. Furthermore, changes in planning or zoning regulations may limit our ability to further develop the properties that we expect to acquire and may lead to increased costs.

Accessibility

The Norwegian Planning and Building Act requires that all buildings, when constructed, re-constructed or renovated must be in compliance with certain requirements to ensure that the buildings are made accessible and adapted to people with disabilities.

Ownership and Title

Legal title to real estate property is registered in the Norwegian Land Register, which is a nationwide register, administered by the Norwegian Mapping Authority (Norwegian: Kartverket). There is no legal requirement to register transfer of properties in the Land Register. However, in order to obtain full legal title and related legal protections against acquisition by third parties in good faith and former owner's creditors seizing the property, a title deed must be registered at the Land Register. The buyer is also legally protected against subsequent competing legal rights over the property. Registering a direct transfer of property and thus obtaining legal title is subject to a stamp duty of 2.5% of the property's market value at the time of the registration. Provided that the title deed is already registered on the target company, a transfer of shares does not trigger stamp duty.

Sweden

General

Properties in Sweden are subject to various laws and regulations as well as requirements set by public authorities from time to time, relating to, among other things, common areas, safety requirements, including with respect to fire safety, environment matters and access and use. The owner of a property in Sweden is responsible for compliance with laws, regulations and other public and private requirements. Non-compliance with such laws and regulations may result in additional costs, imposition of fines and award of damages. We believe that we will have the necessary permits and approvals to operate the Swedish properties we expect to acquire and we expect to be in compliance with the laws, regulations and other public and private requirements in Sweden in all material respects.

Environmental Laws

Ownership and operation of Swedish properties are subject to various environmental, health and safety laws, regulations, treaties and conventions. Swedish environmental regulations are based on the comprehensive Swedish Environmental Code. The Swedish Environmental Code entered into force in 1999 and is intended to set forth the main principles of Swedish environmental law and to provide a framework for any delegation of rights to adopt rules and regulations to governmental authorities or municipal governments. The Swedish Environmental Code is based on the polluter pays principle. However, a property owner may become liable for contamination on the property based on secondary liability to remedy contamination. The obligation to remediate includes both an obligation to clean-up and an obligation to investigate for possible contaminations. The secondary liability applies if the polluter cannot be identified or has ceased to exist (such as in the case of bankruptcy of the polluter). In addition to the costs of clean-up, environmental contamination can affect the value of a property and, therefore, an owner’s ability to use the property as collateral or to sell the property. A land owner may also be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances.

Planning Regulations

In Sweden, changes in, or adoption of, zoning plans may affect the operations of a real estate property. These may also have an effect on the level of interest such properties receive from potential tenants and potential purchasers of the properties. A zoning plan sets forth the permitted use of a property and the extent to which the property may be developed with new buildings or building extensions. Accordingly, adoption of new zoning plans may limit our ability to further develop the properties that we expect to acquire and may lead to increased costs.

Accessibility

The Swedish Planning and Building Act requires that all buildings, when constructed, re-constructed or renovated must be in compliance with certain requirements to ensure that the buildings are made accessible and adapted to people with disabilities.

Ownership and Title

All Swedish land is divided into property units which are individually identified by a name and a code. Ownership of land is connected to a registered real property unit. The boundaries of property units and their ownership are registered in the Swedish Land Register (Fastighetsregistret). Land ownership includes buildings and other permanent facilities (unless the objects have been added to the real property and are owned by a party other than the property owner).

A buyer of a real property who has relied on the seller's register entry in the land register as owner, is pursuant to the Swedish Land Code and as a general rule, legally protected from the seller’s or former owner’s competing legal rights over the property, but not against the rights of the seller's or a former owner's mortgagee who in good faith has relied on the information in the land register.

If a mortgage has been granted to someone who is a registered title holder of a property, but later proven not to be the rightful owner, a party suffering damage due thereto may be entitled to compensation from the Swedish government. Registering the acquisition and thus obtaining legal title is subject to a stamp duty of 4.25% (for commercial real estate) calculated on the higher of the purchase price and tax assessment value of the real property.

Denmark

General

Property located in Denmark is subject to various laws and regulations as well as requirements set by public authorities from time to time, relating to, among other things, common areas, safety requirements, including with respect to fire safety, environmental matters and access and use. The owner of a property in Denmark is responsible for compliance with laws, regulations and other public and private requirements. Non-compliance with such laws and regulations may result in additional costs, imposition of fines and award of damages. We believe that we will have the necessary permits and approvals to operate in Denmark and will be in compliance with the laws, regulations and other public and private requirements in Denmark in all material respects.

Environmental Regulations

Ownership and operation of Danish properties are subject to various national and supranational environmental, health and safety laws, regulations, treaties and conventions. Danish law relating to soil pollution authorizes Danish authorities to issue a notice ordering the polluter to clean up any pollution, as long as the extent of the clean-up is proportionate. The Danish authorities cannot issue such a notice to the owner of the property unless the owner is the polluter. However, if a property is polluted and the owner sells the property, the owner may be subject to private law liability. If the owner for instance omits to inform the purchaser of known instances of pollution, the owner may be liable for damages. Furthermore, even if the owner is not aware of the pollution of the property, the owner may still have to accept a proportional reduction of the purchase price for the property.

Environmental pollution or suspicion of environmental pollution may lead to restrictions on the owner’s use of the property and may affect the value of the property and therefore the owner’s ability to mortgage the property. The land owners’ private law liability is primarily established through precedence from court decisions.

Planning Regulation

Changes in, or completion of, planning or zoning regulations by relevant authorities may affect the future operations of a property and may limit the possibilities to further develop properties. However, the general principle is that any use of a property may continue irrespective of any changes to or completion of new planning regulations, even when such planning regulations are in conflict with the actual use of the property. Changes to or completion of new planning regulations could also have an effect on the level of interest such properties receive from potential tenants and potential purchasers of the properties.

Accessibility

The Danish Buildings Act requires as a principal rule that all buildings, when constructed, re-constructed or renovated must be in compliance with certain requirements to ensure that the buildings are made accessible and adapted to people with disabilities.

Ownership, Title and Registration Fees

If the property acquisition is duly registered in the Danish Land Register (Tingbogen) pursuant to the Danish Land Registration Act, the buyer of the property receives full title and is legally protected from the seller’s and/or former owners’ creditors competing title, pledges and legal rights over the property. The buyer is also legally protected against subsequent competing legal rights over the property. Registering the acquisition and thus obtaining legal title is subject to a registration fee comprising a fixed fee of DKK 1,660 (approximately USD $254) and a variable fee of 0.6% of the higher of the purchase price and the public property evaluation. If the acquisition is not registered in the Land Register, and the registered owner (according to the Danish Land Register) is declared bankrupt or the registered owner's creditors enforce their claims by carrying through a foreclosure of the property, the buyer’s (unregistered) title to the property may be challenged.

The Danish Business Lease Act and Termination

Danish Business Leases are governed by the Danish Business Lease Act. As a principal rule, the Danish Business Lease Act is non-mandatory. However, a number of the provisions in the Danish Business Lease Act, including provisions on termination are mandatory. According to the Danish Business Lease Act, fixed lease terms whereby the lease terminates at a predetermined date may generally not be used, unless the landlord has specific reasons which can justify such fixed lease terms, provided the difference between the actual rent and the level of market rent is material. Instead, either party may terminate the lease with a pre-determined notice of termination. It is common practice to agree on a term of non-terminability. When the term of non-terminability has expired the landlord or the tenant may terminate the lease. The tenant may terminate the lease without stating any particular reason, whereas the landlord’s ability to terminate the lease is greatly limited by the Danish Business Lease Act.

Unless otherwise agreed the landlord and the tenant are entitled to claim rent adjustment (increased or decreased) to the level of market rent. However, such claim cannot be advanced until four years after commencement of the lease agreement.

Competition

In conducting our business, we will compete primarily with local and international property developers and real estate investors, including investment funds, for investment opportunities. With respect to acquiring properties, we will compete on the basis of price and other acquisition terms, as well as the ability to obtain acquisition financing on favorable terms. With respect to leasing properties, we will compete with other property owners to attract government and other creditworthy tenants to lease the properties that we expect to acquire and compete on the basis of lease terms, price, location of these properties and services provided, among other factors.

Insurance

We expect to have comprehensive insurance on each of the properties that we expect to acquire, including casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties in amounts that we believe are sufficient to cover reasonably foreseeable losses, with policy specifications and insured limits that we believe are appropriate under the circumstances. As such, we expect that the properties that we expect to acquire will be adequately covered by insurance.

Employees

Our executive officers will be employed by C-QUADRAT and we will have no employees. Services which would otherwise be provided by our employees will be provided by our Manager pursuant to the management agreement, our property administrators and any other entities contracted by us (or subcontracted by them) from time to time.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. While we are an emerging growth company, among other things:

•	we are exempt from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;
•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;
•	we are not required to give to our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements; and
•	we have elected not to use an extended transition period for complying with new or revised accounting standards, and this election is irrevocable.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, have more than $700 million in market value of shares of our common stock held by non-affiliates or issue more than $1 billion of non-convertible debt securities over a three-year period.

Legal Proceedings

We, our Manager and/or our property administrators may, from time to time, be involved in routine litigation with respect to our portfolio arising in the ordinary course of business. As of the date of this prospectus, none of us, or our Manager are involved in any material legal or administrative proceedings.

OUR MANAGEMENT

General

We expect to be structured as an umbrella partnership REIT, or UpREIT, pursuant to which we plan to conduct substantially all of our business through our operating partnership, Nordic Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg, and its subsidiaries. Our wholly-owned subsidiary, Nordic GP Lux Co, S.à r.l. a limited liability company (société à responsabilité limitée) formed under the laws of the Grand Duchy of Luxembourg, serves as the sole manager of our operating partnership, and in such capacity has full, exclusive and complete responsibility and discretion in the management and control of our operating partnership.

Our operating partnership will be externally managed by our Manager. Pursuant to a delegation of power by our GP subsidiary and the management agreement, our Manager will provide for the day-to-day management of our operations under the supervision, direction and oversight of our board of directors. Our executive officers will not be employed by us or any or our subsidiaries, but instead will remain employees of C-QUADRAT group.

Our Directors, Director Nominees and Our Manager’s Senior Management Team

Upon completion of this offering, our board of directors will consist of five members, including our existing director, Bjarne Eggesbø and the director nominees named below who will become directors upon completion of this offering. Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Of the five directors, we expect that our board of directors will determine that at least three of our directors are independent for purposes of the NASDAQ Global Market corporate governance listing standards and Rule 10A-3 under the Exchange Act. The first annual meeting of our stockholders after this offering will be held in 2016. Our charter and bylaws provide that only a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our charter and bylaws are amended, the number of directors may never be less than one, the minimum number required by the MGCL, nor more than 15.

The following table sets forth certain information concerning the individuals who will be our directors or director nominees, as well as those who will serve as our executive officers or as executive officers of our Manager upon completion of this offering:

Name	Age	Position
Bjarne Eggesbø	45	Chief Executive Officer of our Company and Director
Robert Washington	51	Chief Operating Officer of our Company
Cristobal Mendez de Vigo	43	Director Nominee
Alexander Smith	34	Head of Finance
Farid Sheikh	35	Senior Vice President - Investments and Portfolio Management
Stanton Anderson	74	Director Nominee
John Gregorits	61	Director Nominee
John Thomas	49	Director Nominee

The following sets forth biographical information concerning the individuals who will be our directors or director nominees, as well as those who will serve as our executive officers or as executive officers of our Manager upon completion of this offering.

Bjarne Eggesbø

Mr. Eggesbø will serve as the Chairman of our board of directors, our chief executive officer and president upon the completion of this offering. Mr. Eggesbø is the senior executive leading our Manager's real estate group and will also serve as the chief executive officer and president of our GP subsidiary, which has full, exclusive and complete responsibility and discretion in the management and control of our operating partnership. Mr. Eggesbø, who has more than 18 years of experience in the real estate industry and has completed in excess of $30 billion in real estate acquisitions and financings, was from September 2012 through January 2015, the chief investment officer, and from March 2013 through January 2015, the chief executive officer of Obligo, a Norway-based global asset management firm with approximately $8 billion of assets under management, including approximately $6 billion in real property assets, as of December 31, 2014. As the chief executive officer of Obligo, Mr. Eggesbø was responsible for executing the company’s long-term strategy and overseeing operational matters within the company. As the chief investment officer of Obligo, Mr. Eggesbø oversaw all investment and divestment activities of all funds managed by Obligo. More than $3 billion of the real property assets managed by Obligo as of December 31, 2014 were in the Nordics. During his time at Obligo, Mr. Eggesbø also served as Chairman, CEO and President of Polar Star Realty Trust Inc, or Polar Star, an entity that was organized by Obligo in January 2014 to acquire $1.5 billion of assets in the Nordics. The portfolio of assets to be acquired by this entity was sold to an institutional investor, and Polar Star did not acquire any assets. Prior to joining Obligo, Mr. Eggesbø was a principal in Allegiance Investment Group, a commercial real estate asset manager and advisor, from 2010 to 2012 where he oversaw asset management and advisory activities in Europe. From 2007 to 2010, Mr. Eggesbø served as Executive Director and Head of Structuring and Securitizations at UBS’ European real estate team. At UBS, Mr. Eggesbø also worked on the Swiss government stabilization fund. From 2006 to 2007, Mr. Eggesbø was Head of Structuring and Securitization at Credit Suisse’s European real estate finance group. Prior to this, from 1998 to 2005, Mr. Eggesbø worked within the real estate industry at Moody’s Investor Service, Deutsche Bank, Morgan Stanley, and Nomura Asset Capital Corporation. Mr. Eggesbø has 18 years of international real estate experience. Mr. Eggesbø has worked both in the U.S. and European real estate markets where he has been involved in structuring and executing real estate transactions with a total value exceeding $33.0 billion. Mr. Eggesbø received his Bachelor of Science with a focus on Real Estate Finance from Cornell University in 1998. We believe that Mr. Eggesbø’s 18 years of international real estate experience, in both U.S. and European markets, make him qualified to serve as Chairman of our board of directors and chief executive officer. Mr. Eggesbø speaks fluent English, Norwegian, Spanish and Dutch.

Robert Washington

Mr. Washington will serve as our Chief Operating Officer upon the completion of this offering. Mr. Washington will also serve as the Chief Operating Officer of our GP subsidiary. Mr. Washington served as a Senior Director at Obligo Investment Management AS between May 2014 and December 2015 where he assisted in the start-up of Polar Star, an entity that was organized by Obligo to acquire $1.5 billion of assets in the Nordics. Mr. Washington was an Executive Director at UBS in London from August 2007 to May 2014. At UBS, Mr. Washington served as the Chief Operating Officer for the European Real Estate Division, Head of Origination from January 2008 to December 2008 and an Investment Manager and Legal Adviser on the Swiss Government Stabilisation Fund in Europe from January 2009 to May 2014. From 2004 to 2007, Mr. Washington was the Chief Operating Officer and Chief Legal Officer for the European Real Estate Finance Division at Credit Suisse. Mr. Washington was responsible for the “build” of the European Real Estate Finance Division’s Securitisation business. Previously, Mr. Washington held positions in a technical support team to the principal finance group at Nomura International plc. Mr. Washington was also involved in the North American securitisation business of Nomura through its subsidiary, The Capital Company of America. He practiced law at Simpson Grierson (and its predecessor), a leading New Zealand law firm from 1988 to 1997. Mr. Washington received his LLB in Law from Victoria University of Wellington in 1987.

Cristobal Mendez de Vigo

Mr. Mendez de Vigo is one of our director nominees. Mr. Mendez de Vigo has served as group chief financial officer and head of corporate development of C-QUADRAT since 2015 and a founding partner of Blulicap LLP, an investment company and advisor to asset management businesses, since 2011, where he managed the partnership and decided which business opportunities to pursue, set budgets and managed the treasury, approved accounts and filings and reviewed regulatory and legal issues. From 2007 until being a founding partner of Blulicap, Mr. Mendez de Vigo was the Group Head of Distribution and an Executive Committee member at F&C Asset Management plc., an asset management company, where he was responsible for all distribution and client servicing functions. F&C Asset Management plc. was subsequently acquired by Bank of Montreal (BMO Financial Group) in 2014. Mr. Mendez de Vigo spent 11 years at Allianz Global Investors and served in a variety of roles, including chief executive officer of the Australian unit and Head of Strategic Planning and Business Development for Asia Pacific. Mr. Mendez de Vigo received his Business Administration and law degrees from the Universidad Pontificia de Comillas in Madrid, Spain and is an alumni of the Erasmus program at Université Catholique de Louvain in Belgium. We believe that Mr. Mendez de Vigo’s extensive experience in international investment management and strategy qualifies him to sit on our board of directors.

Alexander Smith

Mr. Smith will serve as our Manager’s director of finance. Mr. Smith has served as Head of Finance of the C-QUADRAT UK group of companies since 2011. Prior to joining C-QUADRAT, Mr. Smith was Group Head of

Management Accounting at Marken Ltd, a pharmaceutical logistics provider, from 2009 to 2011. At Marken Ltd, Mr. Smith was the Head of Management Accounting and responsible for the production of all accounting and management reporting information across the 19 branches of the company. In this role, he supervised a team of five management accountants and the accounts payable team of nine. Mr. Smith began his career at Ernst & Young LLP in 2005, working in the investment management department, where he managed audit teams on a wide variety of investment funds and managers. Mr. Smith qualified as a Chartered Accountant in 2008 with The Institute of Chartered Accountants of Scotland. Mr. Smith holds a Bachelor of Science with Honours in Psychology from the University of St. Andrews, where he graduated in 2005.

Farid Sheikh

Mr. Sheikh will serve as our Manager’s Senior Vice President - Investments and Portfolio Management. From October 2013 until July 2015, Mr. Sheikh was a Vice President at Obligo, where he was responsible for the underwriting of an approximately $1.2 billion Nordic logistics and office portfolio. In addition, he managed a London-focused residential fund for Obligo with an asset value over £40m, where he was responsible for the underwriting, acquisition, structuring and execution of transactions as well as fund management. Prior to joining Obligo, Mr. Sheikh spent 4 years at Hudson Advisors UK, which is an affiliate of Lone Star Funds and which manages, services and adds value to investments acquired by Lone Star Funds. These investments include secured and unsecured debt instruments, real estate-related assets and select corporate opportunities. At Hudson Advisors UK, Mr. Sheikh was responsible for managing their entire UK investment portfolio of approximately £2bn comprising of non-performing loans and performing whole loans, syndicated loans, securities and residential mortgage pools. Prior to joining Hudson Advisors, Mr. Sheikh was a Transaction Manager at UBS Investment Bank (London) in the Commercial Real Estate team. Prior to that, Mr. Sheikh was based in New York where he was an associate in the Commercial Real Estate team at Barclays Capital and manager of the large loan underwriting team at Morgan Stanley. Mr. Sheikh started his career in 2002 at Credit Suisse (New York) in the Real Estate Finance and Securitization team where he was responsible for underwriting and securitization for the conduit program. Mr. Sheikh holds a Bachelor of Arts degree from Franklin and Marshall College, Pennsylvania with a double major in Physics and Economics.

Stanton D. Anderson

Mr. Anderson is one of our director nominees and has served on the board of trustees of Physicians Realty Trust (NYSE: DOC), a REIT whose principal purpose is to acquire medical office buildings, since 2013 where he chairs the audit committee and is a member of the compensation, governance and nominating committees. Mr. Anderson is also serving on the board of directors of Technology Partners, Inc., a privately owned software company that primarily develops software for MRI facilities, where he is the chair of the audit committee, a position he has held since 2012. From 2003 to 2006, Mr. Anderson served as Executive Vice President and Chief Legal Officer of the U.S. Chamber of Commerce. He continues to serve as senior counsel to the President and CEO of the U.S. Chamber. In addition, he serves on the Board of Directors of the National Chamber Litigation Center and the U.S. Chamber Institute for Legal Reform. He also served on the Board of Directors of Aegis Communications Group from 2001 to 2004, a company that developed and managed telephone call centers around the world, and on the CB Richard Ellis (CBRE) board from 1989 to 2001. He was formerly Chairman of Global USA, Inc., a consulting company he founded in 1982, which represented a broad cross-section of domestic and international client interests. Mr. Anderson has received a number of Presidential appointments, including the President’s Advisory Committee on Trade Negotiations and the Presidential commission on Personnel Interchange, and he chaired the U.S. delegation to the United Nations Conference on New and Renewable Energy Resources in 1981. Mr. Anderson has practiced law in Washington, D.C., since 1969, and was a partner at McDermott Will & Emery from 1995 to 2008. Subsequently, as President of Stanton D. Anderson, P.C., Mr. Anderson provided legal consulting services for a number of individual clients. Currently, he continues to provide legal consulting services for individual client interests. Mr. Anderson graduated from Westmont College and received his law degree from Willamette University. We believe that Mr. Anderson’s extensive experience as a public company director qualifies him to serve on our board of directors.

John S. Gregorits

Mr. Gregorits is one of our director nominees. Mr. Gregorits has recently retired from his position with the Specialized Funds Group at Prudential Real Estate Investors (PREI), the real estate investment management business of Prudential Financial, where he worked since 1998. Mr. Gregorits was responsible for certain of PREI’s funds in its U.S. business, totaling approximately $10 billion in gross assets. While at PREI, Mr. Gregorits served on the U.S. Executive Committee and Investment Committee. Mr. Gregorits has served on the boards of directors of the following companies over the last 15 years: Ridge Realty Group, a real estate firm focused on the development, acquisition, ownership, management and disposition of industrial properties, Lillibridge Healthcare Trust, a REIT focused on to acquiring, owning, developing, and managing medical office buildings and other outpatient healthcare facilities of not-for-profit healthcare providers throughout the United States, Bluespace S.L., a company focused on acquiring, developing and operating branded mainly freestanding self-storage facilities in major metropolitan markets in Spain, RedStone Partners, LLC, RedStone Partners II, LLC, RedStone Partners IV-A, LLC (formerly known as RedStone Partners III, LLC), RedStone Holding Company, LLC and RS TEBS, Inc., each a company which provides credit enhancements to developers of affordable housing who finance their projects through tax-exempt bonds, PIM/Westport Venture, LL (formerly known as Westport Point Capital, LLC), company which acquires, repositions and operates office properties in the Boston metropolitan area, The Clarett Group, an organization which develops for-sale condominium and rental apartment projects primarily in New York, CRIC Capital LLC, a company that buys, levers and sells net lease properties, primarily in retail with special emphasis on specialty retail, Madison Capital, a private real estate investment and development company, The Creaney & Smith Group, a commercial real estate firm that develops office and industrial/distribution properties along major transportation routes in the Mid-Atlantic states, Pacific Castle Management, Inc., Colonnade Properties LLC, FountainGlen Properties II, LLC, Intergroup Realty Trust, Keating Development Company, Black Mountain Capital, Inc. and Potomac Golf Properties, LLC. Mr. Gregorits holds a Bachelor of Art in Economics and Psychology from Duke University and a Master of Arts in Organizational Behavior from Fairleigh Dickson University. We believe that Mr. Gregorits’ extensive real estate investment management experience qualifies him to sit on our board of directors.

John T. Thomas

Mr. Thomas is one of our director nominees and has served as president and chief executive officer, as well as on the board of trustees and finance investment committee of Physicians Realty Trust (NYSE: DOC), a REIT whose principal purpose is to acquire medical office buildings, since July 2013. At Physicians Realty Trust, Mr. Thomas leads the development and execution of the company's long-term strategy. Mr. Thomas was the executive vice president of the Medical Facilities Group for Health Care REIT Inc. (NYSE: HCN), the largest REIT dedicated to the ownership of healthcare real estate, from January 2009 to July 2012 where his group was responsible for growing total net investments for HCN’s medical facilities division, including hospitals, medical office buildings and life science research facilities from $2.3 billion in assets to approximately $5.6 billion. Prior to HCN, Mr. Thomas served as president, chief development officer and Business Counsel of Cirrus Health L.P., a private owner of ambulatory surgical centers and surgical hospitals in the United States, from August 2005 to December 2008, where he led efforts to acquire and manage four hospitals and an endoscopy center, as well as efforts to develop other facilities. From October 2000 to July 2005, he served as senior vice president and general counsel for Baylor Health Care System in Dallas, Texas. As General Counsel for the Baylor Health Care System in Dallas, Mr. Thomas was responsible for legal affairs and government affairs. From April 1997 to October 2000, he served as General Counsel and Secretary for Unity Health System, the St. Louis, Missouri division of the Sisters of Mercy Health System. Mr. Thomas received his law degree from Vanderbilt University Law School and his Bachelor of Science in Economics from Jacksonville State University. We believe that Mr. Thomas’s extensive experience in real estate investment, NYSE traded REITs as well as his strong management experience qualifies him to sit on our board of directors.

C-QUADRAT's Executive Board

Alexander Schütz

Mr. Schütz is the managing partner and member of the executive board of C-QUADRAT AG, which he co-founded together with Mr. Thomas Rieß in 1991. Mr. Schütz is responsible for the company’s strategic development and for its acquisitions. He is a member of the International Coronelli Society, an association that collects historic globes, and president of the Austrian Emirates Society, an association of entrepreneurs seeking to increase economic and social exchange between the United Arab Emirates and Austria. Prior to joining C-QUADRAT, Mr. Schütz worked at Vienna Portfolio Management AG.

Thomas Rieß

Mr. Rieß is the managing partner and member of the executive board of C-QUADRAT AG, which he co-founded together with Mr. Alexander Schütz in 1991. His areas of responsibility include Sales, Human Resources and

Administration. Prior to joining C-QUADRAT, Mr. Rieß worked at Vienna Portfolio Management AG. He studied Business Administration at the Vienna Economics University.

Cristobal Mendez de Vigo

Mr. Mendez de Vigo is a member of the executive board of C-QUADRAT AG. Please see above for a more detailed bio.

C-QUADRAT’s Senior Management Team

Carlo Michienzi

Mr. Michienzi is the chief executive officer and founding partner of C-QUADRAT Asset Management (UK) LLP and has been part of C-QUADRAT and its predecessors since 2005. Previously, he was an executive director within the Private Wealth Management Division of Morgan Stanley, London, where he was co-head of the Italian Team, overseeing the investment management process on approximately EUR800m of private clients’ asset. Prior to that, Mr. Michienzi was part of Commerz Financial Products (1997-1998—structured products / bonds) and Mediation, part of the Tradition Group, in Paris (1988-1996—CEO for France and European co-head for Futures and Options). Mr. Michienzi holds a Master of Science in Economics from the University of Lausanne (HEC), attended the Young Managers Program at INSEAD, and completed the Investment Management Program at the London Business School. He has 25 years of experience in the investment management industry.

Matteo Pusineri

Mr. Pusineri is the chief investment officer and partner of C-QUADRAT Asset Management (UK) LLP and has been part of the firm since 2005. Prior to this, Mr. Pusineri was an Executive Director within the Private Wealth Management Division of Morgan Stanley, London, where as head of the Fixed Income business (and member of the Asset Allocation Committee) he was directly responsible for overseeing and implementing investment strategies on approximately EUR3.5bn of clients’ assets as well as for managing a corporate bond fund. Before joining Morgan Stanley in 1998, he worked in the Fixed Income department at Société Générale. Mr. Pusineri graduated with a BSc in Economics, summa cum laude, from Bocconi University in Milan, and in 2000 completed the Investment Management Programme at the London Business School. He has over 15 years of experience in the investment management industry.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Our Manager’s senior management team will provide for the day-to-day management of our operations under the supervision, direction and oversight of our board of directors. Our board of directors has established investment guidelines described under “Business—Investment Guidelines” for our Manager’s senior management team to follow in its day-to-day management of our business. Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our officers or non-independent directors. Other notable features of our corporate governance structure include the following:

•	our board of directors is not classified, with each of our directors subject to re-election annually;
•	of the five persons who will serve on our board of directors upon completion of this offering, we expect that our board of directors will determine that at least three of our directors are independent for purposes of the NASDAQ Global Market corporate governance listing standards and Rule 10A-3 under the Exchange Act;
•	we have opted out of the business combination and control share acquisition provisions of the MGCL;
•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and
•	we do not have a stockholder rights plan and our board of directors has adopted a policy that our board may not adopt any stockholder rights plan unless the adoption of the plan has been approved by our stockholders, except that our board of directors may adopt a rights plan without the prior approval of our stockholders if our board, in the exercise of its duties, determines that seeking prior stockholder approval would not be in our best interest under the circumstances then existing. The policy further provides that if a stockholder rights plan is adopted by our board without the prior approval of our stockholders, the stockholder rights plan will expire on the date of the first annual meeting of stockholders held after the first anniversary of the adoption of the plan, unless an extension of the plan is approved by our stockholders.

Code of Business Conduct and Ethics

Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our directors, officers and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our directors or officers may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Our Board’s Role in Risk Oversight

Our board of directors will play an active role in overseeing the management of our risks. Upon completion of this offering, the committees of our board of directors will assist our full board in risk oversight by addressing specific matters within the purview of each committee. Our audit committee will focus on oversight of financial risks relating to us; our compensation committee will focus primarily on risks relating to executive compensation plans and arrangements; and our nominating and corporate governance committee will focus on reputational and corporate governance risks relating to our company, including the independence of our board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise. We believe the leadership structure of our board of directors supports effective risk management and oversight.

Board Committees

Our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of the committees will have at least three directors and all of the committees will be composed exclusively of independent directors, as defined by the listing standards of the NASDAQ Global Market or another national securities exchange. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

The audit committee will be comprised of Stanton Anderson, John Gregorits and John Thomas, each of whom will be an independent director and “financially literate” under the rules of the NASDAQ Global Market or another national securities exchange. Stanton Anderson will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the applicable SEC regulations.

The audit committee assists our board of directors in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements and ethical behavior;
•	the independent auditor’s qualifications and independence;
•	the performance of our internal audit functioning and independent auditor; and
•	the preparation of audit committee reports.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee will be comprised of Stanton Anderson, John Gregorits and John Thomas, each of whom will be an independent director. John Gregorits will chair our compensation committee.

The principal functions of the compensation committee will be to:

•	review and approve on an annual basis the corporate goals and objectives relevant to the compensation paid by us to our chief executive officer and the other members of our Manager’s senior management team, evaluate our chief executive officer’s performance and the other members of our Manager’s senior management team’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our chief executive officer and the other members of our Manager’s senior management team based on such evaluation;
•	oversee any equity-based remuneration plans and programs;
•	assist the board of directors and the chairman in overseeing the development of executive succession plans;
•	review and recommend to the board of directors from time to time the remuneration for our non-executive directors; and
•	prepare compensation committee reports.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be comprised of Stanton Anderson, John Gregorits and John Thomas, each of whom will be an independent director. John Thomas will chair our nominating and corporate governance committee.

The nominating and corporate governance committee will be responsible for:

•	providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;
•	overseeing the self-evaluation of the board of directors as a whole and of the individual directors and the board’s evaluation of management and report thereon to the board;
•	periodically reviewing and, if appropriate, recommending to the board of directors, changes to our corporate governance policies and procedures;
•	identifying and recommending to the board of directors potential candidates for nomination; and
•	recommending to the board of directors the appointment of each of our executive officers.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

A member of our board of directors who is also an employee of our company is referred to as an executive director. Executive directors will not receive compensation for serving on our board of directors. We intend to approve and implement a compensation program for our independent directors that consist of annual retainer fees and long-term equity awards. We will pay at least a majority of the annual retainer fee to our independent directors in equity awards issuable under our Equity Incentive Plan. We will also reimburse each of our independent directors for his or her travel expenses incurred in connection with his or her attendance at full board of directors and committee meetings. We have not made any payments to our director or our director nominees to date. In connection with the completion of this offering, our independent directors will receive an aggregate of 175,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units).

Our Manager and the Management Team—Track Record of our Manager’s Senior Management Team

Our operating partnership will be externally managed by our Manager, a newly formed subsidiary of C-QUADRAT, pursuant to a delegation of power by our GP subsidiary and the terms of a management agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision, direction and oversight of our board of directors.

C-QUADRAT is a leading asset management firm in Europe with over 80 employees in the group. Founded in 1991, C-QUADRAT is listed on both the Frankfurt Stock Exchange and the Vienna Stock Exchange. In the United Kingdom, C-QUADRAT’s subsidiary is C-QUADRAT Asset Management (UK) LLP, which is authorized and regulated by the Financial Conduct Authority with Firm Reference Number 416478. C-QUADRAT operates in 19 countries in Europe and Asia, with offices in Vienna, London, Frankfurt, Geneva and Yerevan. As of September 30, 2015, C-QUADRAT managed more than 70 investment vehicles and had assets under management of approximately $6 billion. In July 2015, C-QUADRAT expanded its asset management to cover the real estate sector through the hiring of Mr. Eggesbø and other members of our Manager’s senior management team.

Mr. Eggesbø, who has more than 18 years of experience in the real estate industry and has completed in excess of $30 billion in real estate acquisitions and financings, was from September 2012 through January 2015, the chief investment officer, and from March 2013 through January 2015, the chief executive officer of Obligo, a Norway-based global asset management firm with approximately $8 billion of assets under management, including approximately $6 billion in real property assets, as of December 31, 2014. More than $3 billion of the real property assets managed by Obligo as of December 31, 2014 were in the Nordics. These assets included three investment vehicles that focused exclusively on office and industrial properties leased to Nordic government and government-related tenants. According to publicly available information reported by these investment vehicles in their annual reports to shareholders, they together held approximately $680 million in real property assets as of December 31, 2014. For the three years ended March 2015, which includes the period that Mr. Eggesbø was the chief investment officer and the chief executive officer at Obligo, these three investment vehicles experienced a weighted average increase in net asset value of approximately 35%, which is based upon the reported net asset value percentage increase for each of these investment vehicles. The information reported by these investment vehicles is presented in Norwegian GAAP, which differs in certain respects compared to U.S. GAAP. See Appendix A for a description of the difference between Norwegian GAAP and U.S. GAAP. Additional historical financial information of these investment vehicles covering the period when Mr. Eggesbø served as Obligo’s chief executive officer are included in Appendix A to this prospectus. We believe we will benefit from the substantial track record and broad experience in the Nordic office and industrial market of our Manager’s senior management team as we pursue our business objectives and growth strategies. In addition, see “Business — Our Manager” and Appendix A for a description of additional investment vehicles managed by Obligo that focused primarily on other real property types and jurisdictions.

Management Agreement

Prior to the completion of this offering, we expect that we will enter into a management agreement with our Manager pursuant to which our Manager will provide the day-to-day management of our operations under the supervision, direction and oversight of our board of directors. The management agreement will require our Manager to comply with the investment guidelines and other policies that are approved by our board of directors. During this period, our executive officers will not be employed by us or any or our subsidiaries, but instead will remain employees of C-QUADRAT group. In addition, our management agreement provides that we will be the exclusive vehicle sponsored by C-QUADRAT acquiring, owning, leasing, managing and redeveloping office and industrial properties located in the Nordics.

Services to be Performed

Our Manager will perform (or cause to be performed) such services and activities relating to the assets we acquire and operations as may be appropriate which may include, without limitation, the following:

•	providing advice and recommendations to us with respect to acquisitions of real estate consistent with our investment guidelines;
•	consulting with us regarding the composition of our portfolio providing portfolio management services including the periodic review and evaluation of the performance of our portfolio of assets, acting as a liaison between us and banks, mortgage banks, investment banks and other parties with respect to the purchase, financing and disposition of assets, and other customary functions related to portfolio management;
•	advising us with respect to our capital structure and capital raising;
•	consulting with our officers and board of directors and assisting our board of directors in the formulating and implementing our financial policies;
•	sourcing potential acquisition opportunities and otherwise making its network of industry relationships available to us;
•	assisting our board of directors in developing criteria for debt and equity financing that are specifically tailored to our investment objectives;
•	engaging and overseeing third-parties that perform leasing, property management, property development and/or other real estate-related functions for the properties that we expect to acquire and generally providing other monitoring services with respect to activities provided by third parties, such as (but not limited to), negotiating servicing agreements, acting as a liaison with service providers; and supervising claims filed under any insurance policies;
•	providing the daily management and performing and supervising the various administrative functions reasonably necessary for our management and operations;
•	arranging, structuring and negotiating the financing and refinancing of properties;
•	assisting in the preparation of reports and statistical and economic data;
•	preparing and reviewing all reports and returns required by the SEC, the Service and other governmental agencies;
•	otherwise performing all tasks necessary for our operation on a day-to-day basis and perform its services provided to us under the management agreement;
•	evaluating and recommending to the board of directors hedging strategies and engaging in hedging activities on our behalf, including with respect to foreign currencies, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with our investment guidelines;
•	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder (including the impact of recognizing foreign currency gains and losses and holding currencies other than U.S. dollars on such REIT qualifiaction tests);
•	assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

•	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs; and
•	assisting our operating partnership in determining what portion of the management fee and expenses payable pursuant to the management agreement are deductible for Luxembourg tax purposes.

Management Fee

Under the management agreement, we will pay to our Manager a management fee as compensation for the management services that our Manager provides to us. The management fee will be payable quarterly in an amount equal to one quarter of 1.5% of our “Stockholder's Equity,” which equals, at each quarter-end, the sum of the net proceeds from all prior issuances of our capital stock and our operating partnership’s equity securities (exclusive of operating partnership equity securities held by us or our controlled subsidiaries) (calculated in local currencies at the time of such issuances (as described below) and allocated on a pro rata basis for such issuances during the quarter of any such issuance), plus our cumulative undistributed Core AFFO (as described below), less any amount that we pay to repurchase our capital stock or equity securities in our operating partnership following the completion of this offering. Our Stockholder's Equity will be calculated separately for, and the management fee will be paid in the local currency of, each jurisdiction in which we own real property, except that our Stockholder's Equity arising out of the net proceeds of this offering will be allocated entirely to Norway. Following the completion of this offering, for purposes of calculating our Stockholder's Equity, we will allocate the net proceeds from each subsequent issuance of our shares of our capital stock or equity securities of our operating partnership among each jurisdiction in which we own real property based on the undepreciated book value of our real properties located in the jurisdiction over the undepreciated book value of all of our real properties determined as of the end of the most recently completed quarter prior to such issuance, with the portion of the net proceeds allocated to a jurisdiction converted into the local currency of such jurisdiction based on the exchange rate in effect on the date on which such issuance is completed. Undistributed Core AFFO will be similarly allocated among jurisdictions using the same methodology, with the amount allocated converted into local currencies based on the exchange in effect at quarter-end. Our Stockhholder's Equity may be adjusted to exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash items, and our calculation in local currencies and the proportion of the management fee that is payable in each local currency may also be adjusted, in each case after discussions between our Manager and our independent directors and approved by a majority of our independent directors. The definition of Stockholder's Equity for purposes of determining the management fee that we will pay our Manager is different than the determination of stockholders’ equity under U.S. GAAP.

Incentive Distribution

Under our operating partnership’s Articles, our Manager will hold a special class of shares in our operating partnership that will entitle our Manager to receive an incentive distribution that will be divided into two parts, with one part calculated in U.S. dollars and the other calculated in local currencies.

The first part of the incentive distribution will entitle our Manager to receive an incentive distribution, distributed quarterly in arrears, in an amount equal to 10% of the amount by which our pre-incentive distribution Core AFFO for the most recently completed quarter, or the Current Quarter, exceeds a quarterly hurdle (as described below) and if the conditions of a four quarter hurdle (which on a quarterly basis retests our performance over a rolling four quarter period) are satisfied. This part of the incentive distribution will be calculated after giving effect to the conversion of our Stockholder’s Equity and Core AFFO to U.S. dollars and will be paid in local currencies. Our calculation in local currencies and the proportion of the incentive distribution that is payable in each local currency may be adjusted, after discussions between our Manager and our independent directors and the approval of our independent directors.

The second part of the incentive distribution will entitle our Manager to receive an incentive distribution, distributed quarterly in arrears, in an amount equal to 10% of the amount by which our pre-incentive distribution Core AFFO for the most recently completed quarter, or the Current Quarter, exceeds a quarterly hurdle (as described below) and if the conditions of a four quarter hurdle (which on a quarterly basis retests our performance over a rolling four quarter period) are satisfied. This part of the incentive distribution will be calculated in local currencies on a blended basis that takes into account the undepreciated book value of our real properties located in each jurisdiction in which such local currency is used, and will be paid in U.S. dollars based on the exchange rates in effect on the last day of the applicable quarter.

Quarterly Hurdle: The product of (x) our Stockholder's Equity at the end of such quarter, and (y) 8%, expressed on a quarterly basis.

Four Quarter Hurdle: The incentive distribution payable for the Current Quarter shall also be subject to a trailing four-quarter hurdle (or the Four Quarter Hurdle). The Four Quarter Hurdle shall be satisfied if the sum of the Current Quarter and prior three fiscal quarters’ Core AFFO exceeds a trailing four quarter hurdle (or the Four Quarter Hurdle Amount) calculated based upon the sum of the Hurdle for the Current Quarter and the applicable Hurdle for each of the prior three fiscal quarters.

We compute FFO in accordance with NAREIT’s definition. NAREIT defines FFO as net income (as determined under GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

AFFO is a measure of our FFO that removes the effect of items that do not reflect ongoing property operations, including acquisition costs, equity-based compensation, gains from financial instruments at fair value, straight-line rent adjustment, amortization of market leases, amortization of deferred financing fees and non-cash tax expense, from the determination of FFO.

Core AFFO is calculated by adjusting our AFFO for recurring capital expenditures and to include any realized gains or losses on our real property investments excluding any unrealized gains or losses or mark-to-market on currency hedges that occurred during such quarter.

Expense Reimbursement

We will be required to reimburse our Manager for its documented expenses incurred in performing services for us in connection with the operation of our business, including property management, legal, property accounting, IT, operations and due diligence. We may engage third-party service providers to provide us with administrative services, such as being responsible for the financial and other records that we are required to maintain and preparing reports to our stockholders and reports and other materials filed with the SEC or any other regulatory authority. Alternatively, at our option, we may elect to have our Manager or C-QUADRAT provide such services in which case we will reimburse our Manager, at cost, for the amounts paid by our Manager or C-QUADRAT for the salary and benefits of its personnel providing such services to us. Notwithstanding the foregoing, we will not reimburse our Manager for the salary and benefits of its principals who provide operational and strategic oversight and management to us and our Manager, including Bjarne Eggesbø, our chief executive officer.

Term

The management agreement has an initial three-year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager.

Termination

A termination fee will be payable in the event that the management agreement is terminated without cause upon the affirmative vote of at least two-thirds of our independent directors, based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination that the compensation payable to our Manager under the management agreement is not fair, unless our Manager agrees to compensation that at least two-thirds of our independent directors determine is fair. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. Such termination fee will be payable upon termination of the management agreement except in certain limited circumstances.

If the management agreement is terminated under circumstances in which we are obligated to make a termination payment to our Manager, our operating partnership shall repurchase, concurrently with such termination, the special class of shares for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the special class of shares during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. If the management agreement is terminated under circumstances under which we are not obligated to make a termination payment to our Manager, then our operating partnership shall repurchase the special unit for $100.00.

Liability

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder. We have agreed that our arrangement with our Manager creates a contractual, as opposed to a fiduciary, relationship between us. Under the terms of the management agreement, our Manager, its affiliates and their respective officers, directors, stockholders and employees will not be liable to us, any of our subsidiaries, our directors, our stockholders or any subsidiary’s shareholders, partners or members (or their equivalent) for acts or omissions performed in accordance with and pursuant to the management agreement, except where such liability arises as a result of acts constituting gross negligence, willful misconduct, fraud, bad faith or reckless disregard of duties under the management agreement. We have agreed to indemnify our Manager, its affiliates and each of their respective officers, directors, stockholders and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with the services provided by the management agreement, except where attributable to gross negligence, willful misconduct, fraud, bad faith or reckless disregard of duties. In addition, we have agreed that our Manager, together with its affiliates or its or their respective shareholders, partners, members, managers, officers, directors, employees, agents or representatives will have no liability to us for any actions taken by the individuals providing services to us under the management agreement.

Internalization

Prior to the end of the calendar quarter occurring immediately after the date in which our stockholders equity (as defined in our management agreement) exceeds $500 million, we have agreed with our Manager that our board of directors will organize a special committee, consisting entirely of independent directors, for the purpose of engaging in discussions Manager relating to the possibility of internalizing our management function through the acquisition of aspects of our Manager's business which are dedicated to our business in exchange for the issuance by us of shares of common stock or OP shares in our operating partnership subsidiary. In connection with any such internalization transaction, we would expect to terminate the management agreement with C-QUADRAT, hire certain employees of C-QUADRAT and its affiliates but also enter into other agreements with C-QUADRAT and its affiliates that will allow us to maintain a relationship with C-QUADRAT and also to the extent appropriate to utilize certain personnel and resources of C-QUADRAT that would not be acquired by us in the internalization transaction.

To complete an internalization transaction, this special committee and our Manager would need to negotiate and reach a mutually acceptable agreement relating to such transaction. We cannot assure you that such negotiations will result in a mutually acceptable agreement, that we will be able to complete any such a transaction, or on what terms it may be completed, including the amount of consideration we may be required to pay to our Manager. In addition, to the extent required under the listing rules of the NASDAQ Global Market or other exchange upon which our shares of common stock are then listed, any such transaction would require the approval of our stockholders. Consequently, no assurance can be given that an agreement will be reached or that internalization of our Manager will be achieved.

Executive Compensation

Other than in connection with the Equity Incentive Plan, none of our executive officers or the executive officers of our Manager will receive direct compensation from us.

Compensation Policies and Practices and Risk Management

When establishing and reviewing our compensation philosophy and programs, we consider whether such programs align the interests of our directors and officers with our interests and those of our stockholders and whether such programs encourage unnecessary or excessive risk taking.

We believe our compensation philosophy and programs encourage our Manager to strive to achieve both short- and long-term goals that are important to our success and building stockholder value, without promoting unnecessary or excessive risk taking. We will review our compensation policies and practices periodically to determine whether such policies and practices are appropriate in light of our risk management objectives.

Equity Incentive Plan

Prior to the completion of this offering, we will adopt the Equity Incentive Plan, which permits us to grant equity-based compensation to our officers, directors, Manager and its personnel and affiliates and our service providers in the form of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, phantom shares, performance-based awards, unrestricted stock, LTIP units and other awards. The maximum number of shares of common stock, OP shares, LTIP units or other awards that may be issued and sold under the Equity Incentive Plan, consisting of authorized but unissued shares, is equal to 425,000 shares of our common stock and OP shares issued and outstanding following the completion of this offering. In connection with stock splits, dividends, recapitalizations and certain other events, our board will make equitable adjustments that it deems appropriate in the aggregate number of shares of our common stock that may be issued under Equity Incentive Plan and the terms of outstanding awards. In connection with the completion of this offering, our Manager’s senior management team and our directors will receive an aggregate of 175,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units).

General.   The Equity Incentive Plan provides for the grant, issue and/or sale of options to purchase shares of common stock, share awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units, cash and other equity-based compensation. The Equity Incentive Plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, shares thereunder if such acquisition would be prohibited by the ownership limits contained in our charter or bylaws or would impair our status as a REIT.

Administration of the Equity Incentive Plan.   The Equity Incentive Plan will be administered by our compensation committee, and our compensation committee will determine all terms of awards under the Equity Incentive Plan. Our compensation committee will also determine who will receive awards under the Equity Incentive Plan, the type of award and its terms and conditions and the number of shares of common stock subject to the award, if the award is equity based. Our compensation committee will also interpret the provisions of the Equity Incentive Plan. During any period of time in which we do not have a compensation committee, the Equity Incentive Plan will be administered by our board of directors or another committee appointed by the board of directors. References below to our compensation committee refer to the board of directors or another committee appointed by the board of directors for those periods in which the board of directors or such other committee is acting.

Each member of our compensation committee that administers the Equity Incentive Plan will be a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and will, at such times as we are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code.

Eligibility.   All of officers, directors, Manager and its personnel and affiliates and our service providers are eligible to receive awards under the Equity Incentive Plan.

Share Authorization.   The maximum number of shares of common stock, OP shares, LTIP units or other awards that may be issued and sold under the Equity Incentive Plan, consisting of authorized but unissued shares, is equal to 425,000 shares of our common stock issued and outstanding following the completion of this offering. In connection with stock splits, dividends, recapitalizations and certain other events, our board will make equitable adjustments that it deems appropriate in the aggregate number of shares of our common stock that may be issued under Equity Incentive Plan and the terms of outstanding awards. If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any awards are forfeited or expire or otherwise terminate without the delivery of any shares of common stock, the shares subject to such awards will again be available for purposes of the Equity Incentive Plan.

Share Usage.   Shares of common stock that are subject to awards will be counted against the Equity Incentive Plan share limit as one share for every one share subject to the award. If an award granted under the Equity Incentive Plan expires, is forfeited or terminates, the common shares subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, and will again become available for the issuance of additional awards.

No Re-pricing.   Except in connection with certain corporate transactions, no amendment or modification may be made to an outstanding stock option or stock appreciation right, including by replacement with or substitution of another award type, that would be treated as a re-pricing under applicable stock exchange rules or would replace stock options or stock appreciation rights with cash, in each case without the approval of the stockholders (although appropriate adjustments may be made to outstanding stock options and stock appreciation rights to achieve compliance with applicable law, including the Code).

Options.   The Equity Incentive Plan authorizes our compensation committee to grant, issue and/or sell incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. Subject to adjustments permitted under the Equity Incentive Plan, no more than one million shares of our common stock may be issued as incentive stock options. The exercise price of each option will be determined by the compensation committee, provided that the price cannot be less than 100% of the fair market value of shares of our common stock on the date on which the option is granted. If we were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our shares of common stock on the date of grant.

The term of an option cannot exceed 10 years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. Our compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for or substituted for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged or substituted for without stockholder approval.

The exercise price for any option or the purchase price for restricted stock, if any, is generally payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides, by the surrender of shares of common stock (or attestation of ownership of such shares) with an aggregate fair market value, on the date on which the option is exercised, of the exercise price, (iii) to the extent the award agreement provides, by payment through a broker in accordance with procedures set forth by us or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including net exercise and service to us, our Manager, or an affiliate of us or our Manager.

Other Awards.   Our compensation committee may also grant, issue and/or sell:

•	restricted stock, which are shares of common stock subject to restrictions on transferability and such other restrictions the compensation committee may impose at the date of grant or sale;
•	restricted stock units (referred to under the Equity Incentive Plan as phantom shares), which are units entitling the recipient to receive shares of our common stock (or a cash amount equal to the value thereof) upon the completion of a vesting period;
•	dividend equivalent rights, which are rights entitling the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock. Dividend equivalent rights generally are granted with restricted stock units and are earned during the vesting period;
•	stock appreciation rights, which are a right to receive a number of shares or, in the discretion of our compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by our compensation committee;
•	performance and annual incentive awards, ultimately payable in common stock or cash, as determined by our compensation committee. Our compensation committee may grant or sell multi-year and annual incentive awards subject to achievement of specified goals tied to business criteria. Our compensation committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. Our compensation committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Code, if any, will be structured to comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Code to the extent that our compensation committee so designates. Such employees include our chief executive officer and the three highest compensated executive officers determined at the end of each year or the covered employees;
•	LTIP units, which are profits interests in our operating partnership; and
•	other equity-based awards.

LTIP units are a special class of partnership interests in our operating partnership. Because the LTIP units are structured as profits interests, the grant, vesting or conversion of such units are not expected to produce a tax deduction for U.S. federal income tax purposes. Each LTIP unit awarded will be deemed to be equivalent to an award of one share of our common stock reserved under the Equity Incentive Plan and will reduce the amount of shares of common stock available for other equity awards on a one-for-one basis. LTIP units, whether vested or not, will receive the same quarterly per unit distributions as OP shares in our operating partnership, which, although payable in different currency, are expected to be equal in value at the time of distribution to the per share dividends on our common stock. Initially, LTIP units will not have full parity with other OP shares with respect to liquidating distributions. See “Nordic Operating Partnership S.C.A. Articles of Association—Distributions.” Upon the occurrence of specified events, LTIP units may over time achieve full parity with other OP shares for all purposes, and therefore accrete to an economic value for participants equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of OP shares at any time, and thereafter enjoy all the rights of OP shares. However, there are circumstances under which the LTIP units will not achieve full parity with OP shares. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Recoupment.   Award agreements for awards granted pursuant to the Equity Incentive Plan may be subject to mandatory repayment by the recipient to us of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements with us (including but not limited to an employment or non-competition agreement) or upon termination for cause as defined in the Equity Incentive Plan, applicable award agreement or any other agreement between us, our Manager or an affiliate of either and the recipient. Reimbursement or forfeiture also applies if we are required to prepare an accounting restatement due to a material noncompliance by us, as a result of misconduct, with any financial reporting requirement under the securities laws or if an award was earned or vested based on achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved.

Change in Control.   Upon a change in control, awards may be subject to accelerated vesting, exchanged for cash or substitute awards. In addition, the compensation committee may make such adjustments as, in its discretion, determines are necessary or appropriate in light of the change of control.

Adjustments for Stock Dividends and Similar Events.   Our compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance and/or sale under the Equity Incentive Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Code.   Section 162(m) of the Code limits publicly held companies such as us to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, “qualified performance-based compensation” is excluded from this limitation. To the extent our compensation committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Code with respect to our covered employees, if any.

Amendment; Termination.   Our board of directors may amend or terminate the Equity Incentive Plan at any time; provided that no amendment may adversely impair the benefits of participants with respect to outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our stockholders also must approve any amendment that changes the no-re-pricing provisions of the plan. Unless terminated sooner by our board of directors or extended with stockholder approval, the Equity Incentive Plan will terminate on the tenth anniversary of the adoption of the plan.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law. For further details with respect to the limitation on the liability of our directors and officers, the indemnification of our directors and officers and the relevant provisions of the MGCL, see “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.”

We will obtain a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act of 1933, as amended, or the Securities Act. Additionally, we intend to enter into indemnification agreements with each of our directors, executive officers and certain other parties upon the completion of this offering, which will require, among other things, that we maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director or executive officer ceases to serve in such capacity following a change in control, as such term is defined in the agreement.

Rule 10b5-1 Sales Plans

Our directors and officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and officers also may buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material non-public information, subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of pricing of this offering (subject to early termination and certain other conditions contained in the lock-up agreement) with respect to our Manager’s senior management team, the sale of any shares of our common stock under such plan will be subject to the lock-up agreement that the director or executive officer has entered into with the underwriters.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock immediately prior to the completion of this offering and following the completion of this offering, with respect to:

•	each of our directors and director nominees;
•	each of our executive officers;
•	all directors, director nominees and executive officers as a group; and
•	our Manager and its affiliates.

Unless otherwise indicated, all shares of our common stock are owned directly and the indicated person has sole voting and investment powers.

Beneficial ownership of shares of our common stock is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of our common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days. Beginning on or after the date which is 180 days after the completion of this offering, the OP shares will generally become exchangeable for cash or, at our election, shares of our common stock on a one-for-one basis. For purposes of the table below, however, we have assumed that shares of common stock into which such OP shares may be exchanged are deemed to be beneficially owned by the beneficial owner of such shares, but shares of common stock issuable upon exchange of other OP shares are not deemed to beneficially owned.

	Immediately Prior to Offering				Immediately After Offering
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of All Shares		Number of Shares Beneficially Owned		Percentage of All Shares
Directors, Director Nominees and Executive Officers(1):
Bjarne Eggesbø	—		—		—		—
Robert Washington	—		—		—		—
Cristobal Mendez de Vigo	100	(2)		*	100	(2)		*
Alexander Smith	—		—		—		—
Stanton Anderson	—		—		—		—
John Gregorits	—		—		—		—
John Thomas	—		—		—		—
All directors, director nominees and executive officers as a group (7 persons)	—		—		175,000	(3)	3.38	%(4)
C-QUADRAT, the parent company of the manager	—		—		200,000	(5)	3.85	%(4)
*	Represents less than 1% of the number of shares of our common stock outstanding upon the completion of this offering.
(1)	The address for each of the persons and entities named above is c/o Nordic Realty Trust, Inc., 150 East 52nd Street, 3rd Floor, New York, NY 10022.
(2)	We were initially capitalized by issuing 100 shares of our common stock to NORT LLC, which is 100% owned by Cristobal Mendez de Vigo.
(3)	Represents shares of restricted common stock or equity interests in our operating partnership (including, LTIPS or related units) that our Manager's senior management team and our directors will receive in connection with the completion of this offering. See “Our Management—Equity Incentive Plan.”
(4)	For purposes of calculating the percentage of all shares held by the beneficial owners immediately after offering, we have assumed that shares of common stock into which OP shares may be exchanged are deemed to be beneficially owned by the beneficial owner of such shares, but shares of common stock issuable upon exchange of other OP shares are not deemed to be beneficially owned.
(5)	Represents the aggregate shares of our common stock or OP shares that we will sell to C-QUADRAT in the concurrent private placement. See “Prospectus Summary—Concurrent Private Placement.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement and Interim Transition Agreement

Prior to the completion of this offering, we expect that we will enter into a management agreement with our Manager. For a detailed description of this agreement, including fees and other amounts payable, see “Our Manager and the Management Agreement—Management Agreement.”

During the term of the management agreement, our operating partnership will pay our Manager base management fees regardless of the performance of our portfolio. Our Manager's entitlement to a management fee that is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock. Additionally, Manager holds special class of shares in our operating partnership that will entitle it to receive an incentive distribution upon our achievement of targeted returns. Although the special class of shares has been structured to align our interest with those of our Manger, it may cause our Manager to place an undue emphasis on achieving results that allow our Manager to receive incentive distributions, such as by acquiring speculative assets or through the use of leverage, at the expense of other criteria, such as the preservation of capital.

Certain of our officers and directors are also officers of our Manager and C-QUADRAT and our Manager is a newly formed subsidiary of C-QUADRAT. As a result, the management agreement were negotiated between related parties, and their terms, including fees and other amounts payable, may not be as favorable to us and our operating partnership as if they had been negotiated with unaffiliated third parties. See “—Conflicts of Interest.”

Equity Sales to Related Parties

In connection with the completion of this offering, our Manager’s senior management team and our directors will receive an aggregate of 175,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units).

Concurrently with the completion of this offering, we will complete a private placement in which we will sell $3.0 million of shares of our common stock or OP shares to C-QUADRAT at a price per share equal to the initial public offering price, which we expect to be $15.00.

Registration Rights

Pursuant to the registration rights agreement between us and C-QUADRAT, subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by C-QUADRAT of the shares of our common stock or OP shares purchased by C-QUADRAT in the concurrent private placement. The registration statement must be filed no later than 14 months following the closing of the company's initial public offering. We must use our commercially reasonable efforts to have the registration statement declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities until (1) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the SEC during the period and (2) our securities are listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. Pursuant to the registration rights agreement, we will agree to use commercially reasonable efforts to keep any shelf registration statement effective until all shares of common stock covered by the registration statement are no longer registrable securities. We will have the right to delay the filing or amendment of the registration statement prior to its effectiveness or, if effective, to suspend its effectiveness if a majority of the board of directors has in good faith determined that a registration or continued effectiveness would materially interfere with any of our material transactions or it is in our best interest or it is required by law, rule or regulation to supplement the registration statement or file a post-effective amendment. We will bear all expenses incurred in connection with any registration statement filed pursuant to the registration rights agreement, except for out-of-pocket expenses of C-QUADRAT, transfer taxes and underwriting or brokerage discounts and commissions, which will be borne by C-QUADRAT.

Indemnification Agreements for Officers and Directors

We intend to enter into indemnification agreements with members of our board of directors and our executive officers that will be effective upon completion of this offering. These indemnification agreements will provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See “Our Manager and the Management Agreement—Limitation of Liability and Indemnification.”

Conflicts of Interest

We are dependent on our Manager, a newly-formed subsidiary of C-QUADRAT, for the day-to-day management of our business and properties that we expect to acquire, and we do not have any independent officers or employees. Our officers and our non-independent directors are employed by C-QUADRAT. The ability of our Manager and its investment professionals to engage in other business activities may reduce the time our Manager and its investment professionals spend managing us. However, our management agreement provides that we will be the exclusive vehicle sponsored by C-QUADRAT group that is acquiring, owning, leasing, managing and redeveloping office and industrial properties located in the Nordics. C-QUADRAT may manage other investment vehicles that invest in similar properties that we intend to target as part of our strategy.

Related Party Transaction Policies

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and personnel, as well as employees of our Manager and its affiliates who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us. Furthermore, under our code of business ethics and conduct, our directors, officers and employees, to the extent we have employees in the future, must disclose to our board of directors any direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Notwithstanding the prohibitions in our code of business conduct and ethics, after considering the relevant facts and circumstances of any actual conflict of interest, the audit committee of our board of directors or another committee of our board of directors comprised solely of independent directors may, on a case-by-case basis and in their sole discretion, waive such conflict of interest.

Policy with Respect to Certain Other Activities

We have broad and flexible policies with respect to the activities described below. Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

•	Issuing equity and incurring debt. If our board of directors determines that additional capital is required or appropriate, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to the distribution requirements applicable to REITs and our desire to minimize our U.S. federal income tax obligations) or any combination of these methods. In the event that our board of directors determines to raise additional equity or debt capital, it has the authority, without stockholder approval, to issue additional common stock, preferred stock or debt securities in any manner and on such terms and for such consideration as it deems appropriate, at any time, subject to compliance with applicable rules on the exchanges where our securities trade. Our board of directors has similarly broad authority to approve our incurrence of debt.
•	Making loans and underwriting securities. We may make loans to third parties, which may be to joint ventures in which we participate, subject to maintaining our exemption from registration under the Investment Company Act and our qualification as a REIT. We may, but do not intend to, underwrite securities of other issuers or invest in the securities of other issuers, including for the purpose of exercising control.
•	Investing in securities. Subject to the requirements for qualification as a REIT, we may, but do not intend to, invest in equity or debt securities of other REITs, other entities engaged in real estate related activities or securities of other issuers.
•	Borrow to finance investments. If and to the extent available at the relevant time and subject to maintaining our exemption from registration under the Investment Company Act and our qualification as a REIT, we expect to use a number of sources to finance our assets, including through cash flow from operations, long-term secured and unsecured borrowings, issuance of equity or debt securities or, in connection with certain acquisitions of additional properties, the issuance of shares in our operating partnership. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

•	Offering securities in exchange for property. We may offer equity, OP units or debt securities in exchange for property or to repurchase or otherwise reacquire shares of our common stock.

We intend to make available to our stockholders our annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to our charter and our bylaws, each as amended and restated in connection with this offering. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus, as well as our charter and our bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire board of directors and without stockholder approval. After giving effect to this offering, 5,375,100 shares of our common stock will be issued and outstanding on a fully diluted basis, including 375,000 OP shares, which are exchangeable on a one-for-one basis into shares of our common stock (6,125,100 shares if the underwriters’ overallotment option is exercised in full) on a fully diluted basis, and no shares of our preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations.

Shares of Common Stock

All of the shares of our common stock offered by this prospectus will be duly authorized, validly issued, fully paid and non-assessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of outstanding shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions may be approved by a majority of all of the votes entitled to be cast on the matter, except that certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions, must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the amendment. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because substantially all of our assets will be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the terms of any other class of series of our stock or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of our stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Material U.S. Federal Income Tax Considerations—Taxation of the Company—Taxation of REITs in General.”

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, after completion of this offering and subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, of the outstanding shares of any class or series of our preferred stock and of the outstanding shares of our capital stock. We refer to this limit as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “prohibited owner” if, had the violative transfer been effective, the person would beneficially own or constructively own shares of capital stock and, if appropriate in the context, shall also mean any person who would have been the record owner of the shares that the prohibited owner would have so owned.

The constructive ownership rules under the Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or any class or series of our preferred stock or 9.8% by value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns, beneficially or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively in excess of the ownership limit. As defined in Rule 13d-3 of the Exchange Act, a person includes a group.

Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive all or any component of the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would not result in our failing to qualify as a REIT. As a condition of its waiver or grant of an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or the Service opinion or ruling, as applicable, satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit or any component thereof for all other persons and entities unless, after giving effect to such increase we would be, “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock, preferred stock of any class or series, or stock of all classes and series as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock, preferred stock of any class or series or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock, preferred stock, or stock of any class or series of our stock, as applicable, in excess of such percentage ownership of our common stock, preferred stock or stock of all classes and series will be in violation of the ownership limit.

Upon completion of this offering, our charter will further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and
•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last sales price reported on the NASDAQ Global Market (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that is then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares of stock must be paid to the charitable beneficiary.

If we do not buy the shares of stock, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares of stock, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last sales price reported on the NASDAQ Global Market (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that is then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be immediately paid to the charitable beneficiary of the trust, together with other amounts held by the trustee for the beneficiary of the trust. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and must be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares of stock by the trust, the trustee will receive, in trust for the charitable beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand.

Subject to Maryland law, effective as of the date that the shares of stock have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and
•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. In addition, if our board of directors determines that a proposed transfer would violate the restrictions on ownership and transfer of our stock, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and OP shares to be American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to this offering, we will have 5,375,100 shares of common stock outstanding on a fully diluted basis including 375,000 OP shares, which are exchangeable on a one-for-one basis into shares of our common stock. Shares of our common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (i) the likelihood that an active market for shares of our common stock will develop, (ii) the liquidity of any such market, (iii) the ability of the stockholders to sell the shares or (iv) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors—Risks Related to Our Common Stock.”

For a description of certain restrictions on ownership and transfer of common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Issuance of Shares of Common Stock

Our Manager’s senior management team and our directors will receive an aggregate of 175,000 shares of restricted common stock or equity interests in our operating partnership (including LTIP or related units) in connection with the completion of this offering.

Concurrently with the completion of this offering, we will complete a private placement in which we will sell $3.0 million of shares of our common stock or OP shares to C-QUADRAT at a price per share equal to the initial public offering price, which we expect to be $15.00.

Rule 144

The shares of restricted common stock described above under “—Issuance of Shares of Common Stock” and any additional shares of common stock that may be issued upon exchange of OP shares will, when issued, be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Regulation S

Generally, Regulation S provides that certain re-sales of securities made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act. In general, this means that our common stock may be sold outside the United States without registration in the United States.

Redemption/Exchange Rights

Our operating partnership will issue an aggregate of 375,000 OP shares that will remain outstanding upon completion of this offering. Beginning on or after the date which is six months after the completion of this offering, such OP shares become exchangeable, on a one-for-one basis, for shares of common stock, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer.” Also see “Nordic Operating Partnership S.C.A. Articles of Association.”

Lock-up Agreements

Our officers, directors and C-QUADRT will enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons and entities, with certain exceptions, for a period of 180 days after of the date of this prospectus, may not, without the prior written consent of the representative, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our equity securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) announce the intention to effect any of the transactions referred to in clauses (i) or (ii) above, or (iv) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. However, with respect to our directors and executive officers, the restrictions described above shall not apply to bona fide gifts or transfers to family members or trusts for the direct or indirect benefit of the director or executive officer or his or her immediate family members, provided in each case that the transferee agrees in writing to be bound by the terms of the lock-up agreement and will also not apply for shares sold in certain instances based on withholding taxes for vesting of restricted stock.

CERTAIN PROVISIONS OF THE MARYLAND
GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL and to our charter and our bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Because our board of directors has the power to amend our bylaws, it could modify the bylaws to change that range. Upon completion of this offering, subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and, if our board of directors is classified, any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Except as may be provided with respect to any class or series of our stock, under the MGCL at each annual meeting of our stockholders, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director, and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.

Removal of Directors

Our charter provides that, subject to the rights of holders of any class or series of our preferred stock to elect or remove one or more directors, a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (i) removing incumbent directors except upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and (i) any other person, provided, that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), and (ii) persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute. Our bylaws provide that this resolution or any other resolution of our board of directors exempting any business combination from the business combination provisions of the MGCL may only be revoked, altered or amended, and our board of directors may only adopt any resolution inconsistent with any such resolution (including an amendment to that bylaw provision), with the affirmative vote of our board of directors. However, we cannot assure you that our board of directors will not alter or repeal this resolution in the future. An alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This bylaw provision may be amended only by our board of directors.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be upon the completion of this offering), vacancies on our board may be filled only by the remaining directors and (if our board is classified in the future) for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, with or without cause, (ii) vest in the board the exclusive power to fix the number of directorships and (iii) require, unless called by our chairman of the board, our chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting of our stockholders.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer or our board of directors may call a special meeting of our stockholders. Subject to the procedural requirements specified in our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting. Only the matters set forth in the notice of special meeting may be considered and acted upon at such meeting.

Amendment to Our Charter and Bylaws

Except for amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.

Action by Stockholders

Our charter provides that stockholder action can be taken at an annual or special meeting of stockholders and by consent in lieu of a meeting if such consent is approved unanimously. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders, may have the effect of delaying consideration of a stockholder proposal.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition and business combination provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of our company, in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to, or continue to, qualify as a REIT. Our charter also provides that our board of directors may determine that compliance with any restriction or limitation on ownership and transfer of our stock is no longer required for us to qualify as a REIT.

NORDIC OPERATING PARTNERSHIP S.C.A. ARTICLES OF ASSOCIATION

The following is a summary of material provisions in the Articles of Association of Nordic Operating Partnership S.C.A., or the “Articles,” a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The Articles will be adopted upon closing of this offering at which time they will be lodged with the Luxembourg Register of Commerce and Companies. See “Where You Can Find More Information.”

General

We plan to operate our business through our operating partnership subsidiary, Nordic Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions), which upon closing of this offering will be organized under the laws of the Grand Duchy of Luxembourg, and its subsidiaries. Our wholly-owned subsidiary, Nordic GP Lux Co S.à r.l., a private limited liability company (société à responsabilité limitée), will be formed upon closing of this offering under the laws of the Grand Duchy of Luxembourg to serve as the sole manager of our operating partnership. Our operating partnership’s purpose will be to serve as our operating partnership subsidiary and, indirectly through other subsidiaries, to hold substantially all of our assets. Although initially all of our assets will be held through our operating partnership, we may in the future elect for various reasons to hold certain of our assets directly or through other subsidiaries rather than through our operating partnership. In the event we elect to hold assets directly or through other subsidiaries, the Articles provide for the income of our operating partnership to be allocated as between us (indirectly through our GP subsidiary) and holders of OP shares so as to take into account the performance of such assets.

Share Capital

The share capital of the operating partnership will be represented by two categories of shares (i) the unlimited shares (actions de commandité), par value $0.01 U.S. dollars, which are held by our GP subsidiary and are referred to as the GP shares and (ii) the ordinary shares, par value $0.01 U.S. dollars (action de commanditaire), which are referred to as the OP shares. Our GP subsidiary is also authorized to have the operating partnership issue from time to time (i) one or more classes or series of preferred shares and (ii) OP shares which are designated as a long term incentive plan units (or LTIP units), as well as related units, for such consideration or purposes as our GP subsidiary may determine within the framework of the authorized share capital clause.

The OP shares and the GP shares, subject to the rights of any holders of preferred or other classes of shares that may be created in the future, entitle the holders thereof to receive a proportionate share of any distributions paid by our operating partnership in the future and a proportionate share of the net assets of the operating partnership upon a liquidation.

The Articles will authorize our operating partnership to issue up to 100 GP shares upon a decision of the GP subsidiary within the framework of the operating partnership’s authorized capital and an unlimited number of OP shares, preferred shares and LTIP units within the framework of the authorized share capital clause. Upon completion of this offering, we will own through our GP subsidiary all of the GP shares and an aggregate of 5,000,100 OP shares. The number of OP and GP shares held indirectly by us, which represent a 93.03% economic interest in our operating partnership, equal the number of shares of common stock we will have outstanding upon completion of this offering. The aforementioned authorizations will expire five years after the completion of this offering, provided that a further period or periods of authorization following that period may be approved by a shareholders’ resolution to the extent permitted by the Law of 10 August 1915 on Commercial Companies, as amended from time to time, or the 1915 Law.

Preferred Shares

The Articles authorize our GP subsidiary to issue within the framework of the authorized capital of the operating partnership, without the consent, approval or waiver of holders of OP shares, one or more classes or series of preferred shares of our operating partnership, including preferred shares having priority with respect to voting rights, dividends or upon liquidation over the OP shares. Prior to the issuance of any such class or series of preferred shares, our GP subsidiary is required under the Articles to specify by resolution the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series of preferred shares. Upon completion of this offering, we, through our GP subsidiary, will own 93.0% of the outstanding OP shares and will have voting power to approve any amendments to the Articles required to create and issue any new classes or series of preferred shares.

Special Class of Incentive Shares

Our Manager will hold a special class of shares in our operating partnership which entitles our Manager to receive an incentive allocation and distribution, or Incentive Distribution, that will be divided into two parts, with one part calculated in U.S. dollars and the other calculated in local currencies.

The first part of the incentive distribution will entitle our Manager to receive an incentive distribution, distributed quarterly in arrears, in an amount equal to 10% of the dollar amount by which our pre-incentive distribution Core AFFO for the most recently completed quarter, or the Current Quarter, exceeds a quarterly hurdle (as described below) and if the conditions of a four quarter hurdle (which on a quarterly basis retests our performance over a rolling four quarter period) are satisfied. This part of the incentive distribution will be calculated after giving effect to the conversion of our Stockholder’s Equity and Core AFFO to U.S. dollars and will be paid in U.S. dollars.

The second part of the incentive distribution will entitle our Manager to receive an incentive distribution, distributed quarterly in arrears, in an amount equal to 10% of the amount by which our pre-incentive distribution Core AFFO for the most recently completed quarter, or the Current Quarter, exceeds a quarterly hurdle (as described below) and if the conditions of a four quarter hurdle (which on a quarterly basis retests our performance over a rolling four quarter period) are satisfied. This part of the incentive distribution will be calculated in local currencies on a blended basis that takes into account the undepreciated book value of our real properties located in each jurisdiction in which such local currency is used, and will be paid in local currencies. Our calculation in local currencies and the proportion of the incentive distribution that is payable in each local currency may be adjusted, after discussions between our Manager and our independent directors and the approval of our independent directors.

Quarterly Hurdle: The product of (x) our Stockholder's Equity at the end of such quarter, and (ii) 8%, expressed on a quarterly basis.

Four Quarter Hurdle: The incentive distribution payable for the Current Quarter shall also be subject to a trailing four-quarter hurdle (or the Four Quarter Hurdle). The Four Quarter Hurdle shall be satisfied if the sum of the Current Quarter and prior three fiscal quarters’ Core AFFO exceeds a trailing four quarter hurdle (or the Four Quarter Hurdle Amount) calculated based upon the sum of the Hurdle for the Current Quarter and the applicable Hurdle for each of the prior three fiscal quarters.

We compute FFO in accordance with NAREIT’s definition. NAREIT defines FFO as net income (as determined under GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

AFFO is a measure of our FFO that removes the effect of items that do not reflect ongoing property operations, including acquisition costs, equity-based compensation, gains from financial instruments at fair value, straight-line rent adjustment, amortization of market leases, amortization of deferred financing fees and non-cash tax expense, from the determination of FFO.

Core AFFO is calculated by adjusting our AFFO for recurring capital expenditures and to include any realized gains or losses on our real property investments that occurred during such quarter

If the management agreement is terminated under circumstances in which we are obligated to make a termination payment to our Manager, our operating partnership shall repurchase, concurrently with such termination, the special class of shares for an amount equal to three times the average annual amount of the Incentive Distribution paid or payable in respect of the special class of shares during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. If the management agreement is terminated under circumstances under which we are not obligated to make a termination payment to our Manager, then our operating partnership shall repurchase the special unit for $100.00.

Management

As the holder of GP shares, our GP subsidiary has full, exclusive and complete responsibility and discretion in the management and control of our operating partnership. Our GP subsidiary, as the holder of GP shares, will have unlimited liability for any obligations of our operating partnership that cannot be met with the assets of our operating partnership.

Holders of OP shares, and GP shares have the right to vote on certain operating partnership matters. See “—Voting Rights.” Upon completion of this offering, we will own through our GP subsidiary all of the GP shares and an aggregate of 5,000,100 OP shares and will have voting power over all of such shares. As a result, upon completion of this offering, we, through our GP subsidiary, will be able to approve or disapprove all matters presented to shareholders of our operating partnership in its sole discretion, including the right to extend our capital authorizations.

Our GP subsidiary may delegate any of its powers for specific tasks to one or more ad hoc agents and may remove any such agent and determine any such agent’s powers and responsibilities and remuneration (if any), the duration of the period of representation and any other relevant conditions of such agent’s agency. Except with respect to the Manager, no powers will be delegated by our GP subsidiary to any of the operating partnership’s holders of actions de commanditaires and none of such holders may represent the operating partnership.

Distributions

The Articles provide for the distribution to holders of OP Shares out of cash available for distribution as determined by our GP subsidiary. Interim distributions payable with respect to OP shares will be paid, in accordance with the Articles, at such times and in such amounts as is determined by our GP subsidiary, in its capacity as manager of our operating partnership. Distributions will be decided by the shareholders of our operating partnership (i.e., the holders of GP shares and OP shares) in accordance with the Articles by a majority of the votes cast, irrespective of the number of shares represented at the meeting. Upon completion of this offering, we, through our GP subsidiary, will have voting power to approve the payment of all distributions that it has approved as the manager of our operating partnership. We as a holder of OP shares will receive our proportionate share of distributions made with respect to the OP shares by our operating partnership. We in turn expect to distribute to our stockholders all of the distributions we receive form our operating partnership. Because the number of shares of common stock we have outstanding are expected to equal the number of OP shares we hold in our operating partnership from time to time, the distributions per OP share and per share of common stock, although payable in different currencies, are expected to be equal in value at the time distributions are declared by us and our operating partnership.

Under Luxembourg law, the operating partnership is required to set aside 5% of annual profits until the legal reserve amounts to 10% of the share capital of the operating partnership, which will be an amount estimated to be approximately $5,000.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, our current policy is to cause our operating partnership to make distributions to holders of OP shares and GP shares which, on an annual basis, will at a minimum equal all or substantially all of our taxable income calculated for U.S. federal income tax purposes. Any distributions we make in respect of shares of our common stock will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net income from the properties that we expect to acquire, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

Capital Contributions

If our operating partnership requires additional funds at any time, the Articles authorize our GP subsidiary, in accordance with the authorized capital provided for in the Articles, without the consent, approval or waiver of holders of OP shares, to issue additional OP shares or preferred shares for any consideration, including for less than fair market value if our GP subsidiary concludes in good faith that such issuance is in the best interest of our operating partnership and our stockholders. In no event may shares of our operating partnership be issued below par value.

Borrowings

If our operating partnership requires additional funds at any time in excess of capital contributions made by us or from borrowings, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. The Articles authorize the operating partnership to borrow, raise and secure the payment of money on terms determined by our GP subsidiary, including from affiliates of our GP subsidiary.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our company. At the same time, our GP subsidiary has duties under applicable Luxembourg law to act in the corporate interests of our operating partnership.

The Articles provide that no contract or other transaction between the operating partnership and any other company or entity shall be affected or invalidated by the fact that any of our executive officers or directors is interested in, or is a shareholder, manager, director, officer or employee of another company or entity with which the operating partnership shall contract or otherwise engage in business. Such directors or officers shall not by reason of such affiliation with such other company or entity be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

Liability of Holders of OP shares

The Articles provide that holders of OP shares shall only be liable for payment to the operating partnership of the full subscription price of each OP share for which they subscribed and have been issued (and any other capital commitments that they have made to the operating partnership).

Operations

The Articles provide that our operating partnership is to be operated in a manner that will (i) enable us to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, (ii) avoid any U.S. federal income or excise tax liability and (iii) ensure that our operating partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Code.

Similarly, the Articles provide that taxable income or loss is allocated for U.S. federal income tax purposes to the partners of our operating partnership in accordance with their relative percentage interests subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. See “Material U.S. Federal Income Tax Considerations—Tax Aspects of Investments in Partnerships.” Upon the occurrence of certain specified events, our operating partnership will revalue its assets and any increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts with the capital accounts of our stockholders. See “Our Manager and the Management Agreement—Equity Incentive Plan.”

In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and holding our assets, our operating partnership will pay all of our administrative costs and expenses and the administrative costs and expenses of the holding companies owned by the existing owners of our business that indirectly own OP shares. These expenses will be treated as expenses of our operating partnership. Such expenses will include:

•	all expenses relating to continuity of existence;
•	all expenses relating to any offerings and registrations of securities;
•	all expenses associated with our preparation and filing of any periodic reports under U.S. federal, state or local laws or regulations;
•	all expenses associated with compliance with applicable laws, rules and regulations; and
•	all other operating or administrative costs of incurred in the ordinary course of business.

Redemption of OP Shares

The holders of OP shares (other than us or our GP subsidiary) generally have the right to cause our operating partnership to exchange all or a portion of their OP shares for shares of our common stock or, at our GP subsidiary’s sole discretion, redeem all or a portion of their OP shares for cash, or a combination of both. If our GP subsidiary elects to cause our operating partnership to exchange OP shares for shares of our common stock, we will generally deliver one share of our common stock for each OP share exchanged. If our GP subsidiary elects to cause our operating partnership to redeem OP shares for cash, our operating partnership will generally deliver cash to be paid in an amount equal to, for each redeemed OP share, the average of the daily market price for the ten consecutive trading days immediately preceding the date our GP subsidiary receives a notice of redemption by a holder of OP shares.

Subject to the foregoing and unless otherwise determined by our GP subsidiary, holders of OP shares may exercise their redemption rights at any time after six months following the date of issuance of their OP shares; provided, however, that a holder of OP shares may not exercise a redemption right (i) for less than 500 OP shares, unless the holder of OP shares holds less than 500 OP shares, in which case it must exercise its redemption right for all of its OP shares or (ii) during the period after a record date with respect to a distribution by our operating partnership is established by us and before the record date established by us for a distribution to our stockholders of some or all of our portion of such distribution.

We anticipate that rather than pay cash, our GP subsidiary will normally elect to cause us to issue common stock in exchange for OP shares offered for redemption. Redemption rights of holders of OP shares may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (i) result in any person owning shares in excess of our ownership limit, (ii) result in shares being owned by fewer than 100 persons, (iii) result in us being “closely held” within the meaning of Section 856(h) of the Code or (iv) result in any other violation of the restrictions on ownership and transfer of our stock set forth in our charter.

Mandatory Redemption Rights

We (and our operating partnership) do not have a mandatory redemption policy. However, our operating partnership may, upon a decision of its shareholders passed by at least two-thirds of the votes cast at a general shareholders’ meeting at which shareholders representing at least a majority of the outstanding shares were present or represented, implement a transaction such as a merger involving our operating partnership that could result in the conversion of outstanding OP shares into cash, shares of our common stock or other securities.

Mergers and Related Transactions

The shareholders of our operating partnership may, upon a decision passed by at least two-thirds of the votes cast at a general shareholders’ meeting at which shareholders representing at least a majority of the outstanding shares were present or represented, amend the Articles in any respect (except with respect to the nationality of our operating partnership, and the increase of the shareholder’s commitments which would require the unanimous approval of the shareholders), implement mergers involving our operating partnership or sales of all or substantially all of its assets. Upon completion of this offering, we, through our GP subsidiary, will have voting power to approve mergers and related transactions involving our operating partnership, subject to the provisions described below under “—Transferability of Shares.”

Voting Rights

Each OP share and GP share shall be entitled to vote at a meeting of operating partnership shareholders. Ordinary decisions of the shareholders of our operating partnership are passed by a majority of the votes cast, irrespective of the number of shares represented at the meeting. Certain operating partnership matters, including a change to the Articles (including an increase or reduction of issued share capital) or the dissolution of the company (including as a result of its having lost at least one half of its corporate capital) or the merger of the operating partnership requires the approval of at least two-thirds of the votes cast at a general shareholders’ meeting. The statutory quorum for these meetings is shareholders representing at least one half of the shares and if the quorum requirements are not met, the general shareholders’ meeting can be adjourned and the resolution can be passed at the adjourned meeting by the same majority regardless of the number of shares represented. In the case of a decision concerning the dissolution of our operating partnership in the event that it has lost at least three quarters of its corporate capital, such a decision would need to be passed by at least one quarter of the votes cast at the meeting with the same quorum requirements as described above. A change to the nationality of the operating partnership would require the unanimous approval of the operating partnership’s shareholders. As there are more than one class of shares in the operating partnership, a resolution which would have the effect of changing their respective rights would need to be passed according to the rules relating to changes to the Articles described above.

Upon completion of this offering, we will own through our GP subsidiary an aggregate of 5,000,100 OP shares and 100 GP shares. As a result, upon completion of this offering we, through our GP subsidiary, will be able to approve or disapprove all matters presented to shareholders of our operating partnership. In addition, we expect that to the extent we issue shares in our operating partnership in the future, we may issue such shares through feeder vehicles controlled by our GP subsidiary and, as a result, our GP subsidiary will have voting power over all of such shares and will be able to approve or disapprove all matters presented to shareholders of our operating partnership in its sole discretion.

General Shareholders’ Meetings

The general meeting of the shareholders of our operating partnership shall, in accordance with article 111 of the 1915 Law on commercial companies, as amended, adopt and ratify measures affecting the interests of the operating partnership vis-à-vis third parties or amending the Articles only with the agreement of the GP subsidiary, as holder of the GP shares. The GP subsidiary, as manager of the operating partnership, may convene a general meeting of the shareholders. Convening notices for general shareholders’ meetings shall contain the agenda and shall take the form of announcements published twice, with a minimum interval of eight days, and eight days before the meeting, in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations) and in a Luxembourg newspaper. Notices by mail shall be sent eight days before the general meeting of shareholders to registered shareholders, but no proof need be given that this formality has been complied with. One or more of the shareholders of the operating partnership who together hold at least ten percent of the subscribed capital may request that one or more additional items be put on the agenda of any general shareholders’ meeting. Such a request shall be sent to the registered office of the operating partnership by registered mail, at least five days prior to the meeting. Our GP subsidiary will have the powers and obligations to adjourn a shareholders’ meeting as set out in the 1915 Law.

A shareholder may be represented at a general shareholders’ meeting by appointing in writing (or by fax or e-mail or any similar means) a proxy or attorney who need not be a shareholder. Each shareholder may vote through voting forms in the manner set out in the convening notice in relation to a shareholders’ meeting. Shareholders are entitled to participate in a general meetings of shareholders by videoconference or by telecommunications means.

Shareholders participating in the meeting by way of videoconference or telecommunication means permitting their identification, shall be deemed to be present for the calculation of quorum and majority. Such means shall satisfy technical characteristics, which ensure effective participation in the meeting whose deliberations shall be on-line without interruption.

Transferability of Shares

We will not be able to (i) voluntarily transfer the equity interests held in our GP subsidiary or (ii) allow our GP subsidiary to withdraw as the sole manager of our operating partnership or transfer the GP shares in our operating partnership (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal or transfer occurs results in the holders of OP shares receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction.

The holders of OP shares will not be able to transfer their OP shares, in whole or in part, without the written consent of our GP subsidiary, except where the holder of OP shares dies or becomes incapacitated.

Pursuant to the terms of the Articles, the operating partnership may also restrict or prevent the acquisition of OP shares (including the direct or indirect beneficial ownership thereof) by any person, firm or corporate body, if such holding may result in a breach of any law or regulation, whether Luxembourg or foreign, or if as a result thereof the operating partnership may become subject to tax laws other than those of the Grand Duchy of Luxembourg, or if such holding may, in the opinion of our GP subsidiary, result in adverse consequences for other holders of a major proportion of OP shares.

Supervision

The operating partnership shall be supervised by a certified auditor (réviseur d'entreprise agréé) appointed by the shareholders of the operating partnership. The duties of the certified auditor will be (i) to review and certify the annual accounts and (ii) to review whether the management report is in line with the annual accounts for the same financial year. In the event that it is decided that the operating partnership shall no longer be supervised by a certified auditor and it does not meet the thresholds under Luxembourg law which would make such a certified auditor mandatory, the supervision of the operating partnership shall be entrusted to a supervisory board in accordance with Luxembourg law.

The role of the supervisory board set by Luxembourg law includes the following duties and responsibilities: (i) supervise the manager, (ii) control the corporate accounts and (iii) control the legality and regularity of the management decisions. The supervisory board presents a report on the annual account every year to the annual general meeting of shareholders resolving on the approval of the annual accounts. Additionally, the supervisory board may give its opinion on the affairs that the manager refers to it and may authorize all acts which fall outside the manager's powers. The supervisory board has a permanent control power over the acts of the manager, but its power are limited to giving advice and opinions on internal matters, as it can never undertake any acts of external management or interfere with the management of the company. In case of emergency, the supervisory board may convene the general meeting of shareholders.

Share Registration

The operating partnership will keep a register of holders of shares. The register will set out the name of each registered holder, such registered holder’s residence or elected domicile as notified to the operating partnership and the number of shares held by such registered holder. The inscription of a holder’s name in the register evidences that holder’s right to such shares.

The Articles contemplate that the OP shares may be held in book-entry format by being recorded in the operating partnership’s register on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional transfer agent or other depositary of securities or any other depositary or sub-depositary.

Term

The operating partnership has been formed for an indefinite period of time.

Liquidation of the Operating Partnership

The liquidation of the operating partnership shall be decided by a shareholders’ meeting by a resolution adopted in accordance with the conditions required for the amendment of the Articles and in accordance with Luxembourg law. In the event of a dissolution of our operating partnership, the liquidation shall be carried out by a liquidator (or liquidators) appointed by shareholders at an extraordinary general meeting of shareholders of our operating partnership. Any net proceeds of liquidation shall be paid to holders of the OP shares and holders of the GP shares in the proportion of their respective holdings on the basis that the OP shares and the GP shares shall rank pari passu.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading “Material U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Nordic Realty Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of our common stock on your individual tax situation, including any state, local and non-U.S. tax consequences.

This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the Service (including administrative interpretations and practices expressed in private letter rulings which are binding on the Service only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the Service regarding any matter discussed in this summary. This summary is also based upon the assumption that the operation of Nordic Realty Trust, Inc., Nordic Operating Partnership S.C.A. and each of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that stockholders hold our common stock as a capital asset, which generally means as property held for investment. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. stockholders, as defined below, whose functional currency is not the U.S. dollar;
•	financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies (“RICs”);
•	REITs;
•	trusts and estates;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code;
•	persons holding their interest through a partnership or similar pass-through entity;
•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and
•	non-U.S. stockholders, as defined below.

For purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

A non-U.S. stockholder is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

We have been organized and we intend to elect, and to operate our business so as to qualify, to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2016. We believe we have been organized and intend to operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2016.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2016, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and registration statement. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management regarding our organization, assets, and present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. Although we believe we have been organized and intend to operate in a manner so that we will qualify as a REIT commencing with our taxable year ending December 31, 2016, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will qualify as a REIT for any particular taxable year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. You should be aware that opinions of counsel are not binding on the Service or any court, and no assurance can be given that the Service will not challenge the conclusions set forth in such opinions. Clifford Chance US LLP’s opinion does not foreclose the possibility that we may have to utilize one or more REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership by our stockholders, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, including our investment in Nordic Operating Partnership S.C.A. Our ability to qualify as a REIT for a particular year also requires that we satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. In addition, the fact that we are a U.S. REIT making all of our investments through non-U.S. subsidiary entities and in currencies other than the U.S. dollar may subject us to novel issues and interpretations of the various REIT requirements, including those discussed under “—Gross Income Tests” and “Risk Factors—Risks Related to our Taxation as a REIT—If Nordic Operating Partnership S.C.A. is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.” Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT for a particular year depend upon our ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of stock ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the Service will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

Stockholders who are non-corporate U.S. stockholders are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by non-corporate U.S. stockholders from us or other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders.”

If we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.
•	We may be subject to the “alternative minimum tax” on items of tax preference, if any.
•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.
•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid (i) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (ii) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).
•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (i) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (ii) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but will be required to pay a penalty of $50,000 for each such failure.
•	If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% non-deductible excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.
•	We may be required to pay monetary penalties to the Service in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”
•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or any TRSs if and to the extent that the Service successfully adjusts the reported amounts of these items.
•	If we acquire any appreciated asset from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of such asset during the ten-year period following our acquisition from the subchapter C corporation. The results described in the preceding sentence could occur if we failed to qualify as a REIT (and, thus, were treated as a subchapter C corporation) for a prior year and then re-qualified as a REIT in a later year, in which case the appreciation would be measured as of the beginning of the year in which we first re-qualify as a REIT.
•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.
•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, including any TRSs, the earnings of which could be subject to U.S. federal and state corporate income tax to the extent such subsidiaries are organized as domestic entities or recognize income from U.S. sources or activities connected with the United States to the extent such subsidiaries are organized as foreign entities.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, transfer, franchise, property and other taxes. For example, we intend to make investments solely in real properties located outside of the United States through foreign entities, including Nordic Operating Partnership S.C.A. Such foreign entities may be subject to local income and property taxes in the jurisdiction in which they are organized or where their assets are located. In addition, in certain circumstances, we may be subject to non-U.S. withholding tax on repatriation of earnings from such non-U.S. entities. To the extent we are required to pay any such taxes, we will not be able to pass through to our stockholders any tax credit with respect to our payment of any such taxes. See “—State, Local and Foreign Taxes.” We could also be subject to tax in situations and with respect to transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1)	that is managed by one or more trustees or directors;
2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;
4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;
6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);
7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;
8)	that uses the calendar year for U.S. federal income tax purposes; and
9)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our organizational documents provide restrictions regarding the ownership and transfer of our stock, which are intended, among other purposes, to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. We will continue to monitor the beneficial owners of our stock to ensure that our stock is at all times beneficially owned by 100 or more persons, but no assurance can be given that we will be successful in this regard. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the stock ownership requirements, we are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the stock and other information.

With respect to condition (8), we have adopted the calendar year as our taxable year and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.   In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in any lower tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

As discussed in greater detail in “—Tax Aspects of Investments in Partnerships” below, an investment in a partnership involves special tax considerations. For example, it is possible that the Service could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of our assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT. See “—Tax Aspects of Investments in Partnerships—Entity Classification” and “—Failure to Qualify” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. These rules could adversely affect us, for example, by requiring that a lower amount of depreciation deductions be allocated to us, which in turn would cause us to have a greater amount of taxable income without a corresponding increase in cash and result in a greater portion of our distributions being taxed as dividend income. See “—Tax Aspects of Investments in Partnerships—Tax Allocations with Respect to Partnership Properties” below.

Disregarded Subsidiaries.   If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under “—Effect of Subsidiary Entities—Taxable REIT Subsidiaries,” that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. We intend to cause any non-U.S. disregarded subsidiaries, including Nordic GP Lux Co, to file an entity classification election under Section 301.7701-3 of the Treasury Regulations to be treated as a disregarded entity for U.S. federal income tax purposes. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests” below.

Taxable REIT Subsidiaries.   A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state and local income and franchise taxes on its earnings if it is a domestic entity, or on any U.S. source income or income connected to the United States which it recognizes if it is a foreign entity, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders. Our TRSs may invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

Non-U.S. corporations and non-U.S. entities treated as corporations for U.S. federal income tax purposes are not generally subject to U.S. federal corporate income tax except to the extent that they recognize income from U.S. sources or certain activities connected with the United States. However, under certain circumstances, certain U.S.

stockholders of a non-U.S. corporation are required to include in their income currently their proportionate share of certain categories of income of the non-U.S. corporation, which includes passive investment income as well as certain other categories. As a result, if we hold an interest in a foreign TRS, such TRS may not be subject to significant U.S. federal corporate income tax, but we may be required to include in our income, on a current basis, certain categories of income recognized by such foreign TRS. These inclusions could affect our ability to comply with the REIT income tests and distribution requirement. See “—Gross Income Tests” and “—Annual Distribution Requirements” below. In addition, certain foreign TRSs that we may form may generate income, such as income from providing services, that is not subject to this pass-through regime. We generally would not be required to include the earnings of such a TRS attributable to such activities in our income until we receive a distribution from such TRS.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives or is deemed to receive from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as management fees, fees for certain non-customary services to tenants of the REIT or non-qualifying hedging income). If dividends are paid to us by a TRS, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “Taxation of Stockholders—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year).

In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents received by us that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenants service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants leasing at least 25% of the net leasable space at a property that are not receiving services from the TRS are substantially comparable to the rents paid to us by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

To the extent we organize any TRS, we intend to structure transactions with any such TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will, in all circumstances, be able to avoid application of the 100% tax.

Gross Income Tests

In order to satisfy the requirements for qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” cancellation of indebtedness income and certain hedging and foreign currency transactions, must be derived from investments relating to real property, including “rents from real property,” dividends received from and gain from the disposition of stocks of other REITs, and gains from the sale of real estate assets (other than income or gains with respect to debt instruments issued by public REITs that are not otherwise secured by real property), as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, and cancellation of indebtedness income and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant that derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sub-lessees would qualify as rents from real property if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of the properties that we expect to acquire if the gross income from such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. If, however, the gross income from such non-customary services exceeds this 1% threshold, none of the gross income derived from the property for the relevant property is treated as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property. Also, rental income will qualify as rents from real property only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of stocks of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will generally be classified as dividend income to the extent of the earnings and profits of the distributing corporation and, if such TRS is a non-U.S. entity, to the extent we have not already included portions of such TRS’s earnings in our income. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

Income inclusions from equity investments in certain foreign TRSs or other foreign corporations are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for the U.S. federal income tax purposes. However, several private letter rulings (which may not be relied on as precedent, but which generally indicates the Service’s view on an issue), the Service exercised its authority under Code Section 856(c)(5)(J)(ii) to treat such income as qualifying income for purposes of the 95% gross income test notwithstanding the fact that the income is not included in the enumerated categories of income qualifying for the 95% gross income test. As a result, based on advice of counsel, we intend to treat any such income inclusions as qualifying income for purposes of the 95% gross income test, provided that such income inclusions meet certain requirements. Notwithstanding the Service’s determinations in the private letter rulings described above, it is possible that the Service could assert that such income does not qualify for purposes of the 95% gross income test, which, if any such income together with any other income we earn that does not qualify for the 95% gross income test exceeded 5% of our gross income, could cause us to be subject to a penalty tax and could impact our ability to qualify as a REIT. See “Gross Income Tests—Failure to Satisfy the Gross Income Tests” and “—Failure to Qualify.”

We expect that we will make all of our investments outside the U.S. and substantially all of our operating income, expenses and certain distributions from our operating partnership will be denominated in currencies other than the U.S. dollar. As a result, we will be subject to foreign currency gains and losses. “Real estate foreign exchange gain” is excluded from the calculation of the 75% gross income test and “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (a) an item of income or gain to which the 75% gross income test applies, (b) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (c) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” under Section 987 of the Code, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests.” Passive foreign exchange gain is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. In addition, the U.S. federal income tax law provides rules for determining the amount of gross income and deductions that we are treated as recognizing from activities of a QBU conducted in a foreign currency. As a result of these rules, changes in the U.S. dollar value of the currencies of our operations could impact our compliance with the REIT gross income tests, and the impact of these changes on our compliance with the REIT gross income requirements could be difficult to predict.

We intend to invest primarily in real estate assets located outside of the United States, and accordingly we expect that most foreign currency gains recognized by us would generally be excluded from the REIT 75% and 95% gross income tests. However, foreign currency gain attributable to our holding of certain obligations, including currency hedges of such obligations, will be excluded for purposes of the 95% gross income test, but not the 75% gross income test. In addition, if such gains are attributable to cash awaiting distribution or reinvestment, such gains may be non-qualifying income under the 75% and 95% gross income tests. If we were to recognize significant foreign currency gains not excluded from the REIT gross income tests, we could fail to qualify as a REIT.

Hedging Transactions.   We may enter into hedging transactions with respect to one or more of our assets or liabilities, including hedging transactions designed to minimize our risk with respect to (i) changes in interest rates on floating rate debt used to acquire or carry the properties that we expect to acquire and (ii) fluctuations in local currencies in the jurisdictions in which we invest. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, or (iii) primarily to manage risk with respect to a position entered into pursuant to clause (i) or (ii) after the extinguishment of such indebtedness or disposal of the asset producing such income which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure our hedging transactions in a manner that will not jeopardize our qualification as a REIT although no assurance can be given that we will at all times be successful in this regard.

Taxable Income in Excess of Economic Gain.   Due to our investments in real property located outside of the United States, we may enter into hedging transactions to manage our risk with respect to local currency fluctuations.

If we were to recognize ordinary income with respect to such hedging transaction and a capital loss on the sale of such real property, we would be required to make a distribution although we may have not realized an overall economic gain. Similarly, the rules regarding foreign currency fluctuations may cause us to have taxable income in excess of our overall economic gain. As a result, a stockholder may recognize dividend income in excess of such stockholder’s true economic gain with respect to our stock. In addition, we may generate less cash flow than taxable income in a particular year and we may incur U.S. federal income tax and the 4% non-deductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt or liquidate assets at rates or times that we regard as unfavorable or, to the extent possible, make a taxable distribution of our stock in order to satisfy the REIT 90% distribution requirement and to avoid U.S. federal income tax and the 4% nondeductible excise tax in that year.

Failure to Satisfy the Gross Income Tests.   We will monitor our sources of income, including our foreign currency gains and hedging income and any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, debt instruments issued by public REITs, personal property to the extent rents attributable to such personal property are treated as rents from real property for purposes of the REIT 75% and 95% gross income tests and certain kinds of mortgage-backed securities and mortgage loans. In addition, cash includes the functional currency of a REIT or its QBU if such foreign currency (i) is held for use in the normal course of the activities of the REIT or QBU which give rise to qualifying income under the 95% or 75% gross income tests or are directly related to acquiring or holding qualifying assets under the 75% asset test and (ii) is not held in connection with dealing or engaging in substantial and regular trading in securities. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below. We intend to cause our subsidiaries to manage their holdings of foreign currency and related assets in a manner that permits us to qualify under the REIT 75% asset test.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of any TRSs held by us may not exceed 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets. Fifth, the aggregate value of debt instruments issued by public REITs held by us that are not otherwise secured by real property may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% asset test described above. In addition, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. For these purposes, (i) a REIT’s interest as a partner in a partnership is not considered a security; (ii) any debt instrument issued by a partnership (other than straight debt or another security that is excluded from the 10% value test) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For purposes of the 10% value test,

“straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock or equity, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries,” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).

Failure to Satisfy the Asset Tests.   After initially meeting the asset tests at the close of a quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, the 10% vote test, or the 10% value test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the relevant asset test.

We believe our holdings of real property and other assets and securities relating to such real property will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. Moreover, the values of some of our assets, including the securities of our TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the Service will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(i)	the sum of:
•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and
•	90% of the net income from foreclosure property (after tax) as described below, and recognized built-in gain, as discussed above, minus
(ii)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year, provided we pay such distribution with or before our first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to give rise to a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class, and is in accordance with the preferences among our different classes of shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute on an annual basis at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such amount over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior periods) and (b) the amounts of income retained on which we have paid corporate income tax. We intend to distribute our net income to our stockholders in a manner that satisfies the REIT 90% distribution requirement and that protects us from being subject to U.S. federal income tax on our income and the 4% non-deductible excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to (x) timing differences between (i) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (ii) the inclusion of items in income by us for U.S. federal income tax purposes or (y) recognizing ordinary income from hedging transactions entered into to manage the risk with respect to local currency fluctuations and a capital loss with respect to the sale of the underlying real property. In the event that such timing/character of income differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including, to the extent possible, taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources, including sales of our common stocks. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument in the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Code discussed below that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property by any TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates if the TRS is organized as a domestic entity or such income is from U.S. sources or is connected with certain U.S. activities if the TRS is organized as a foreign entity.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least two years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for two years for the production of rental income), (ii) we capitalized expenditures on the property in the two years preceding the sale that are less than 30% of the net selling price of the property, and (iii) we (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) either (X) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year (or 20% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, and, on average, the aggregate tax basis of the property sold during each taxable year of the three year period ending with the taxable year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of each of such three taxable years), or (Y) the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year (or 20% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, and, on average, the aggregate fair market value of property sold during each taxable year of the three taxable year period ending with the taxable year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of each of such three taxable years), and (Z) in the case of either (X) or (Y), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income or a TRS. For these purposes, the sale of more than one property to one buyer as part of one transaction constitutes one sale.

It is likely that we may sell certain properties that have not met all the requirements of the safe harbor if we believe the transaction would not be a prohibited transaction based on a facts and circumstances analysis. If the Service were to successfully argue that such a sale was in fact a prohibited transaction we would be subject to a 100% penalty tax with respect to such sale.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Failure to Qualify

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of non-corporate U.S. stockholders at a maximum rate of 20%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we will be entitled to statutory relief in all circumstances.

Tax Aspects of Investments in Partnerships

General

We hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including Nordic Operating Partnership S.C.A. and its equity interests in lower-tier partnerships. For a discussion of the tax treatment of transparent “pass-through” entities in which we hold interests, see “—Taxation of the Company—Effect of Subsidiary Entities—Ownership of Partnership Interests” and “—Taxation of the Company—Effect of Subsidiary Entities—Disregarded Subsidiaries.” In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to continue to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

We plan to conduct substantially all of our business through our operating partnership, Nordic Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg, and its subsidiaries. Nordic Operating Partnership S.C.A. is not a per se corporation under Section 301.7701-2(b) of the Treasury Regulations and will file an entity classification election under Section 301.7701-3 of the Treasury Regulations to be treated as a partnership for U.S. federal income tax purposes. In addition, we expect to file entity classification elections under Section 301.7701-3 of the Treasury Regulations to treat all property owning entities (including entities acquired through tax-deferred contributions) and intermediate entities, other than entities treated as qualified REIT subsidiaries or taxable REIT subsidiaries, as pass through entities for U.S. federal income tax purposes. To the extent we file an entity classification election in connection with the acquisition of a property owning-entity through a tax-deferred contribution and the filing of such election is treated as a taxable event, we expect that we will have a fair market value basis in the assets held by such pass through entity after making such election. If we were to recognize taxable income as a result of filing of an entity classification elections, we would have taxable income that is subject to the REIT distribution requirements without receiving any cash, which could impact our ability to meet the REIT distribution requirements. See “—Taxation of the Company—Annual Distribution Requirements” above. To the extent we file an entity classification election in connection with the acquisition of a property owning-entity through a tax-deferred contribution and the filing of such election is not treated as a taxable event, we may not have a fair market value basis in the assets held by such pass-through entity, which may decrease the amount of depreciation we are able to recognize in a taxable year and increase the amount of taxable income that is subject to the REIT distribution requirements without receiving any additional cash, which could impact our ability to meet the REIT distribution requirements. See “—Taxation of the Company—Annual Distribution Requirements” above. The ownership by us of equity interests in partnerships, including Nordic Operating Partnership S.C.A., involves special tax considerations, including the possibility of a challenge by the Service of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If Nordic Operating Partnership S.C.A. or any subsidiary partnership were treated as an association for U.S. federal income tax purposes as a result of a failure to file an entity classification election or the Service otherwise successfully challenging the status of any of our subsidiary partnerships as a partnership (including if any of our subsidiary partnerships were treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code), such partnership would be taxable as a corporation and, therefore, generally would be subject to an entity level tax on its income to the extent it generates income from U.S. sources or activities connected to the United States. In such a situation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Taxation of the Company—Asset Tests” and “—Taxation of the Company—Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year.

In addition, any change in the status of any of our subsidiary partnerships, to the extent the same may exist, (other than as described above) for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or partnership property that has been revalued on the books of the partnership, must be allocated in a manner so that the contributing partners, or partners who held an interest in the partnership at the time of such revaluation, are charged with the unrealized gain or benefit from the unrealized loss associated with the property at the time of such contribution or revaluation. The use of certain methods under Section 704(c) of the Code could result in our having taxable income in excess of our economic income and our cash distributions from the operating partnership. This excess taxable income would be subject to the REIT distribution requirements as described in “—Taxation of the Company—Annual Distribution Requirements.” Because we will rely on our cash distributions from Nordic Operating Partnership S.C.A. to meet the REIT distribution requirements, any such excess income could adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our stockholders recognizing additional dividend income without an increase in distributions.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions.   Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any is outstanding, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently applicable to non-corporate U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held the stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.

U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of non-corporate U.S. stockholders, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for non-corporate U.S. stockholders, to the extent of previously claimed depreciation deductions. A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s stock, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such stock. As a general matter, any such gain will be long-term capital gain if the stock has been held for more than one year. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to non-corporate U.S. stockholders, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders at preferential qualified dividend income rates, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(i)	the qualified dividend income received by us during such taxable year from subchapter C corporations (including any TRSs);
(ii)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(iii)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in-gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (i) above if the dividends are received from a domestic subchapter C corporation, or a foreign subchapter C corporation meeting certain requirements such as a TRS, and specified holding period and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock.   In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. A U.S. stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (as discussed above), less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of our common stock will be subject to a maximum U.S. federal income tax rate of 20% if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary stocks that would correspond to the REIT’s “un-recaptured Section 1250 gain.”

Prospective stockholders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of non-corporate taxpayers, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held the stocks for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the Service. Although these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Foreign Taxes.   To the extent we are required to pay local taxes in the jurisdictions where our real property investments are located or are subject to a non-U.S. withholding tax on the repatriation of the earnings of a non-U.S. subsidiary, we will not be able to pass through to our stockholders any tax credit with respect to our payment of any such taxes. See “—State, Local and Foreign Taxes.”

Passive Activity Losses and Investment Interest Limitations.   Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare tax on unearned income.   Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of our common stock.

Foreign Accounts.   Dividends paid to, and, beginning no earlier than January 1, 2017, gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30% under the Foreign Account Tax Compliance Act, or FATCA. U.S. stockholders should consult their tax advisors regarding the effect, if any, of FATCA on their ownership and disposition of our common stocks. See “—Foreign Accounts.”

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to herein as unrelated business taxable income, or UBTI. Although many investments in real estate may generate UBTI, the Service has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of our stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (ii) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Non-U.S. stockholders will generally be subject to U.S. federal withholding tax on dividends received from us at a 30% rate, subject to reduction under an applicable treaty or a statutory exemption under the Code. Although such withholding taxes may be creditable in such non-U.S. stockholder’s resident jurisdiction, for many such non-U.S. stockholders, investment in a REIT that invests principally in non-U.S. real property may not be the most tax-efficient way to invest in such assets compared to a direct investment in such assets would generally not subject such non-U.S. stockholders to U.S. federal withholding taxes. The remainder of this section assumes that we will not hold U.S. real property interests and therefore will not be treated as a U.S. real property holding company for U.S. federal income tax purposes.

In general, non-U.S. stockholders should not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock.

Ordinary Dividends.   The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income dividends and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

Non-Dividend Distributions.   Unless (i) our common stock constitute a U.S. real property interest, or USRPI or (ii) either (a) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (b) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not treated as dividends for U.S. federal income tax purposes (i.e., not treated as being paid out of our current and accumulated earnings and profits) will not be subject to U.S.

federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will constitute a dividend for U.S. federal income tax purposes, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits and, therefore, did not constitute a dividend for U.S. federal income tax purposes.

Because it will not generally be possible for us to determine the extent to which a distribution will be from our current or accumulated earnings and profits at the time the distribution is made, we intend to withhold and remit to the Service 30% of distributions to non-U.S. stockholders unless (i) a lower treaty rate applies and the non-U.S. stockholder files an applicable Service Form W-8 evidencing eligibility for that reduced treaty rate with us; or (ii) the non-U.S. stockholder files a Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Capital Gain Dividends.   Capital gain dividends received by a non-U.S. stockholder from a REIT that are not attributable to USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (i) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). Amounts of U.S. federal tax withheld from capital gain dividends are creditable against the non-U.S. stockholder’s U.S. federal income tax liability or refundable when the non-U.S. stockholder properly and timely files a tax return with the Service.

Dispositions of Our Common Stock.   Gain from the sale of our common stock would be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case, the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain for the year.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid, unless the holder (i) is a corporation or falls within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Service. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the Service and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the Service.

Foreign Accounts

Withholding taxes may be imposed on U.S. source payments made to “foreign financial institutions” and certain other non-U.S. entities and, after December 31, 2018, on certain disposition proceeds of U.S. securities under FATCA. Under FATCA, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined above) who own our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. A 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding FATCA.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We will likely own interests in properties located in a number of foreign jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

The Code generally gives taxpayers the option of either deducting foreign taxes paid from taxable income or crediting such taxes against the taxpayer’s U.S. federal income tax liability. If we elected to receive the foreign tax credit, we could be able to use part of this credit to offset our liability for U.S. federal income tax, for example by distributing less than 100% (but more than 90%) of our net income, thus incurring a REIT-level U.S. federal income tax liability that could be offset with foreign tax credits. However, we may not be able to fully utilize our foreign tax credits depending upon the source of our foreign income and the timing of our payment of foreign and U.S. federal taxes. In addition, we will not be able to use our foreign tax credits to the extent that we do not otherwise have a U.S. federal income tax liability. In such cases, we could elect to deduct foreign taxes paid, which would reduce the amount that we are required to distribute annually to our stockholders regardless of whether we have any U.S. federal income tax liability. In either event, any foreign taxes incurred by us will not pass through to stockholders as a credit against their U.S. federal income tax liability.

Proposed Legislation or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

LUXEMBOURG TAX CONSIDERATIONS

The following section contains a general description of certain material Luxembourg tax considerations that may be relevant regarding Nordic Operating Partnership S.C.A. and Nordic GP Lux Co. It does not purport to be a comprehensive description of all relevant Luxembourg tax considerations that may be of relevance to any investor. This summary is based upon domestic tax laws and regulations of Luxembourg in effect at the time of preparation of this document and the provisions of typical double taxation treaties currently in force concluded by Luxembourg. It is important to note that the relevant Luxembourg tax law may change, possibly with retroactive effect. This section will not be updated to reflect any such change. The following is intended only as a general and non-comprehensive summary, and is not intended to be, nor should it be considered to be, legal or tax advice rendered to any of the stockholders. Nordic Operating Partnership S.C.A. or Nordic GP Lux Co with respect to Luxembourg tax law. Prospective investors should consult their own professional taxadvisers in respect of the consequences of state, local or foreign laws and regulations, including Luxembourg tax laws and regulations, to which they may be subject.

Nordic Operating Partnership S.C.A. (“Operating Partnership”) and Nordic GP Lux Co (“GP subsidiary”) are fully taxable companies resident for tax purposes in Luxembourg and as such are subject to any kind of taxation provided for under Luxembourg tax laws.

Corporate Income Tax and Municipal Business Tax

The Operating Partnership and GP subsidiary are subject to Luxembourg corporate income tax (Impôt sur le Revenu) (“CIT”) and Luxembourg municipal business tax (Impôt Commercial Communal) (“MBT”) on their worldwide taxable income (subject to certain relief pursuant to the provisions of any applicable double tax treaty concluded by Luxembourg).

For fiscal year 2016, the maximum CIT rate is 22.47% (including a 7% solidarity surcharge for the Luxembourg unemployment fund). The MBT rate for companies having their statutory seat in the city of Luxembourg is 6.75%. Accordingly, for so long as the Operating Partnership and GP subsidiary have their statutory seat in the city of Luxembourg, they will be subject to CIT and MBT at an aggregate rate of 29.22% for the fiscal year 2016.

As fully taxable Luxembourg resident companies, Operating Partnership and GP subsidiary should, from a Luxembourg tax perspective, be able to benefit from double taxation treaties concluded by Luxembourg and European directives.

The following specific exemptions to the CIT and MBT may be available under certain conditions in relation to dividends and/or liquidation proceeds received and capital gains derived from qualifying shareholdings held by Operating Partnership and GP subsidiary:

•	Dividends received by GP subsidiary from Operating Partnership may be exempt from Luxembourg income tax if certain conditions are met, including but not limited to the condition that, at the date the dividend income is distributed, GP subsidiary has held (or commits itself to continue to hold) for an uninterrupted period of at least 12 months, a direct participation in the capital of Operating Partnership of at least 10% or with an acquisition price of at least EUR 1,200,000.
•	Dividends received by GP subsidiary from Operating Partnership that do not qualify for the above-mentioned full income tax exemption due to not satisfying the conditions of the afore-mentioned minimum holding period (i.e. at least 12 months) and/or the minimum participation (i.e. a participation of at least 10% or EUR 1,200,000) should qualify for a 50% income tax exemption.
•	Capital gains realized by GP subsidiary upon disposal of its shares in the Operating Partnership may be exempt from Luxembourg income tax if certain conditions are met, including but not limited to the condition that, at the time the capital gain is derived, GP subsidiary has held (or commits itself to continue to hold) for an uninterrupted period of at least 12 months, a direct participation in the capital of Operating Partnership of at least 10% or with an acquisition price of at least EUR 6,000,000. Such capital gains will, however, remain taxable up to the amount of certain previously tax deductible expenses (recapture).
•	Dividends received by Operating Partnership from subsidiaries in Norway, Sweden or Denmark may be exempt from Luxembourg income tax if certain conditions are met, including but not limited to the conditions that, at the date the dividend income is distributed, Operating Partnership has held (or commits itself to continue to hold) for an uninterrupted period of at least 12 months, a direct participation in the capital of the such relevant subsidiary of at least 10% or with an acquisition price of at least EUR 1,200,000 and that the relevant subsidiary either qualifies for article 2 of the EU parent-subsidiary directive (EU directive 2011/96/EU) or is subject to income tax in its country of tax residence which is sufficiently comparable to Luxembourg CIT.

•	Dividends received by Operating Partnership from the above-mentioned subsidiaries in Norway, Sweden or Denmark that do not qualify for the above-mentioned full income tax exemption due to not satisfying the conditions of the afore-mentioned minimum holding period (i.e. at least 12 months) and/or the minimum participation (i.e. a participation of at least 10% or Euro 1,200,000), whereas such relevant subsidiary qualifies for article 2 of the EU parent-subsidiary directive (EU directive 2011/96/EU) or is subject to income tax in its country of tax residence which is sufficiently comparable to Luxembourg CIT, should qualify for a 50% income tax exemption.
•	Capital gains realized by Operating Partnership upon disposal of shares of a subsidiary in Norway, Sweden or Denmark may be exempt from Luxembourg income tax if certain conditions are met, including but not limited to the condition that, at the time the capital gain is derived, Operating Partnership has held (or commits itself to continue to hold) for an uninterrupted period of 12 months, a direct participation in the relevant subsidiary of at least 10% or with an acquisition price of at least EUR 6,000,000, and the subsidiary is a qualifying entity under Luxembourg tax law. Such capital gains will, however, remain taxable up to the amount of certain previously tax deductible expenses (recapture).

Net Wealth Tax

Operating Partnership and GP subsidiary are subject to an annual Luxembourg net wealth tax (Impôt sur la fortune) (“NWT”) assessed on the difference between (i) assets estimated at their fair market value (valeur estimée de realisation or Gemeiner Wert), and (ii) liabilities as of January 1st each year (the “Unitary Value”). In this respect, specific assets such as shares in qualifying participations may benefit from a NWT exemption or reduction if certain conditions are met.

As from January 1, 2016 (based on Luxembourg Law as of December 18, 2015) the NWT tax due is:

•	0.5% of the rounded unitary value; or
•	0.05% of the portion of rounded unitary value exceeding EUR 500 million.

Moreover, a minimum net wealth tax has been introduced as from 1 January 2016. A minimum net wealth tax of EUR 3.210 will be levied on any company whose financial assets (i.e. assets to be accounted for in accounts 23, 41, 50 and 51 of the “Plan Comptable Normalisé”) represent more than 90% of its balance sheet and a minimum amount of EUR 350.000. If the company holds 90% or less of financial assets or if those financial assets do not exceed EUR 350.000, a minimum net wealth tax varying between EUR 535 and EUR 32.100 would apply depending on the size of its balance sheet.

Withholding Tax on Dividends

Dividends distributed by Operating Partnership or by GP subsidiary are in principle subject to Luxembourg dividend withholding tax imposed at a statutory rate of 15%. A reduction or exemption of dividend withholding tax may be available on the basis of an applicable tax treaty concluded by Luxembourg or on the basis of domestic tax law provisions provided the conditions listed therein are met. The distributing company (i.e., Operating Partnership or GP subsidiary) is responsible for withholding the applicable dividend withholding tax, file the appropriate withholding tax returns and remit the applicable withholding tax to the Luxembourg tax authorities within a period of eight days as from the date on which the dividend is put at the disposal (mise en valeur’) of the shareholders. In practice, in case of a distribution before the 12 month period has elapsed, the domestic 15% withholding tax will be payable and a refund could be claimed after the 12 month period has elapsed.

Withholding Tax on Interest Payments

Interest paid by GP subsidiary to the company will not be subject to Luxembourg withholding tax provided that (i) such interest is paid under a debt instrument that is not treated as a profit sharing security within the meaning of Luxembourg tax law, (ii) the interest payment is made under arm’s length conditions, (iii) there is no breach of any applicable debt-to-equity ratio, and (iv) the interest payment does not fall within the scope of the Luxembourg law of 23 December 2005, as amended, which introduced a 10% withholding tax on certain interest payments made to Luxembourg resident individuals or the certain so-called residual entities (as defined in European Council Directive 2003/48 dated 3 June 2003 (as amended) in which such individuals have an interest, or certain other individual beneficial owners.

NORWAY TAX CONSIDERATIONS

Ordinary income net of allowable deductions derived by a Norwegian company is taxable at a current rate of 25%. Ordinary losses generally are deductible in calculating taxable income. Deductible losses exceeding taxable income may be carried forward indefinitely. Capital gains realized on the disposition of real estate are taxable as ordinary income and losses realized upon the disposition of real estate are deductible in calculating taxable income.

Under the Norwegian participation exemption regime, dividends derived by a Norwegian company in respect of shares of a company that is resident in a member state of the EEA, or a country not deemed to be a low-tax jurisdiction, generally are subject to Norwegian tax at an effective rate of 0.81%. However, dividends distributed within a tax group are exempt from all Norwegian tax. Capital gains derived by a Norwegian company in respect of shares of a company satisfying the foregoing requirements are exempt from Norwegian tax. Losses realized on the sale of shares are not tax deductible.

There are certain limitations on the deductibility of interest paid to a related party or on borrowings guaranteed by a related party, based on the amount of the borrower’s income before net interest expense and depreciation, and certain other factors.

Dividends paid by a Norwegian company to a company not resident in Norway are generally subject to Norwegian withholding tax at a 25% rate or a lower rate under an applicable tax treaty.

Non-Norwegian companies resident within a member state of the EEA are exempt from Norwegian withholding tax on dividends received from Norwegian companies if the Non-Norwegian shareholder (i) would have qualified for an exemption from Norwegian tax on such dividends had it been a Norwegian company (ii) is the beneficial owner of the relevant shares and (iii) is genuinely established and performs genuine economic activities within the relevant EEA member state.

Non-Norwegian companies are not subject to Norwegian withholding tax on capital gains realized from the disposition of shares in Norwegian companies.

SWEDEN TAX CONSIDERATIONS

The aggregated income from all business activities reduced by deductible costs and losses will constitute the taxable income in a Swedish limited liability company. The taxable income is taxed at a corporate tax rate which is currently 22%.

In general, tax losses may be carried forward indefinitely and set off against future income. However, the right to set off tax losses that are carried forward may be restricted under certain circumstances (e.g., a change of control). Losses may not be carried back.

Capital gains assignable to the disposal of real estate are included in the taxable income and, thus, subject to corporate income tax. Any corresponding loss may only be deducted against capital gains on real estate.

As a general rule, dividends and capital gains on shares are included in the taxable income and thus are subject to corporate income tax. However, dividends and capital gains assignable to shares in e.g., a Swedish limited liability company or foreign equivalents, held for business purposes, are tax exempt under the Swedish participation regime. Shares qualify for a Swedish participation exemption if they constitute capital assets (i.e., are not held as current/stock assets), provided that (i) the shares are unlisted, (ii) the shares are listed and the shareholder holds at least 10% of the voting capital or (iii) the shares are held for organizational purposes.

With regard to listed shares, there is also a holding requirement of one year to be eligible for tax exemption under the Swedish participation exemption regime.

Losses assignable to the disposal of shares qualifying for participation exemption are not deductible for tax purposes.

Although shares may qualify for a Swedish participation exemption, remuneration received due to the disposal of such shares may be taxable if the shares in question are deemed to be assignable to a so called shell company (i.e., shell company taxation).

Interest costs are generally deductible provided that the interest rate and conditions are set on an arm’s length basis. However, interest costs on debts to a related party are generally not deductible unless the corresponding interest income is taxed in the hands of the beneficial owner at a rate of at least 10% and, in addition, the debt relationship is not predominantly motivated by tax reasons. A deduction may also be available if the underlying debt relationship is predominantly motivated by business reasons. This rule also requires that the beneficial owner of the interest income be a resident within the European Economic Area or, in certain other cases, a resident of a state with whom Sweden has a tax treaty covering such beneficial owner and interest income.

A proposal to abolish the restrictions on deduction of certain interests has been proposed in favour of a general restriction on the right to deduct interests against other income than financial income. The proposal also includes a deduction for financing costs with 25% of the taxable net profit. It is still uncertain whether this will lead to a new legislation. If so, the new rules will come into force earliest in 2017.

Dividends distributed by a Swedish company to a non-resident person or company are subject to Swedish withholding tax at a rate of 30%. The tax rate may however be wholly or partially reduced under an applicable tax treaty, the EU Parent/Subsidiary directive or relevant Swedish internal law.

Non-resident companies are not subject to Swedish withholding tax on interest payments and on capital gains assignable to disposal of shares in Swedish companies.

The acquisition of Swedish real estate by a company (e.g., through a purchase) normally triggers a Swedish transfer tax of 4.25%, which is assessed at the higher of (i) the purchase price and (ii) the relevant tax assessment value. However, any indirect disposals of Swedish real estate through the disposal of the shares in a company which holds real estate is exempt from the Swedish transfer tax.

DENMARK TAX CONSIDERATIONS

Ordinary income of Danish companies net of allowable deductions is taxable at a current rate of 23.5% (to be gradually reduced to 22% as of 2016). Ordinary losses generally are deductible when calculating taxable income. Deductible losses exceeding taxable income may be carried forward indefinitely, subject to certain restrictions and limitations. Capital gains realized on the disposition of real estate are taxable as ordinary income. The deductibility of capital losses realized on the disposition of real estate is subject to certain limitations.

Danish companies are generally exempt from taxation on dividends and capital gains on shares in companies within the European Union, or in countries with which Denmark has entered into an income tax treaty, provided that the Danish company holds at least 10% of the nominal share capital of the company distributing the dividends. In addition, capital gains realized by Danish companies from the disposition of shares in a company not listed on a stock exchange generally are exempt from Danish tax. Losses realized from the disposition of shares qualifying for an exemption as described above are not deductible for Danish tax purposes.

There are various limitations on the deduction of interest based on, among other things, the Danish tax value of certain qualifying assets, the overall taxable income of the borrower net of financing expenses, and in the case of interest paid to a related party lender, the debt-to-equity ratio of the borrower.

Dividends paid by a Danish company to a company not resident in Denmark generally are exempt from Danish (withholding) tax, if the foreign corporate shareholder is the beneficial owner of the dividends and holds at least 10% of the share capital of the distributing Danish company, and taxation shall be waived or reduced under the EU Parent-Subsidiary Directive (2011/96/EU) or an applicable tax treaty. In other cases, dividends paid by a Danish company to a foreign company are generally subject to Danish withholding tax at a 27% rate or a lower rate under an applicable tax treaty.

Proceeds in respect of certain intra-group sales of shares, group restructurings, redemption of shares and liquidations are treated as dividends for Danish tax purposes. Non-Danish companies are generally not subject to Danish withholding tax on capital gains realized on the disposition of shares in Danish companies. As described above, certain proceeds on the disposition of shares in Danish companies are, however, qualified as dividends rather than capital gains (anti-avoidance rules etc.).

ERISA CONSIDERATIONS

A fiduciary of an “employee benefit plan,” or ERISA plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, that is subject to Title I of ERISA, should consider the fiduciary standards under ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment of a portion of such ERISA plan’s assets in shares of our common stock. Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan known as “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA plan that is engaged in such a non-exempt prohibited transaction may be subject to penalties under ERISA and the Code. Thus, a plan fiduciary considering an investment in shares of our common stock also should consider whether the acquisition or the continued holding of shares of our common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes ERISA “plan assets.” Under the DOL Regulations, if an ERISA plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the plan’s assets would include, for example, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is part of a class of securities that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). We expect shares of our common stock will be sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a class of securities is considered “widely held” only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect, although we cannot confirm, that shares of our common stock will be “widely held” upon closing of the initial public offering.

The DOL Regulations provide that whether a security is considered “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as we expect to be the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable. We believe that any restrictions imposed under our charter on the transfer of shares of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of shares of our common stock to be “freely transferable.”

Assuming that shares of our common stock will be “widely held” and “freely transferable,” we believe that our common stock will be “publicly offered securities” for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in shares of our common stock.

Each holder of shares of our common stock will be deemed to have represented and agreed that its purchase and holding of such shares of our common stock (or any interest therein) will not constitute or result in a non exempt prohibited transaction under ERISA or the Code.

If the assets of the issuer were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the issuer, and (ii) the possibility that certain transactions in which the issuer might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Prior to making an investment in the shares offered in this prospectus, prospective plan investors (whether or not subject to ERISA or the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of plans not subject to ERISA, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

We have entered into an underwriting agreement with Wunderlich Securities, Inc., as representative of the underwriters named below, with respect to the shares of our common stock subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has, severally and not jointly, agreed to purchase from us on a firm commitment basis, the respective number of shares of our common stock set forth opposite its name in the table below:

Underwriters	Number of Shares
Wunderlich Securities, Inc.
Compass Point Research & Trading, LLC
Janney Montgomery Scott LLC
JMP Securities LLC
Nomura Securities International, Inc.
Ladenburg Thalmann & Co. Inc.
National Securities Corporation
Boenning & Scattergood, Inc.
Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares of our common stock being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares of our common stock in this offering, other than those covered by the over-allotment option described below, if they purchase any of our shares. The underwriting agreement also provides that if an underwriter defaults, the representatives will have the right within 36 hours after such default to make alternative arrangements for one or more non-defaulting underwriters, or any other underwriter, to purchase all, but not less than all, of the commitments of the defaulting underwriter. If the representatives are unable to complete such arrangements within such 36-hour period, the representatives may terminate the offering if the commitment of the defaulting underwriter exceeds 10% of the aggregate commitment of the underwriters, and, otherwise, the purchase commitments of the non-defaulting underwriters will be proportionately increased. If a new underwriter is substituted for a defaulting underwriter, the non-defaulting underwriters will have the right to postpone the closing for a period of up to five business days in order that any necessary changes in this registration statement and prospectus and other documents may be effected.

The representatives of the underwriters have advised us that the underwriters propose to offer the common stock directly to the public at the public offering prices listed on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $    per share for the common stock. After the completion of the offering, the underwriters may change the offering price and other selling terms. Certain of the underwriters may sell shares to the public through one or more of their affiliates as selling agents.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or their controlling persons or other indemnified parties may be required to make in respect of any such liabilities.

Commissions and Expenses

The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock to cover over-allotments, if any.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Underwriting discount paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We have been approved to list our common stock on the NASDAQ Global Market under the symbol “NORT.” We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $525,000. We have agreed to reimburse the underwriters for certain offering-related expenses incurred by them, including the legal fees and disbursements of their counsel.

Fee arrangement with Wunderlich

We will also pay Wunderlich Securities, Inc. an advisory fee equal to 0.50% of the gross proceeds of this offering in cash.

In addition, subject to FINRA Rule 5110(f)(2)(E), we have granted a right of first refusal to Wunderlich Securities, Inc. with respect to certain offerings of our equity securities within two years following the completion of this offering, subject to certain limitations. FINRA deems this right of first refusal to be an additional item of compensation received by the underwriters.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 750,000 additional shares of common stock from us, to cover over-allotments, if any. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount.

Lock-Up Agreements

Our officers, directors and C-QUADRAT will enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons and entities, with certain exceptions, for a period of 180 days after of the date of this prospectus, may not, without the prior written consent of the representative, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our equity securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) announce the intention to effect any of the transactions referred to in clauses (i) or (ii) above, or (iv) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. However, with respect to our directors and executive officers, the restrictions described above shall not apply to bona fide gifts or transfers to family members or trusts for the direct or indirect benefit of the director or executive officer or his or her immediate family members, provided in each case that the transferee agrees in writing to be bound by the terms of the lock-up agreement and will also not apply for shares of common stock sold in certain instances based on withholding taxes for vesting of restricted stock.

In addition, the underwriting agreement provides that we will not, for a period of 180 days following the date of this prospectus, engage in the transactions referred to in clauses (i), (ii) or (iii) above, subject to certain exceptions.

Stabilization

Until the distribution of the securities offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.
•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our common stock. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Electronic Prospectus

This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriters’ or their affiliates’ websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Market for Shares

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for the shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Non-U.S. Legends

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the EEA

This document has been prepared on the basis that all offers of shares of our common stock will be made pursuant to an exemption under Article 3 of Directive 2003/71/EC, as implemented in member states (the “Member States”) of the European Economic Area (the “EEA”), from the requirement to produce a prospectus for offers of shares of our common stock. Accordingly, any person making or intending to make any offer of shares of our common stock within the EEA should only do so in circumstances in which no obligation arises for us, the company or any of the underwriters to produce a prospectus for such offer. None of us, or the company or the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of shares of our common stock contemplated in this document.

In relation to each Member State of the EEA that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer is being made or will be made to the public of any shares of our common stock which are the subject of this offering contemplated by this document in that Relevant Member State, other than: (i) to legal entities which are qualified investors as defined in the Prospectus Directive; (ii) to fewer than 100, or if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; subject to obtaining the prior consent of the underwriters nominated by the company for any such offer; or (iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares of our common stock shall require us, the company or the underwriters to publish a prospectus pursuant to Article 3(2) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to the shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendment thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

The issue and distribution of this document is restricted by law. This document is not being distributed by, nor has it been approved for the purposes of section 21 of the Financial Services and Markets Act 2000 by, a person authorized under the Financial Services and Markets Act 2000. This document is for distribution only to persons who (i) have professional experience in matters relating to investments (being investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any shares of our common stock that may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. No part of this document should be published, reproduced, distributed or otherwise made available in whole or in part to any other person without the prior written consent of the company. Shares of our common stock are not being offered or sold to any person in the United Kingdom, except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the Financial Services and Markets Act 2000.

Notice to Prospective Investors in Sweden

This document is not a prospectus for the purposes of the Swedish Financial Instruments Trading Act (Sw. lag (1991:980) om handel med finansiella instrument) and does not constitute an offering of securities to the public in Sweden. Accordingly, this document has not been and will not be approved or registered by the Swedish Financial Supervisory Authority and may not be published or otherwise distributed, in whole or in part, in Sweden. This document has been prepared on the basis that all offers of securities within Sweden will be made pursuant to an exemption under the Swedish Financial Instruments Trading Act from the requirement to prepare and register a prospectus for offers of securities. Accordingly, this document may not be made available, nor may the offering otherwise be marketed in Sweden, other than in circumstances which are deemed not to be an offer for which a prospectus is required to be prepared and registered pursuant to the Swedish Financial Instruments Trading Act.

Notice to Prospective Investors in Germany

Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz—WpPG). The offer and solicitation of securities to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin). This prospectus has not been and will not be submitted for filing and approval to the BaFin and, consequently, will not be published. Therefore, this prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to our common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of our common stock to the public in Germany, any public marketing of our common stock or any public solicitation for offers to subscribe for or otherwise acquire our common stock. This prospectus and other offering materials relating to the offer of our common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Notice to Prospective Investors in Denmark

This offering document does not constitute a prospectus under Danish law and has not been filed with or approved by the Danish Financial Supervisory Authority (Finanstilsynet) or any other Danish regulatory authority, as this prospectus has not been prepared in the context of either a public or other offering of shares in Denmark. This offering document may not be made available to entities or persons in Denmark nor may the shares of common stock otherwise be marketed or offered for sale in Denmark in any manner which could constitute (i) an offering of securities in Denmark within the meaning of the Danish Securities Trading Act as amended from time to time or any executive orders issued in connection thereto or (ii) an offering of a collective investment scheme comprised by the Danish Investment Association Act or the Danish Alternative Investment Funds Act, in each case as amended from time to time or any executive orders issued in connection thereto. This offering document is only directed to persons or entities in Denmark who acquire the shares of common stock in circumstances which will not result in the offering becoming subject to Danish prospectus requirements pursuant of the Danish Securities Trading Act (as amended from time to time), any executive orders issued in connection thereto, or any notification or authorization requirement under the Danish Alternative Investment Funds Act or the Danish Investment Association Act (in each case as amended from time to time) or any executive orders issued in connection thereto.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares of common stock described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des

Marchés Financiers. The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares of common stock has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L. 411-2, D. 411-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code monétaire et financier and applicable regulations thereunder;
•	to investment services providers authorized to engage in portfolio management on behalf of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) as defined in Article L.411-2-II of the French Code monétaire et financier; or
•	in a transaction that, in accordance with article L. 411-2 of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 through L. 621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Notice to Prospective Investors in Norway

This offer of the shares of common stock and the related materials do not constitute a prospectus under Norwegian law and have not been filed with or approved by the Norwegian Financial Supervisory Authority, the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises, as the offer of the shares of common stock and the related materials have not been prepared in the context of a public offering of securities in Norway within the meaning of the Norwegian Securities Trading Act or any Regulations issued pursuant thereto. The offer of the shares of common stock will only be directed to qualified investors as defined in the Norwegian Securities Regulation section 7-1 or in accordance with other relevant exceptions from the prospectus requirements. Accordingly, the offer of the shares of common stock and the related materials may not be made available to the public in Norway nor may the offer of the shares otherwise be marketed and offered to the public in Norway.

Notice to Prospective Investors in Finland

This prospectus has not been prepared to comply with the standards and requirements regarding public offering set forth in the Finnish Securities Market Act (1989/495, as amended) and it has not been approved by the Finnish Financial Supervision Authority. Our shares of common stock may not be offered, sold, advertised or otherwise marketed in Finland under circumstances which constitute public offering of securities under Finnish law.

Notice to Prospective Investors in Canada

Prospective Canadian investors are advised that the information contained within this document has not been prepared with regard to matters that may be of particular concern to Canadian investors. Accordingly, prospective Canadian investors should consult with their own legal, financial and tax advisers concerning the information contained within this document and as to the suitability of an investment in our shares of common stock in their particular circumstances.

The offer and sale of our shares of common stock in Canada will only be made in the provinces of Alberta, British Columbia, Ontario and Québec or to residents thereof and not in, or to the residents of, any other province or territory of Canada. Such offers and sales will be made only under exemptions from the requirement to file a prospectus in the above mentioned provinces.

Our shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National

Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

We hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the aggregate purchase price of any shares of common stock purchased) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the Ontario Securities Commission (the “OSC”) in accordance with NI 45-106, (c) such personal information is collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of Ontario, and (e) the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Support Clerk at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-3684. Prospective Canadian purchasers that purchase shares of our common stock in this offering will be deemed to have authorized the indirect collection of the personal information by the OSC, and to have acknowledged and consented to its name, address, telephone number and other specified information, including the aggregate purchase price paid by the purchaser, being disclosed to other Canadian securities regulatory authorities, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Upon receipt of this document, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque acheteur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in Hong Kong

The contents of this document have not been reviewed or approved by any regulatory authority in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purposes of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder); or in circumstances which do not result in this document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (“CO”); or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong, or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA), or to any person pursuant to an offer referred to in Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable provision of the SFA.

Where our common stock is subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares, and debentures of that corporation, or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired our common stock under Section 275 except:
(1)	to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);
(2)	where no consideration is or will be given for the transfer; or
(3)	where the transfer is by operation of law.

Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

Except as described above and except for services provided in connection with this offering, no underwriter has provided us with any investment banking or other financial services during the 180-day period preceding the effective date of this offering and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the effective date of this offering.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Material U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Winston & Strawn LLP.

EXPERTS

The balance sheet of Nordic Realty Trust, Inc. as of August 14, 2015, appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Information relating to the markets set forth in “Prospectus Summary—Market Opportunity”, “Market Overview” and “Business—Market Opportunity” is derived from the market materials of Atrium AS, a fully integrated affiliate of CBRE Limited in Norway, and is included in reliance on Atrium AS’s authority as an expert on such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, and Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

APPENDIX A

Selected Prior Performance Information

Our operating partnership will be externally managed by our Manager, a newly formed subsidiary of C-QUADRAT, pursuant to the terms of a management agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision, direction and oversight of our board of directors. In July 2015, C-QUADRAT expanded its asset management to cover the real estate sector through the hiring of Bjarne Eggesbø, our Chief Executive Officer, and other members of our Manager’s senior management team. Our Chief Executive Officer is expected to be responsible for implementing our investment strategy and making investment decisions.

From September 2012 through January 2015, Mr. Eggesbø was the chief investment officer and from March 2013 through January 2015 the chief executive officer of Obligo Investment Management AS, or Obligo, a Norway-based global asset management firm with approximately $8 billion of assets under management, including approximately $6 billion in real property assets, as of December 31, 2014. More than $3 billion of the real property assets managed by Obligo as of December 31, 2014 were in Norway, Sweden and Denmark, or the Nordics. These assets included the following three investment vehicles that focused exclusively on office and industrial properties leased to Nordic government and government-related tenants:

•	Etatbygg Holding I AS (“EBH I”), which commenced its offering in 1999 and completed such offering in 2004;
•	Etatbygg Holding II AS (“EBH II”), which commenced its offering in 2004 and completed such offering in 2005; and
•	Etatbygg Holding III AS (“EBH III”), which commenced and completed its offering in 2010.

The three investment vehicles provide to their investors and make publicly available annual financial information, and because we believe that they followed strategies that are substantially similar to the strategy we plan to implement as a public company, we have included in this Appendix A the summary historical financial information described below for these vehicles. In July 2015, an affiliate of Blackstone Group LP agreed to acquire EBH I, EBH II and EBH III.

In addition to EBH I, EBH II and EBH III, Obligo also managed three other investment vehicles which held interests in joint ventures that held a total of 14 Nordic based office and industrial properties. Separate financial information covering the joint ventures has not been provided to investors as part of the regular reporting process for the investment vehicles that hold interests in these joint ventures and therefore is not provided as part of the historical financial information included in this Appendix A.

The real property assets managed by Obligo also included the following:

•	Two investment vehicles organized between 2005 and 2006 that focused primarily on residential properties in Germany which held an aggregate of approximately $1.1 billion in real property assets as of December 31, 2014. The investment vehicles included Boligutleie Holding III AS, or BUH III and Boligutleie Holding IV AS, or BUH IV. BUH III and BUH IV commenced and completed offerings in 2006, with BUH III raising approximately NOK 1.8 billion from approximately 4,500 investors and BUH IV raising approximately NOK 881 million from approximately 4,250 investors. As of December 31, 2014, BUH III owned approximately $800 million of real property assets comprised of 13,800 residential units, of which more than 95% were located in Germany and the remaining properties located in Sweden. As of December 31, 2014, BUH IV owned approximately $318 million of real property assets located in Germany, of which approximately 94% were residential and 6% were senior living facilities based on the market value for such properties. In May 2015, BUH III was sold to Patrizia Immobilien AG. In July 2015, an affiliate of Blackstone Group LP, or Blackstone, agreed to acquire BUH IV's portfolio.
•	One investment vehicle organized in 2002 that focused primarily on residential properties in Sweden which held an aggregate of approximately $291 million of interests in a company that owns real property assets, as of December 31, 2014. BUH II received these interests in July 2015 in connection with a merger transaction with D. Carnegie & Co., a Sweden based real estate company, in which BUH II received cash and interests in D. Carnegie & Co. with an aggregate value of approximately $980 million in exchange for its portfolio of approximately 8 million square feet of residential properties in Sweden. In 2004, this investment vehicle, Boligutleie Holding II, or BUH II, commenced and completed an offering that raised approximately NOK 1.6 billion from approximately 6,000 investors. In July 2014, BUH II completed a merger transaction with D. Carnegie & Co. in which BUH II received shares of D. Carnegie & Co. in exchange for its portfolio of approximately 8 million square feet of residential properties in Sweden.

•	One investment vehicle organized in 2007 that focused primarily on office and retail properties in the United States which held an aggregate of approximately $49 million in real property assets as of December 31, 2014. In 2007, this investment vehicle, Global Eiendom Vekst 2007, or GEV 07, commenced and completed an offering that raised approximately NOK 418 million from approximately 2,700 investors. As of December 31, 2014, GEU 07's real property assets consisted of one portfolio of properties in the United States (representing approximately 73% of its real property assets by market value) and one portfolio of properties in Sweden (representing approximately 27% of its real property assets by market value). As of December 31, 2014, approximately 73% of GEV 07's real property assets consisted of office properties and approximately 27% consisted of retail properties, in each case based on the market value of such properties. In July 2015, an affiliate of Blackstone agreed to acquire GEV 07's portfolio.
•	One investment vehicle organized in 2008 that focused primarily on residential assets in the United States which held an aggregate of approximately $164 million in real property assets as of December 31, 2014. In 2008, this investment vehicle, US Opportunities Fund, or USO, commenced and completed an offering that raised approximately NOK 560 million from approximately 6,700 investors. As of December 31, 2014, USO's real property assets consisted of eight portfolios of properties in the United States. As of December 31, 2014, approximately 76% of USO's real property assets consisted of residential properties and approximately 24% consisted of other properties including land, in each case based on the market value of such properties.

Unless otherwise indicated, the information set forth above is based on publicly available information reported by these investment vehicles in their annual reports to shareholders for the year ended December 31, 2014. During the time that Mr. Eggesbø was Chief Investment officer and chief executive officer of Obligo, the investment vehicles described above did not experience any major adverse business developments or conditions. Although outside of our target investment strategy, we believe that Mr. Eggesbø's experience in these related asset types will broaden our senior management team's perspective as it pursues growth opportunities for our business.

The annual and quarterly reports of EBH I, EBH II and EBH III are available at www.obligoim.com/min-side/fond/ebh-i-as, www.obligoim.com/min-side/fond/ebh-ii-as and www.obligoim.com/min-side/fond/ebh-iii-as, respectively. The information on, or that can be accessed through, these websites is not intended to form a part of or be incorporated by reference into this prospectus.

Historical Financial Information

The following financial presentation includes summary balance sheet information as of December 31, 2012, 2013 and 2014, and an income statement and a cash flow statement for the years ended December 31, 2012, 2013, and 2014, for each of EBH I, EBH II and EBH III. The periods presented cover the period during which Mr. Eggesbø served as the chief investment officer and chief executive officer of Obligo. The financial information is derived from EBH I’s, EBH II’s and EBH III’s publicly disclosed annual reports in their originally presented currency, Norwegian Krone, or NOK, and as originally calculated in accordance with Norwegian generally accepted accounting principles, or Norwegian GAAP.

Norwegian GAAP differs in certain important respects from U.S. GAAP. Under U.S. GAAP derivative financial instruments are recognized and measured at fair value; and the fair value adjustments affect other comprehensive income or net income, depending on whether the derivative instruments qualify as a hedge for accounting purposes and, if so, the nature of the hedging activity. Under Norwegian GAAP, however, there is no requirement to recognize derivative financial instruments. Another distinction is that, under U.S GAAP, in a transaction that qualifies as a business combination, an acquiring entity is required to recognize all assets acquired and liabilities assumed at the acquisition date at fair value, with limited exceptions. This means that, an acquiring entity that acquires real estate assets with in-place leases will recognize intangible assets, as well as above/below market lease intangible assets/liabilities. These intangible assets/liabilities are amortized over the average remaining term of each respective acquired lease with the amortization being included in the income statement as an adjustment to rental revenue. Under Norwegian GAAP, however, acquired real estate assets are measured at their acquisition cost and there is no requirement to recognize leasing intangibles. An additional distinction is that, under U.S. GAAP, if indicators of impairment exist in relation to a reporting company's real estate assets, it is required to compare the expected future undiscounted cash flows for the real estate assets against the carrying amount of that asset, and, if the sum of the estimated undiscounted cash flows is less than the carrying amount of the real estate asset, record an impairment loss for the difference between the estimated fair value and the carrying amount of the asset. Furthermore, this impairment cannot be reversed in subsequent reporting periods. In contrast, however, Norwegian GAAP applies a different impairment model whereby only permanent impairments of real estate assets are recorded. A real estate asset is written down to the recoverable amount of the assets which is the higher of net realizable value and its value in use. Also, impairments can be reversed in subsequent reporting periods under certain circumstances.

Nonetheless, we believe that this presentation allows for the historical financial inform to be more clearly compared between periods and across the three investment vehicles, because it reduces the potential distortions from unrelated factors, such as global currency fluctuations. However, if the financial information presented below were recalculated in accordance with U.S. GAAP, the results could materially differ from the results presented below, because Norwegian GAAP and U.S. GAAP differ in their treatment of certain items relevant to the businesses of EBH I, EBH II and EBH III.

For the purposes of comparing the NOK to the U.S. dollar, below are the average exchange rates for the periods covered by the financial information further below:

Norwegian Krone
Average rate on December 31, 2012	5.5588
Average rate on December 31, 2013	6.0622
Average rate on December 31, 2014	7.4881
Norwegian Krone
Average rate for the year ended December 31, 2012	5.8192
Average rate for the year ended December 31, 2013	5.8800
Average rate for the year ended December 31, 2014	6.3083

The financial information contained herein is included solely to provide background to be used to evaluate the experience of our management team. This information should not be considered as indicative of how we will perform. The information below does not mean that we will make comparable investment decisions. If you purchase shares of stock in our company, you will not have any ownership interest in any of the real estate programs described in these tables (unless you are also an investor in those real estate programs).

ETATBYGG HOLDING I AS
CONSOLIDATED BALANCE SHEET
(Past/Prior Performance is Not Indicative of Future Results)

	Year ended December 31,
	2014	2013	2012
	(in thousands of NOK)
Equity
Paid-in capital
Share capital	931	931	931
Other restricted equity	—	385	385
Total paid-in capital	931	1,316	1,316

Retained earnings
Other equity	83,927	94,246	162,316
Total retained earnings	83,927	94,246	162,316

Minority interest	—	—	—
Total equity	84,858	95,562	163,632

Liabilities
Provisions
Deferred tax	30,685	19,908	13,749
Other provisions	31,140	31,860	32,580
Total provisions	61,825	51,768	46,329

Other Long-Term debt
Debt to credit institutions	776,875	792,500	772,500
Total long-term liabilities	776,875	792,500	772,500

Current liabilities
Dividends	9,310	18,621	4,656
Accounts payable	333	2,053	2,558
Government taxes	649	613	565
Other short-term liabilities	36,849	13,701	19,060
Total current liabilities	47,141	34,987	26,838

Total liabilities	885,841	879,256	845,668

Total liabilities and equity	970,698	974,818	1,009,300

Other data:
Net asset value performance increase for the 3-year period ended March 15, 2015(1)	13.1%
Number of properties(2)	9	9	9
Total square feet	839,678	839,678	839,678
(1)	Net asset value performance as reported in the quarterly report of Etatbygg Holding I AS to shareholders.
(2)	Certain of these properties include one or more buildings on the premises.

ETATBYGG HOLDING I AS
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Past/Prior Performance is Not Indicative of Future Results)

	Year ended December 31,
	2014	2013	2012
	(in thousands of NOK)
Operating income
Rental income	88,327	84,141	79,049
Other operating income	74	584	206
Total operating income	88,401	84,725	79,254
Operating expenses
Salaries	146	8	131
Depreciation	16,028	15,866	16,742
Impairment term operating funds	3,474	(1,669)	3,378
Other operating expenses	24,101	42,016	18,096
Total operating expenses	43,749	56,222	38,348
Operating profit	44,653	28,503	40,906
Financial income and expenses
Financial income	909	1,136	1,944
Financial expenses	(36,179)	(42,782)	(57,444)
Net financial items	(35,271)	(41,646)	(55,500)
Profit before tax	9,382	(13,143)	(14,593)
Taxes	10,776	36,306	(6,526)
Net income	(1,394)	(49,449)	(8,067)

ETATBYGG HOLDING I AS
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Past/Prior Performance is Not Indicative of Future Results)

	Year ended December 31,
	2014	2013	2012
	(in thousands of NOK)
Cash flow from operations
Results before taxes	9,382	(13,143)	(14,593)
Taxes paid	—	(30,147)	—
Depreciation	16,028	15,146	16,742
Recording of investment gains	720	720	—
Impairment term operating funds	3,474	(1,669)	3,378
Items classified as investing or financing activities	—	—	861
Changes in trade receivables and payables	(1,068)	(1,015)	924
Change in other accruals	(3,749)	(659)	(1,138)
Net cash flow from operations	24,787	(30,767)	6,174
Cash flow from investing activities
Proceeds from retirement of fixed assets		—	517
Acquisition of fixed assets	(2,411)	(9,624)	(3,056)
Purchase of financial assets	—	(2,149)	—
Net cash flow from investing activities	(2,411)	(11,773)	(2,540)
Cash flow from financing activities
Proceeds from short-term and long-term debt	—	30,000	—
Repayment of short-term and long-term debt	(15,625)	(10,000)	(35,560)
Proceeds from share issuance (net issuance costs)	—	—	—
Repayment of loans to subsidiaries	101,630	—	—
Repayment to shareholders/ dividends	(18,621)	(4,655)	—
Net cash flow from financing activities	(34,246)	15,345	(35,560)
Net cash flow change during the year	(11,871)	(29,978)	(31,925)
Cash and Bank deposits January 1	62,848	92,826	124,752
Cash and Bank deposits December 31	50,977	62,848	92,826

ETATBYGG HOLDING II AS
CONSOLIDATED BALANCE SHEET
(Past/Prior Performance is Not Indicative of Future Results)

	Year ended December 31,
	2014	2013	2012
	(in thousands of NOK)
Equity
Paid-in capital
Share capital	1,150	1,150	1,150
Other restricted equity	132,415	132,415	155,411
Total paid-in capital	133,565	133,565	156,561
Retained earnings
Other equity	159,237	138,242	123,458
Total retained earnings	159,237	138,242	123,458
Minority interest	79,746	96,324	93,785
Total equity	372,547	368,131	373,804
Liabilities
Provisions
Deferred tax	86,386	85,115	75,483
Total provisions	86,386	85,115	75,483
Long-term liabilities	1,426,913	1,432,956	1,309,517
Short-term liabilities
Dividend	—	22,996	22,996
Accounts payable	34,616	15,314	6,604
Taxes payable	—	—	8,134
Government taxes	—	18,883	2,887
Liabilities to subsidiaries	—	—	—
Other short-term liabilities	86,124	22,810	50,441
Total current liabilities	120,740	80,004	91,062
Total liabilities	1,634,038	1,598,075	1,476,062
Total liabilities and equity	2,006,586	1,966,206	1,849,866

Other data:
Net asset value performance increase for the 3-year period ended March 15, 2015(1)	44.7%
Number of properties(2)	3	3	3
Total square feet	1,694,533	1,694,533	1,694,533
(1)	Net asset value performance as reported in the quarterly report of Etatbygg Holding II AS to shareholders.
(2)	Certain of these properties include one or more buildings on the premises.

ETATBYGG HOLDING II AS
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Past/Prior Performance is Not Indicative of Future Results)

	Year ended December 31,
	2014	2013	2012
	(in thousands of NOK)
Operating income
Rental income	231,512	225,598	213,558
Other Operating Income	7,128	—	—
Total operating income	238,640	225,598	213,558
Operating expenses
Salaries	6,042	6,262	5,416
Depreciation	50,621	51,362	49,287
Other operating expenses	77,236	68,918	63,296
Total operating expenses	133,898	126,541	117,999
Operating profit	104,741	99,057	95,559
Financial income and expenses
Financial income	3,761	2,604	8,257
Financial expenses	(69,136)	(96,340)	(66,549)
Net financial items	(65,374)	(93,736)	(58,292)
Profit before tax	39,367	5,321	37,267
Taxes	11,561	19,170	5,647
Net income	27,806	(13,849)	31,620
Minority income	7,978	5,573	6,119

ETATBYGG HOLDING II AS
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Past/Prior Performance is Not Indicative of Future Results)

	Year ended December 31,
	2014	2013	2012
	(in thousands of NOK)
Cash flow from operations
Results before taxes	39,367	5,321	37,267
Taxes paid	(11,421)	(26,345)	(6,363)
Depreciation	64,177	51,362	49,287
Changes in trade receivables and payables	16,596	7,012	2,876
Changes in other accruals	13,039	(12,072)	(7,644)
Effect of exchange rate changes	849	7,952	(1,355)
Net cash flow from operations	101,923	33,230	74,067
Cash flow from investing activities
Proceeds from repayment of capital	—	—	—
Proceeds from retirement of fixed assets	17,721	—	—
Acquisition of fixed assets	(97,592)	(22,400)	(11,050)
Net cash flow from investing activities	(79,871)	(22,400)	(11,050)
Cash flow from financing activities
Repayment of short-term and long-term debt	(23,880)	(17,091)	(15,626)
Repayment of minority interest	(30,856)	(16,493)	(6,698)
Repayment to shareholders/ dividends	(22,996)	(22,996)	(22,996)
Net cash flow from financing activities	(77,733)	(56,580)	(45,321)
Effect of exchange rate changes on cash and cash equivalents	1,197	13,148	(1,913)
Net cash flow change during the year	(54,485)	(32,602)	16,684
Bank deposits January 1	91,745	124,348	125,119
Bank deposits December 31	37,261	91,745	141,803

ETATBYGG HOLDING III AS
CONSOLIDATED BALANCE SHEET
(Past/Prior Performance is Not Indicative of Future Results)

	Year ended December 31,
	2014	2013	2012
	(in thousands of NOK)
Equity
Paid-in capital
Share capital	704	704	704
Premiums	110	110	110
Other paid-in capital	50,739	54,706	57,819
Total paid-in capital	51,553	55,520	58,633
Minority interest	11,700	11,716	11,493
Total equity	63,253	67,236	70,126
Liabilities
Provisions
Deferred tax	3,694	4,084	4,089
Total provisions	3,694	4,084	4,089
Long-term liabilities	118,950	120,188	123,538
Short-term liabilities
Dividend	3,521	3,521	2,817
Accounts payable	313	534	317
Taxes payable	1,910	1,688	1,757
Government taxes	190	214	202
Other short-term liabilities	7,166	5,290	10,037
Total current liabilities	13,100	11,248	15,130
Total liabilities	135,744	135,520	142,756
Total liabilities and equity	198,996	202,756	212,882

Other data:
Net asset value performance increase for the 3-year period ended March 15, 2015(1)	7.3%
Number of properties(2)	3	3	3
Total square feet	163,473	163,473	163,473
(1)	Net asset value performance as reported in the quarterly report of Etatbygg Holding III AS to shareholders.
(2)	Certain of these properties include one or more buildings on the premises.

ETATBYGG HOLDING III AS
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Past/Prior Performance is Not Indicative of Future Results)

	Year ended December 31,
	2014	2013	2012
	(in thousands of NOK)
Operating income
Rental income	19,018	18,825	18,724
Total operating income	19,018	18,825	18,724
Operating expenses
Salaries	68	68	68
Depreciation	3,825	3,924	3,876
Other operating expenses	5,149	5,691	4,857
Total operating expenses	9,042	9,684	8,801
Operating profit	9,976	9,141	9,922
Financial income and expenses
Financial income	129	197	586
Financial expenses	(8,198)	(6,525)	(7,005)
Net financial items	(8,068)	(6,328)	(6,419)
Profit before tax	1,908	2,814	3,504
Taxes	1,520	1,684	1,964
Net income	387	1,130	1,539
Minority income	862	722	752

ETATBYGG HOLDING III AS
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Past/Prior Performance is Not Indicative of Future Results)

	Year ended December 31,
	2014	2013	2012
	(in thousands of NOK)
Cash flow from operations
Results before taxes	1,908	2,814	3,504
Taxes paid	(1,688)	(1,757)	(1,074)
Depreciation	3,825	3,924	3,876
Changes in trade receivables and payables	(180)	712	73
Changes in other accruals	2,128	1,762	5,387
Net cash flow from operations	5,992	3,931	11,766
Cash flow from investing activities
Purchase of shares	—	—	(8,103)
Proceeds from sale of fixed assets	—	—	(500)
Net cash flow from investing activities	—	—	(8,603)
Cash flow from financing activities
Repayment of short-term and long-term debt	(3,000)	(3,350)	(3,350)
Proceeds from shares issued	—	—	(782)
Repayment of minority interest	(850)	(500)	(2,282)
Repayment to shareholders/ dividends	(3,521)	(2,817)	(2,817)
Net cash flow from financing activities	(5,608)	(6,667)	(9,231)
Effect of exchange rate changes on cash and cash equivalents
Net cash flow change during the year	384	(2,736)	(6,068)
Bank deposits January 1	12,496	15,231	21,299
Bank deposits December 31	12,880	12,496	15,231

INDEX TO FINANCIAL STATEMENTS

UNAUDITED INTERIM FINANCIAL STATEMENTS OF NORDIC REALTY TRUST, INC.	Page(s)
Unaudited Interim Balance Sheet as of September 30, 2015	F-2
Notes to the Unaudited Interim Balance Sheet	F-3

Nordic Realty Trust, Inc.
Interim Balance Sheet
(unaudited)
September 30, 2015

	September 30, 2015	August 14, 2015
Assets
Cash	$1,000	$1,000
Total assets	$1,000	$1,000

Liabilities and stockholder’s equity
Liabilities
Total liabilities	$—	$—
Commitments and contingencies

Stockholder’s equity
Preferred stock, $0.001 par value; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 450,000,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid-in capital	1,000	1,000
Total stockholder’s equity	1,000	1,000
Total liabilities and stockholder’s equity	$1,000	$1,000

See accompanying notes to the balance sheet

Nordic Realty Trust, Inc.
Notes to the Interim Balance Sheet
(unaudited)
September 30, 2015

1.	ORGANIZATION AND FORMATION OF THE COMPANY

Nordic Realty Trust, Inc. (the “Company”) was organized in Maryland on July 17, 2015. Under the Articles of Incorporation, the Company is authorized to issue up to 450,000,000 shares of common stock. The sole stockholder of the Company is an affiliate of the Company. The founder’s initial capital contribution to the Company was $1,000, made on August 14, 2015.

The Company intends to conduct an initial public offering of common stock. Proceeds from the offering will be used primarily to acquire, own, lease, manage and redevelop office and industrial properties located in Norway, Sweden and Denmark.

Substantially all properties will be owned through an Operating Partnership which will be a subsidiary of the Company. The Operating Partnership had not yet been established as of the balance sheet date.

The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code for US federal income tax purposes.

As of September 30, 2015, the Company had not purchased or contracted to purchase any properties or other investments. Also as of September 30, 2015, the Manager had not identified any properties or other investments in which it is probable that the Company or the Operating Partnership will invest. As of September 30, 2015, the Company had not commenced substantial operations; accordingly, no statement of income or statement of cash flows is presented.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet and accompanying notes. Actual results could materially differ from those estimates.

Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. The Company’s cash and cash equivalents balance may exceed federally insurable limits. The Company intends to mitigate this risk by depositing funds with a major financial institution; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. There were no restrictions on the use of the Company’s cash and cash equivalents as of September 30, 2015.

3.	STOCKHOLDER’S EQUITY

Under the Articles of Incorporation of the Company, the total number of shares of capital stock authorized for issuance is 500,000,000 shares, consisting of 450,000,000 shares of common stock and 50,000,000 shares of preferred stock, each as defined by the Company’s Articles of Incorporation.

The shares of common stock have a par value of $0.001 per share and entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock has no preferences or pre-emptive, conversion or exchange rights. As of September 30, 2015, the Company had issued 100 shares of common stock.

As of September 30, 2015, no shares of the Company’s preferred stock were issued and outstanding.

4.	RELATED PARTY TRANSACTIONS

Subject to certain restrictions and limitations, the business of the Company will be externally managed by C-QUADRAT Real Estate Manager S.àr.l. (the “Manager”), pursuant to a management agreement between the

GP subsidiary and the Manager. This management agreement had not yet been executed as of September 30, 2015 and no fees had been incurred by the Company pursuant to this agreement.

As of September 30, 2015, costs related to the Company’s stock offering as well as organization costs have been incurred with respect to the Company by an affiliate of the Manager. These costs are not recorded on the balance sheet of the Company. Upon successful completion of the initial public offering, the affiliated entity will seek reimbursement from the Company for these costs. Costs to be incurred in connection with the Company’s stock offerings, including legal fees and underwriting commissions, will be reflected as a reduction of additional paid-in capital. Costs incurred to organize the Company will be expensed as incurred.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Nordic Realty Trust, Inc.

We have audited the accompanying balance sheet of Nordic Realty Trust, Inc. as of August 14, 2015. The balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Nordic Realty Trust, Inc. at August 14, 2015 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
London, United Kingdom
October 6, 2015

Nordic Realty Trust, Inc.
Balance Sheet
August 14, 2015

Assets
Cash	$1,000
Total assets	$1,000

Liabilities and stockholder’s equity
Liabilities
Total liabilities	$—
Commitments and contingencies
Stockholder’s equity
Preferred stock, $0.001 par value; 50,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $0.001 par value; 450,000,000 shares authorized, 100 shares issued and outstanding	—
Additional paid-in capital	1,000
Total stockholder’s equity	1,000
Total liabilities and stockholder’s equity	$1,000

See accompanying notes to the balance sheet

Nordic Realty Trust, Inc.
Notes to the Balance Sheet
August 14, 2015

1.	ORGANIZATION AND FORMATION OF THE COMPANY

Nordic Realty Trust, Inc. (the “Company”) was organized in Maryland on July 17, 2015. Under the Articles of Incorporation, the Company is authorized to issue up to 450,000,000 shares of common stock. The sole stockholder of the Company is an affiliate of the Company. The founder’s initial capital contribution to the Company was $1,000, made on August 14, 2015.

The Company intends to conduct an initial public offering of common stock. Proceeds from the offering will be used primarily to acquire, own, lease, manage and redevelop office and industrial properties located in Norway, Sweden and Denmark.

Substantially all properties will be owned through an Operating Partnership which will be a subsidiary of the Company. The Operating Partnership had not yet been established as of the balance sheet date.

The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code for US federal income tax purposes.

As of August 14, 2015, the Company had not purchased or contracted to purchase any properties or other investments. Also as of August 14, 2015, the Manager had not identified any properties or other investments in which it is probable that the Company or the Operating Partnership will invest. As of August 14, 2015, the Company had not commenced substantial operations; accordingly, no statement of income or statement of cash flows is presented.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet and accompanying notes. Actual results could materially differ from those estimates.

Cash

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. The Company’s cash and cash equivalents balance may exceed federally insurable limits. The Company intends to mitigate this risk by depositing funds with a major financial institution; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. There were no restrictions on the use of the Company’s cash and cash equivalents as of August 14, 2015.

3.	STOCKHOLDER’S EQUITY

Under the Articles of Incorporation of the Company, the total number of shares of capital stock authorized for issuance is 500,000,000 shares, consisting of 450,000,000 shares of common stock and 50,000,000 shares of preferred stock, each as defined by the Company’s Articles of Incorporation.

The shares of common stock have a par value of $0.001 per share and entitle the holders to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the board of directors in accordance with the Maryland General Corporation Law and to all rights of a stockholder pursuant to the Maryland General Corporation Law. The common stock has no preferences or pre-emptive, conversion or exchange rights. As of August 14, 2015, the Company had issued 100 shares of common stock.

As of August 14, 2015, no shares of the Company’s preferred stock were issued and outstanding..

4.	RELATED PARTY TRANSACTIONS

Subject to certain restrictions and limitations, the business of the Company will be externally managed by C-QUADRAT Real Estate Manager S.à r.l. (the “Manager”), pursuant to a management agreement between the GP subsidiary and the Manager. This management agreement had not yet been executed as of the balance sheet date. As of August 14, 2015 no fees had been incurred by the Company pursuant to this agreement.

As of August 14, 2015, costs related to the Company’s stock offering as well as organization costs have been incurred with respect to the Company by an affiliate of the Manager. These costs are not recorded on the balance sheet of the Company. Upon successful completion of the initial public offering, the affiliated entity will seek reimbursement from the Company for these costs. Costs to be incurred in connection with the Company’s stock offerings, including legal fees and underwriting commissions, will be reflected as a reduction of additional paid-in capital. Costs incurred to organize the Company will be expensed as incurred.

Through and including           , 2016 (the 25th day after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

5,000,000 Shares

NORDIC REALTY TRUST, INC.

Common Stock

Prospectus

               , 2016

Book-Running Manager

Wunderlich

Co-Lead Managers

Compass Point
Janney Montgomery Scott
JMP Securities
Nomura

Co-Managers

Ladenburg Thalmann
National Securities Corporation
Boenning & Scattergood, Inc.